AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 1999

                                                REGISTRATION NO. 333-71359

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              -------------------

                            AMENDMENT NO. 1 TO

                                 FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------
                                  WEBMD, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        GEORGIA                      7375                   58-2277528
            (PRIMARY STANDARD INDUSTRIALCLASSIFICATION CODE NUMBER)
                                                         (I.R.S. EMPLOYER
    (STATE OR OTHER                                   IDENTIFICATION NUMBER)
      JURISDICTION
   OFINCORPORATION OR         -------------------
     ORGANIZATION)
                            400 THE LENOX BUILDING
                            3399 PEACHTREE ROAD NE
                            ATLANTA, GEORGIA 30326
                                (404) 479-7600
                          (404) 479-7651 (FACSIMILE)
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------
                               JEFFREY T. ARNOLD
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  WEBMD, INC.
                            400 THE LENOX BUILDING
                            3399 PEACHTREE ROAD NE
                            ATLANTA, GEORGIA 30326
                                (404) 479-7600
                          (404) 479-7651 (FACSIMILE)
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                              -------------------
                                  COPIES TO:
         GLENN W. STURM, ESQ.                   NORA L. GIBSON, ESQ.
        JAMES WALKER IV, ESQ.                 MICHAEL A. ZUERCHER, ESQ.
       TERRESA R. TARPLEY, ESQ.                PETER S. BUCKLAND, ESQ.
 NELSON MULLINS RILEY & SCARBOROUGH,       BROBECK, PHLEGER & HARRISON LLP
                L.L.P.                           SPEAR STREET TOWER
    FIRST UNION PLAZA, SUITE 1400                    ONE MARKET
      999 PEACHTREE STREET, N.E.           SAN FRANCISCO, CALIFORNIA 94105
        ATLANTA, GEORGIA 30309                     (415) 442-0900
            (404) 817-6000                   (415) 442-1010 (FACSIMILE)
      (404) 817-6050 (FACSIMILE)
                              -------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                              -------------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                    PROPOSED
                                                    MAXIMUM
                                                   AGGREGATE
             TITLE OF EACH CLASS OF              OFFERING PRICE    AMOUNT OF
          SECURITIES TO BE REGISTERED                 (1)       REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, no par value.....................   $55,000,000     $15,290(/2/)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)Previously paid.
                              -------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN +
+OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE       +
+SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 26, 1999


                       [LOGO OF WEBMD, INC. APPEARS HERE}


                                        SHARES

                                  COMMON STOCK

  WebMD, Inc. is offering     shares of its Common Stock. This is our initial
public offering, and no public market currently exists for our shares. We have applied for approval for quotation on the Nasdaq National Market under the symbol "WBMD" for the shares we are offering. We anticipate that the initial
public offering price will be between $    and $   .

                                --------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                                --------------

                                                                 PER SHARE TOTAL
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to WebMD...............................................   $       $

  THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  Certain Selling Shareholders have granted the underwriters a 30-day option to
purchase up to an additional     shares of Common Stock to cover any over-
allotments. If the Underwriters exercise this right in full, the Public
Offering Price will total $   , the Underwriting Discounts and Commissions will
total $   , the Proceeds to WebMD will total $   and the Proceeds to the
Selling Shareholders will total $   . BancBoston Robertson Stephens Inc.
expects to deliver the shares of Common Stock to purchasers on    , 1999.

                                --------------

BANCBOSTON ROBERTSON STEPHENS

                                      HAMBRECHT & QUIST

                                                              E*TRADE SECURITIES

                  The date of this Prospectus is       , 1999.

                  [ARTWORK TO BE INCLUDED WILL INCLUDE THE
                  COMPANY'S LOGO, SCREEN SHOTS OF THE
                  COMPANY'S WEB SITE, A DESCRIPTION OF
                  CERTAIN OF THE COMPANY'S SERVICE OFFERINGS
                  AND LOGOS OF CERTAIN OF THE COMPANY'S
                  STRATEGIC PARTNERS.]

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, THE "COMPANY," "WEBMD," "WE," "US" AND "OUR" REFER TO WEBMD, INC. AND ITS SUBSIDIARIES (UNLESS THE CONTEXT OTHERWISE REQUIRES).

  UNTIL        , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................   9
Use of Proceeds..........................................................  27
Dividend Policy..........................................................  27
Capitalization...........................................................  28
Dilution.................................................................  29
Selected Consolidated Financial Data.....................................  31
Unaudited Pro Forma Financial Information................................  33
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  37
Business.................................................................  46
Management...............................................................  60
Certain Transactions.....................................................  67
Principal and Selling Shareholders.......................................  69
Description of Capital Stock.............................................  70
Shares Eligible for Future Sale..........................................  75
Underwriting.............................................................  77
Legal Matters............................................................  78
Experts..................................................................  78
Additional Information...................................................  79
Index to Consolidated Financial Statements............................... F-1

                             ---------------------

  Unless otherwise indicated, all information in this prospectus assumes:

  (a) the conversion of each outstanding share of WebMD's Series B, C, D and E Common Stock and Series A, B and C Preferred Stock into one share of Common Stock upon the completion of this offering;

  (b) a     -for-1 stock dividend which we will declare prior to the
      effectiveness of this offering; and

  (c) that the underwriters do not exercise their over-allotment option and that no other person exercises any other outstanding option or warrant.

  WebMD SM, Web-MD SM and WebMD OnCall SM are service marks of the Company. We have applied for federal registration of "WebMD," "Web-MD" and "WebMD OnCall." This prospectus also refers to other trademarks and trade names of WebMD and other companies.

                                    SUMMARY

  This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, and you should consider the information set forth under "Risk Factors" and in the Consolidated Financial Statements and Notes, before deciding to invest in shares of our Common Stock. This prospectus contains forward-looking statements that involve risks and uncertainties. The words expects, intends, believes, anticipates, estimates, may, could, should, would, will, plans, hopes and similar expressions identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

                                  THE COMPANY

  We provide a branded, integrated, Web-based solution for the administrative, communications and information needs of healthcare professionals and for the healthcare information needs of consumers. Our Web destination consists of two distinct, linked Web sites -- a subscription-based site for healthcare professionals and our free Health and Wellness Center site for consumers. WebMD is a single point of access to electronic data interchange services, enhanced communications services, branded healthcare content and other Web-based offerings. For healthcare professionals, we designed WebMD to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use Web-based solution. For consumers, WebMD provides premium, branded content to assist consumers in making informed healthcare decisions, personalized information about specific health conditions targeted according to the medical profiles of individual consumers, and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the Web. We commercially launched WebMD in October 1998, and as of September 30, 1998 we had not generated any revenues from our Internet operations.

  Increasing concern over the rising cost of healthcare in the United States has caused a shift from fee-for-service reimbursement to managed care forms of reimbursement such as capitation and fixed fees. These changes have led many of the approximately 730,000 physicians in the United States to seek ways to improve practice efficiency. Many healthcare professionals are intensive users of administrative, communications and information services, such as electronic data interchange services, transcription services, after-hours answering services, paging, voice mail and medical references. However, these services often are provided by multiple vendors, are not integrated, require users to become familiar with multiple devices and are invoiced separately. We believe that a significant opportunity exists for healthcare professionals to use the Internet to increase practice efficiency, achieve measurable cost savings and improve the quality of patient care.

  Health and medical information is one of the fastest growing areas of interest on the Internet. According to Media Metrix, an independent Web research company, healthcare-related content was the second most popular subject of Web-based information retrieval searches in 1997. According to Cyber Dialogue, an independent research company, approximately 70% of the persons searching for health and medical information on the Internet believe the Internet empowers them by providing them with information before and after they go to a doctor's office. Cyber Dialogue also indicates that during the 12-month period ended July 1998, approximately 17 million adults in the United States searched online for health and medical information, and approximately 50% of these individuals made offline purchases after seeking information online. Furthermore, Cyber Dialogue estimates that the number of adults in the United States searching for online health and medical information will grow to approximately 30 million in the year 2000, and they will spend approximately $150 billion for all types of health-related products and services offline. Accordingly, we believe that healthcare and pharmaceutical companies will increasingly attempt to influence the spending decisions of consumers through online advertising. An independent research company, Jupiter Communications, estimates that expenditures for online health and medical advertising will grow to approximately $265 million by 2002. We believe that the first company to establish clear brand leadership will have a significant opportunity to capitalize on multiple revenue opportunities, including recurring subscription, advertising and sponsorship revenue.

  The WebMD Web site is designed for both healthcare professionals and consumers. Healthcare professionals who subscribe to WebMD have access to multiple areas of the WebMD Web site, including the Office, Library, Supplies area, Classroom and Lounge. The Office provides access to insurance coverage verification and patient referrals via electronic data interchange, the Virtual Receptionist that integrates Web-based communication functions, including voice mail, e-mail, fax messaging and paging, a physician-only answering service and customized physician Web sites. The Library contains topical medical news, comprehensive physician reference databases, medical encyclopedias and journals and access to interactive dissectible anatomy software. The Supplies area provides access to online ordering of medical supplies and equipment from McKessonHBOC, the leading healthcare supply management company in North America. The Classroom offers online continuing medical education courses, which allow healthcare professionals to obtain required educational credits easily and conveniently. The Lounge provides access to online brokerage and banking services and to news, stocks, sports, travel and weather information. In addition, consumers have free access to WebMD's Health and Wellness Center, which includes premium and proprietary healthcare content, chat rooms, message boards, personalized healthcare information and e-mail updates.

  Our objective is to become the Web's premium brand for healthcare-related administrative, communications and information services. Key elements of our strategy include being first to market with an integrated solution for the administrative, communications and information needs of the healthcare industry, building recognition of our brand, leveraging our strategic relationships and the sales forces of our strategic distribution partners, enhancing the WebMD offerings, engaging in complementary acquisitions of technologies, products and services and capitalizing on multiple revenue opportunities. We believe that we have competitive advantages due to our strategic relationships and integrated, easy-to-use, Web-based solution. We are currently engaged in a marketing and advertising campaign to increase awareness of the WebMD brand among healthcare professionals and consumers, and we have entered into strategic relationships with healthcare and online market leaders to assist us in rapidly distributing WebMD and building brand awareness.

OUR DISTRIBUTION PARTNERS

  We have established strategic distribution relationships with healthcare and online industry leaders and intend to enter into additional strategic relationships in the future. Our current relationships include the following:

    MCKESSONHBOC    McKesson HBOC, Inc. is the leading healthcare supply
                    management company in North America and is also the leading provider of integrated patient care, clinical, financial, managed care and strategic management software solutions to the healthcare industry. McKessonHBOC has installed healthcare information systems in approximately 52% of the U.S. community hospitals with over 100 beds. McKessonHBOC has agreed to place or pay for a certain number of WebMD subscriptions, subject to certain conditions, to integrated delivery networks, acute care hospitals, long-term and alternate site care facilities, physician offices, pharmacies, pharmaceutical and biotechnology companies and medical and surgical supply manufacturers.


    ENVOY ENVOY Corporation is a leading provider of electronic data interchange and transaction processing services. ENVOY's transaction network, which processed approximately 984 million transactions in the 12 months ended March 31, 1998, includes approximately 200,000 physicians, 4,500 hospitals and 811 payors. ENVOY has agreed to use its direct and indirect sales force to market WebMD.

    MEDQUIST MedQuist, Inc. is a leading national provider of electronic transcription and document management services to the healthcare industry. MedQuist operates more than 50 client centers in 24 states and employs over 2,400 trained transcriptionists to serve 500 clients. MedQuist's clients consist primarily of hospitals and medical centers, and also include other non-hospital healthcare providers, such as managed care providers, surgical centers, outpatient clinics and physician groups. Through Transcriptions, Ltd., a wholly owned subsidiary of MedQuist, MedQuist and we have agreed to jointly promote our respective services, including Transcriptions' agreement to place or pay for a certain number of WebMD subscriptions, subject to certain conditions.

    DUPONT DuPont's Life Sciences division consists of agricultural products and pharmaceuticals, which includes DuPont's 50% interest in The DuPont Merck Pharmaceutical Co. DuPont has agreed to place or pay for a certain number of WebMD subscriptions, subject to certain limitations.

    DEPUY ORTHOPAEDICS
                    DePuy Orthopaedics, Inc., a Johnson & Johnson company, is a leading manufacturer and distributor of orthopaedic devices and supplies. DePuy has agreed to market WebMD to its existing customer base of orthopaedic specialists.

    E*TRADE E*TRADE Group, Inc. is a leading provider of branded online investing services. E*TRADE was recently named the best overall online investing service by Gomez Advisors, a leading independent advisory firm devoted to the online consumer services market. As part of a limited promotional offer, E*TRADE has agreed to purchase WebMD subscriptions for physicians who open E*TRADE accounts.

    COMPUSERVE      CompuServe Interactive Services, Inc., a subsidiary of
                    America Online, Inc. and a leading provider of Internet access to consumers, had approximately two million users as of August 1998. CompuServe has agreed to feature WebMD as the anchor tenant on its Web site's Health Channel.

    CNN CNN Interactive, a division of Cable News Network, Inc., has agreed to position and promote WebMD as its premier provider of content for CNN's Health Section on CNN's flagship Web site, "cnn.com."

OUR SERVICE AND CONTENT PROVIDERS

  We have entered into strategic relationships to obtain premium services and content to be offered through WebMD. We provide most of our services through these relationships, including electronic data interchange services from ENVOY Corporation, enhanced communications from Premiere Technologies, Inc. and Web site development from iXL Holdings, Inc. We also provide access to personalized proprietary healthcare content through our recent acquisitions and premium healthcare content under our agreements with various content providers. We intend to introduce additional content and enhanced services, including Web-enabled medical transcription services through our strategic relationship with MedQuist, Inc.

                              RECENT DEVELOPMENTS

  Recent Sales of Securities. We recently sold an aggregate of 860,000 shares of our Series B Preferred Stock to five investors, including 650,000 shares to HBO & Company of Georgia, a wholly owned subsidiary of McKesson HBOC, Inc., and 100,000 shares to an affiliate of Kelso & Company, for an aggregate purchase price of $17.2 million. We also recently sold an aggregate of 828,750 shares of our Series C Preferred Stock to 15 investors, including Trigon Healthcare, Inc., an affiliate of Premier, Inc., Tenet Healthcare Corporation and principals of Gleacher NatWest, Inc., for an aggregate purchase price of $16.6 million. Pursuant to our advisory services agreement with Gleacher NatWest, we granted Gleacher NatWest warrants to purchase 750,000 shares of our Series D Common Stock at an exercise price of $20.00 per share in lieu of a cash payment for such services. We also recently issued 180,000 shares of our Series C Preferred Stock to E.I. du Pont de NeMours and Company in exchange for content provided by DuPont in lieu of a cash payment for such content. Furthermore, we recently made a strategic investment in Nationwide Medical Services, Inc. a/k/a J&C Nationwide through the issuance of 100,000 shares of our Series D Common Stock, and we have agreed to Web-enable J&C Nationwide's services and to create a physicians' career and placement center within WebMD.

  Sapient Acquisition. On January 25, 1999, we acquired all of the outstanding capital stock and converted certain debt of Sapient Health Network, Inc. ("SHN") in exchange for approximately 1,619,000 shares of our Series B Preferred Stock. In addition, we converted existing SHN options and warrants into options and warrants to acquire approximately 131,000 shares of our Series B Preferred Stock. At closing, we also paid certain liabilities of SHN. SHN builds and manages Web-based communities targeted at healthcare consumers and sells market research and data products, advertising sponsorships and other online services. SHN currently manages 10 online health communities with members holding over 130,000 distinct e-mail addresses. These communities encompass a variety of chronic health conditions including hepatitis C, breast cancer, diabetes and cardiovascular disease. SHN's Web site also includes the Women's Health Place, which covers eight distinct women's health topics. SHN's Web site is driven by proprietary, patent-pending personalization technology which allows registered members free access to premium health content, chat rooms, message boards and e-mail updates, each tailored to their unique medical profiles. Business Week recently named SHN's Web site one of the best Web sites of 1998. In addition, SHN has participated in a number of marketing and sponsorship programs with leading companies in the pharmaceutical and healthcare industries, including Amgen, Johnson & Johnson, SmithKline Beecham and Eli Lilly.

  Direct Medical Knowledge Acquisition. On January 22, 1999, we acquired all of the outstanding capital stock and converted certain debt of Direct Medical Knowledge, Inc. ("DMK") in exchange for approximately 494,000 shares of our Series B Preferred Stock. In addition, we converted existing DMK options and warrants into options and warrants to acquire approximately 131,000 shares of our Series B Preferred Stock. At closing, we also paid certain liabilities of DMK. DMK is a publisher of healthcare information that provides in-depth, personalized health and medical information to consumers via the Internet. DMK has an electronic library of healthcare information which is customized for its individual consumers through its proprietary personalization software. DMK's main customers are Blue Cross Blue Shield of Minnesota and Blue Shield of California, other large managed care organizational and hospital systems.

  certifiedemail.com Acquisition. On December 31, 1998, we acquired substantially all of the assets and assumed certain liabilities of certifiedemail.com, Inc. in exchange for 50,000 shares of our Series D Common Stock. certifiedemail.com provides secure delivery and confirmation of receipt of electronic mail. We plan to use the certifiedemail.com system to allow healthcare professionals to confidentially communicate with each other and with patients.

                              --------------------

  WebMD was incorporated in Georgia on October 17, 1996 under the name Endeavor Technologies, Inc., and we changed our name to WebMD, Inc. in August 1998. Our principal executive offices are located at 400 The Lenox Building, 3399 Peachtree Road NE, Atlanta, Georgia 30326, and our telephone number is
(404) 479-7600.

                                  THE OFFERING

Common Stock offered by WebMD..............      shares
Common Stock to be outstanding after this
  offering.................................      shares (1)
Use of proceeds............................ Developing and deploying WebMD, funding operating losses and for working capital and
                                            general corporate purposes.
Proposed Nasdaq National Market symbol..... WBMD

--------
(1) The number of shares of Common Stock to be outstanding after this offering is based on the number of shares outstanding as of January 27, 1999 and does not include the following:
  . 5,396,211 shares subject to options outstanding as of January 27, 1999, at a weighted average exercise price of $9.79 per share;
  . 1,031,868 shares that could be issued under WebMD's Amended and Restated 1997 Stock Incentive Plan;
  .  775,000 shares that could be issued under WebMD's Director Option Plan;
  . 1,886,148 shares subject to warrants outstanding as of January 27, 1999, at a weighted average exercise price of $13.15 per share; and
  . 150,000 shares and 30,000 shares that are issuable to HBO & Company of Georgia, a wholly owned subsidiary of McKesson HBOC, Inc., and Matria Healthcare, Inc., respectively, if this offering is not completed at a price of at least $18.00 per share on or before May 22, 1999 or March 1, 1999, as the case may be.

                              --------------------

  This prospectus includes statistical data regarding the Internet industry. Such data are taken or derived from information published by sources including Media Metrix, Inc., Cyber Dialogue Inc. and Jupiter Communications, LLC, media research firms specializing in market and technology measurement on the Internet, and International Data Corporation, a provider of market and strategic information for the technology industry. Although we believe that such data are generally indicative of the matters reflected therein, such data are inherently imprecise, and we caution you not to place undue reliance on such data.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                          ------------------------------------- -----------------------------
                                                        PRO                            PRO
                                                       FORMA                          FORMA
                           1995    1996     1997     1997 (1)    1997       1998     1998 (1)
                          ------  -------  -------  ----------- -------  ----------- --------
                                                    (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $   --  $    --  $    --   $    678   $    --   $     75   $    616
Operating loss..........      --       --   (2,594)   (23,835)   (1,370)   (14,441)   (31,260)
Net loss................     (39)  (1,682)  (4,349)   (24,551)   (2,401)    (7,829)   (31,739)
Net loss per share (ba-
 sic and diluted):
 Continuing operations..  $   --  $    --  $ (0.40)  $  (2.96)  $ (0.23)  $  (1.25)  $  (2.70)
 Discontinued operations
  (2)...................   (0.04)   (0.64)   (0.12)        --     (0.07)      0.66         --
 Extraordinary loss on
  early extinguishment
  of notes payable......      --       --       --         --        --      (0.08)        --
                          ------  -------  -------   --------   -------   --------   --------
Net loss per share (3)..  $(0.04) $ (0.64) $ (0.52)  $  (2.96)  $ (0.30)  $  (0.67)  $  (2.70)
                          ======  =======  =======   ========   =======   ========   ========
Weighted average shares
 outstanding (3)........   1,000    2,612    8,300      8,300     7,918     11,750     11,750
                          ======  =======  =======   ========   =======   ========   ========
Pro forma net loss per
 share (4)..............                             $  (2.36)                       $  (2.27)
                                                     ========                        ========
Pro forma weighted
 average shares
 outstanding (4)........                               10,417                          13,972
                                                     ========                        ========

                                                 AS OF SEPTEMBER 30, 1998
                                           -------------------------------------
                                                                    PRO FORMA
                                           ACTUAL  PRO FORMA (1) AS ADJUSTED (5)
                                           ------- ------------- ---------------
                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents................. $11,737   $ 44,829        $
Working capital...........................  13,346     45,929
Total assets..............................  17,222    102,046
Total shareholders' equity................  15,555     97,830

--------
(1) The pro forma statement of operations data reflect the acquisition of SHN and DMK as if each had occurred on January 1, 1997, and the pro forma balance sheet data give effect to these acquisitions and the sale of 860,000 shares of Series B Preferred Stock and 828,750 shares of Series C Preferred Stock as if each had occurred on September 30, 1998. The pro forma revenues include shareholder revenues of $424 and $104 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. For further information, see "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) WebMD was incorporated in October 1996. In March 1997, our subsidiary merged with Endeavor Technologies, Inc., a provider of cardiac monitoring services. We have included Endeavor's statement of operations data for all periods presented. Effective as of July 1, 1998, we sold substantially all of our cardiac monitoring assets to Matria Healthcare, Inc. Our financial statements reflect the cardiac monitoring operations as discontinued operations for all periods and dates prior to such sale of assets. In addition, on July 1, 1997, we sold our subsidiary, UltraScan, Inc.
(3) Basic and diluted net loss per share was determined using all classes of our common stock outstanding during each period. It does not include the conversion of preferred stock. Options or warrants to purchase common stock were also not included as they are anti-dilutive.
(4) Weighted average shares used in calculating pro forma information include those described in footnote 3 above, and assumes the weighted average conversion of preferred stock of 2,117,103 for the year ended December 31, 1997 and 2,918,103 for the nine months ended September 30, 1998.
(5) Gives effect to the sale by us of     shares of Common Stock offered hereby
    at an assumed initial offering price of $   , after deducting estimated
    underwriting discounts and commissions and estimated offering expenses. For further information, see "Use of Proceeds."

                                 RISK FACTORS

  You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the trading price of our Common Stock could decline, and you could lose part or all of your investment. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us, or that we currently think are immaterial, may also impair our business operations.

  This prospectus also contains forward-looking statements which involve risks and uncertainties. These forward-looking statements are identified by words such as expects, intends, believes, anticipates, estimates, may, could, should, would, will, plans, hopes and similar expressions. Our actual results may differ materially from the results anticipated by these forward-looking statements due to certain factors, including the risks described below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY AND ARE TRANSITIONING TO A NEW BUSINESS
MODEL

  We were incorporated in October 1996. Until July 1998, we generated revenues exclusively from our cardiac monitoring operations, which we sold in July 1998. We are now in the process of transitioning from our former cardiac monitoring business to our new business which is focused on providing Web-based administrative, communications and information services to healthcare professionals and healthcare information to consumers. We commercially launched WebMD in October 1998. As of September 30, 1998, we had not generated any revenues from our Internet operations. Therefore, we do not have an operating history upon which you can evaluate us and our prospects, and you should not rely upon our past performance to predict our future performance. In transitioning to our new business model, we are substantially changing our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, competition from a wider range of sources, the need to develop strategic relationships and other risks described below. We cannot guarantee that we will be able to successfully transition to our new business model.

OUR SERVICES ARE NEW AND OUR INDUSTRY IS EVOLVING

  You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. To be successful in this market, we must, among other things:

  .   develop and introduce functional and attractive service offerings;

  .   attract and maintain a large base of subscribers and consumers;

  . increase awareness of our brand and develop subscriber and consumer loyalty;

  . provide desirable services and compelling and original content to subscribers at attractive prices;

  . establish and maintain strategic relationships with distribution partners and service and content providers;

  . establish and maintain relationships with sponsors and with advertisers and their advertising agencies;

  .   respond to competitive and technological developments;

  .   build an operations structure to support our business; and

  .   attract, retain and motivate qualified personnel.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and operating results.

  Our WebMD services are new and were only commercially launched in October 1998, and most of our consumer services were only recently acquired. We are not certain that these services will function as anticipated or be desirable to our intended market. We have changed our service offerings frequently in the past, and we expect to continue to change them in the future. Also, some of our services have limited functionalities which may limit their appeal to subscribers and consumers and put us at a competitive disadvantage. For example, we do not currently provide a site-wide search capability on our Web site, and our electronic data interchange ("EDI") services do not include claims processing. If our current or future services fail to function properly or if WebMD does not achieve or sustain market acceptance, we could lose subscribers or could be subject to claims which could have a material adverse effect on our business, financial condition and operating results.

  The Internet market is at an early stage of development, rapidly evolving and characterized by an increasing number of market entrants who have introduced or developed competing products and services. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for WebMD is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. We cannot guarantee that a market for WebMD will develop or that demand for our services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, our business, financial condition and operating results would be materially adversely affected.

WE ANTICIPATE SIGNIFICANT FUTURE LOSSES AND ARE UNABLE TO ACCURATELY FORECAST OUR REVENUES

  We have incurred net operating losses and negative cash flows from operating activities from our inception. As of September 30, 1998, we had an accumulated deficit of $13.9 million. We have not achieved profitability, and we expect to incur increasing net operating losses and negative cash flows for the foreseeable future. We will incur direct expenses associated with the development and deployment of WebMD and our branding campaign and indirect expenses from promotional arrangements with certain of our distribution partners. Our agreements and promotional arrangements with distribution partners and service and content providers require us to pay consideration in various forms, including the payment of royalties, license fees and certain other significant guaranteed amounts on a per subscriber and/or a minimum dollar amount basis over terms ranging from one to three years, whether or not services are used under these agreements. As of January 27, 1999, under our current promotional arrangements, we estimate that these aggregate guaranteed payments will exceed $13.9 million for the year ending December 31, 1999. In addition, certain promotional arrangements and content agreements require us to make payments that vary based on usage by subscribers. We intend to enter into additional arrangements with current and future strategic partners that will require us to pay consideration in various forms in amounts that may significantly exceed the amounts we are required to pay under our current arrangements. We may also offer promotional packages of hardware and software to subscribers at subsidized prices. These guaranteed payments, promotions and other arrangements may require us to incur significant expenses, and we cannot guarantee that we will generate sufficient revenues to offset these expenses. We intend to use a significant portion of the proceeds from this offering to fund our branding campaign and these promotional arrangements and subsidies. We cannot be certain that we can achieve sufficient revenues in relation to our expenses to ever become profitable. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

  Our promotional arrangements and subsidies currently require, and future arrangements may require, us to pay amounts in lump sums upon the acquisition of a subscriber that we will only recoup if the subscriber maintains a subscription and pays all required subscription fees for an extended period of time. For example, under our current promotional arrangement with McKesson HBOC, Inc. ("McKessonHBOC"), we have agreed to reimburse McKessonHBOC for license fees otherwise payable by users of one of its products if McKessonHBOC successfully markets WebMD to these users or, in the alternative, we have agreed to fund a rebate toward the purchase of medical supplies that are purchased through WebMD by subscribers obtained by McKessonHBOC. These subscribers may cancel their subscriptions after 12 months, in which case we would not recover the cost of the promotion. In addition, we cannot guarantee that these subscribers will honor their contracts or pay any early termination fee, if required. Accordingly, we cannot guarantee that we will generate sufficient revenue from subscribers we obtain through current or future promotional arrangements to recoup the cost of the promotion. We also cannot guarantee that subscribers we obtain through promotional arrangements will actually use WebMD. Therefore, our number of paying subscribers may not be indicative of the level of usage of WebMD, and we expect the level of usage of WebMD to be a primary factor in determining the amount of advertising revenue that we can derive from WebMD.

  We have accounted for the recent acquisitions of certifiedemail.com Inc. ("certifiedemail.com"), SHN and DMK (collectively, the "Acquisitions") using the purchase method of accounting. As a result of the SHN and DMK acquisitions, we intend to record an aggregate of $45.9 million in goodwill beginning in the first quarter of 1999, which will be amortized on a straight-line basis over a three-year period, and the Company is evaluating any additional charges that may be required with regard to valuation and other procedures to be performed with respect to the SHN and DMK acquisitions. Most acquisitions of software and professional services companies involve the purchase of significant amounts of intangible assets. Therefore, acquisitions of such businesses often result in significant goodwill being recorded and significant amortization charges and may also result in charges for research and development projects. If we were to incur additional charges for acquired in-process research and development or amortization of goodwill with respect to current or future acquisitions, our business, financial condition and operating results could be materially and adversely affected.

  As a result of the limited operating history of our Internet operations, the recent disposition of our cardiac monitoring operations, the recent Acquisitions and the emerging nature of the markets in which we intend to compete, we are unable to forecast our revenues with any degree of certainty. Our current and projected expense levels are based largely on our estimates of future revenues and are mostly fixed. We expect our expenses to increase significantly in the future as we continue to incur significant sales and marketing, product development and administrative expenses. The success of our business depends on our ability to increase our revenues to offset our expenses. We cannot guarantee that we will be able to generate sufficient revenues to offset our operating expenses or the costs of our promotional packages or subsidies or that we will be able to achieve or maintain profitability. If our revenues fall short of our projections, our business, financial condition and operating results would be materially adversely affected. We may also need to raise additional capital through public or private debt or equity financings to fund the deployment of WebMD. However, we cannot guarantee that we will be able to raise additional capital on terms favorable to us or at all.

OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY

  We expect our quarterly revenues, expenses and operating results to fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

  .   the number of WebMD subscribers and consumers;

  . the level of traffic on our Web site and the level of usage of the Internet generally;

  .   our ability to establish and strengthen brand awareness;

  . our success, and the success of our strategic partners, in distributing WebMD;

  . the addition or loss of service or content providers, advertisers or sponsors on our Web site;

  .   our ability to upgrade our Web site;

  . the amount and timing of the costs relating to our marketing efforts or other initiatives;

  .   the timing of contracts with strategic partners and other parties;

  . fees we may pay for distribution, service or content agreements and promotional arrangements or other costs we incur as we expand our operations;

  . our ability to integrate the Acquisitions successfully and to identify, acquire and integrate other suitable acquisition candidates;

  .   the timing of charges related to acquisitions;

  .   the level of acceptance of the Internet by the healthcare industry;

  . our ability to compete in a highly competitive market, and the introduction of new sites and services by us or our competitors;

  . technical difficulties, system downtime, undetected software errors and other problems affecting the Internet generally or the operation of our Web site; and

  . economic conditions specific to the Internet and online media and general economic conditions.

  We base our expenses to a significant extent on our expectations of future revenues. Most of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than we expect. Moreover, in an attempt to enhance our long-term competitive position, we may from time to time make decisions regarding pricing, marketing, services and technology that could have a near-term material adverse effect on our business, financial condition and operating results. Due to the foregoing factors, we believe that quarter to quarter comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results will fall below the expectations of securities analysts or investors in some future quarter. In such event, the trading price of our Common Stock would likely decline, perhaps significantly. For more information, see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKET ACCEPTANCE OF WEBMD IS UNCERTAIN

  WebMD integrates administrative, communications and information services for the healthcare industry. We cannot guarantee that participants in the healthcare industry will accept WebMD, or even the Internet, as a replacement for traditional sources of these services. Market acceptance of WebMD will depend upon continued growth in the use of the Internet generally and, in particular, as a source of administrative, communications and information services for the healthcare industry. The Internet may not prove to be a viable channel for these services due to inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for the transmission of confidential healthcare information, implementation of competing technologies, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, governmental regulation or other reasons. The acceptance of WebMD for administrative, communications and information services by healthcare professionals will require a broad acceptance of new methods of conducting business and exchanging information. Our future financial success will depend upon our ability to attract and retain subscribers and consumers and sell communications services, advertising and sponsorships on our Web site. The failure of WebMD to achieve market acceptance would have a material adverse effect on our business, financial condition and operating results.

WE MUST ESTABLISH, MAINTAIN AND STRENGTHEN THE WEBMD BRAND

  In order to increase our subscriber and consumer bases and expand our online traffic, we must establish, maintain and strengthen the WebMD brand. For us to be successful in establishing our brand, (a) healthcare professionals must, among other things, perceive us as offering quality, cost-effective administrative, communications and information services, (b) healthcare consumers must, among other things, perceive us as offering relevant, reliable healthcare information from trustworthy sources and (c) medical suppliers, pharmaceutical companies and other vendors to the healthcare community must, among other things, perceive our Web site as an effective marketing and sales channel for their products and services. We may need to substantially increase our marketing budget in our efforts to generate brand recognition and brand loyalty. Our business could be materially adversely affected if our marketing efforts are not productive or if we cannot increase our brand awareness. Further, our Web site will be more attractive to healthcare advertisers if we have a large audience of subscribers and consumers with demographic characteristics that advertisers perceive as favorable. Therefore, we intend to introduce additional or enhanced services in the future in an effort to retain our current subscribers and attract new subscribers. Our reputation and brand name could be adversely affected if we experience difficulties in introducing new services, if these services are not accepted by subscribers or consumers, if we are required to discontinue existing services or if our services do not function properly.

  We have applied for federal registration of the service marks "WebMD," "Web-MD" and "WebMD OnCall." By letter dated July 6, 1998, the United States Patent and Trademark Office (the "PTO") declined registration of "Web-MD" when used in connection with our services. Although we responded to the PTO's denial of registration and we believe it is likely that the "WebMD," "Web-MD" and "WebMD OnCall" marks will be accepted for registration by the PTO, we cannot guarantee that we will be able to secure registration of our "WebMD," "Web-MD" and "WebMD OnCall" marks. If we are required to change our corporate name and stop using the "WebMD" mark to identify our brand, such a name change could result in confusion to current and potential customers, or disrupt our business. Any of these potential effects could seriously harm our business, prospects, financial condition and operating results. In addition, we must successfully integrate the SHN and DMK marks into our WebMD service offerings. If we fail to successfully integrate the SHN and DMK marks, we may lose users of the SHN and DMK services. See "--We Must Protect Our Intellectual Property" for more information on issues associated with the registration of our trademarks.

WE MAY EXPERIENCE DIFFICULTY INTEGRATING RECENT ACQUISITIONS

  On January 25, 1999, we acquired SHN through a merger of SHN with one of our wholly owned subsidiaries. We also acquired DMK on January 22, 1999 through a merger with the same wholly owned subsidiary. On December 31, 1998, we acquired substantially all of the assets and assumed certain liabilities of certifiedemail.com. We must now integrate the technologies, service offerings, operations and systems of these companies with our own and attempt to grow the acquired businesses. As we have just begun this assimilation, our integration plans may materially change in the future. Potential challenges to the successful integration of the Acquisitions include, but are not limited to,
(a) our ability to migrate their members to our network, (b) our ability to market and sell these companies' services to users, (c) centralization and consolidation of financial, operational and administrative functions,
(d) elimination of unnecessary costs, (e) realization of economies of scale,
(f) the technological integration of these companies' services with ours and
(g) the integration of these companies' personnel with ours. We believe that the process of integrating the Acquisitions will be complex and will place significant demands on our management, technical, financial and other resources. We cannot guarantee that any of SHN, DMK or certifiedemail.com will be successfully integrated with our operations on schedule or at all. We also cannot guarantee that the Acquisitions will result in sufficient sales or earnings to justify our investment in, or our expenses related to, the Acquisitions or that any synergies will develop. The successful integration of the Acquisitions is critical to our future success.

WE MAY NOT BE ABLE TO MANAGE GROWTH

  Our growth has placed significant demands on all aspects of our business, including our administrative, technical and financial personnel and systems. Additional expansion may further strain our management, financial and other resources. We cannot guarantee that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. If we are unable to respond to and manage changing business conditions, then the quality of our services, our ability to retain key personnel and our results of operations could be materially adversely affected. Difficulties in managing continued growth could have a material adverse effect on our business, financial condition and operating results.

WE DEPEND ON OUR DISTRIBUTION PARTNERS

  A principal element of our strategy is the establishment and maintenance of strategic distribution relationships with other companies. We have entered into distribution relationships with several companies, and we intend to enter into additional relationships in the future. We have granted exclusive rights to market WebMD in certain markets, including the infertility, obstetrics, gynecology, cardiology, orthopaedics, cardiothoracic and medical supply markets. We have also agreed not to market WebMD through certain competitors of our strategic partners. We formed our existing relationships recently, and they have not yet produced significant revenues.

Although we view our distribution relationships as a key factor in our overall business strategy, our distribution partners may not view their relationships with us as significant to their own business, and they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit our distribution partners from competing against us directly or from contracting with our competitors. We cannot guarantee that any distribution partner will perform its obligations as agreed or contemplated or that we would be able to specifically enforce any distribution agreement. Our arrangements with our distribution partners generally do not establish minimum performance requirements, but instead rely on the voluntary efforts of our distribution partners. Therefore, we cannot guarantee that these relationships will be successful.

WE DEPEND ON OUR SERVICE PROVIDERS

  We rely on third party suppliers for almost all of the services provided through WebMD. The following are some of the risks we face through our service providers:

 EDI Services            ENVOY Corporation ("ENVOY") has the exclusive right,
                         subject to certain conditions and limitations, to provide EDI services through WebMD. ENVOY currently provides only eligibility verification, referral submission and referral inquiry services. Due to our agreement to use ENVOY exclusively for EDI services, we are limited to providing only those EDI services that ENVOY offers via the Internet and to providing
                         EDI connectivity only to the payors with which ENVOY has agreements. In addition, ENVOY's realtime electronic transaction services may be disrupted due to malfunctions in computer software or hardware or telecommunications services. ENVOY's services rely on a host computer system and a batch claims processing center, each of which is contained in a single data center facility without remote backup capabilities.
                         These centers are subject to power outages, natural disasters or similar events that could disable
                         ENVOY's systems.

 Communications Services Orchestrate.com, Inc. ("Orchestrate.com"), a
                         subsidiary of Premiere Technologies, Inc.
                         ("Premiere"), has the exclusive right, subject to certain conditions and limitations, to provide enhanced Web-based communications services through WebMD. The Orchestrate.com service, which we rely upon to provide our integrated suite of Web-based communications services, was commercially introduced in July 1998. We cannot guarantee that Orchestrate.com's services, particularly in light of their recent introduction and lack of testing in the marketplace, will function as anticipated. Orchestrate.com's services may also be subject to disruption due to software or hardware malfunctions, natural disasters, disruptions affecting interexchange and local exchange carriers or similar events.

 Internet Services       We have agreed to market CompuServe Interactive
                         Services, Inc. ("CompuServe") as our exclusive
                         Internet service provider ("ISP") for our subscribers who are in need of Internet software, Internet access and customer support. UUNET Technologies, Inc.
                         ("UNNET") provides dial up Internet access to our subscribers who are Internet ready but do not have an Internet account. Other ISPs and online service providers ("OSPs") also provide subscribers and Internet users access to our Web site. Subscribers and consumers may experience difficulties in accessing or using our Web site due to failures or delays related to ISPs or OSPs. iXL, Inc. ("iXL") provides Web site development and management services, including the hosting and development of customized physician Web sites.

 Other Services          E*TRADE Group, Inc. ("E*TRADE") has the exclusive
                         right to provide brokerage services and investment related products, excluding banking and insurance products, through WebMD. Transcriptions Ltd., a wholly owned subsidiary of MedQuist, Inc.
                         ("MedQuist"), has the exclusive right to provide transcription services through WebMD. Physicians Data
                         Network ("PDN") has the exclusive right to provide
                         EDI-based insurance claim fraud and abuse audit services through WebMD. We also have granted exclusive rights to providers of other services.

  Any problems with these or other services that result in interruptions of our services or a failure of our services to function as desired could cause subscriber and consumer complaints and attrition and could have a material adverse effect on our business, financial condition and operating results. We may have no means of replacing these services or, in the case of services which we are obligated to use exclusively, we may be prohibited from replacing these services, on a timely basis or at all, if such services are inadequate or in the event of a service interruption or failure.

WE DEPEND ON OUR CONTENT PROVIDERS

  We rely on independent content providers for the majority of the clinical, educational and other general healthcare information that is provided through WebMD. We have entered into strategic relationships with several companies to obtain content for WebMD, and we intend to enter into additional relationships in the future. Our success depends significantly on our ability to maintain our existing relationships with these content providers and to build new relationships with other content providers. Our agreements with content providers are short-term and non-exclusive. Termination of one or more significant content provider agreements would decrease the availability of healthcare-related news and information which we can offer our subscribers and consumers and could have a material adverse effect on our business, financial condition and operating results. Due to the non-exclusivity of our agreements with content providers, competitors offer, or could offer, content that is similar or the same as ours. To the extent that content providers, including but not limited to our current providers, offer information to users or our competitors at a lower cost, our business, financial condition and operating results could be materially adversely affected. In addition, we depend on the abilities of our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to subscriber and consumer demand and evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could result in subscriber and consumer dissatisfaction, could inhibit our ability to add subscribers and consumers and could dilute the WebMD brand name, each of which could have a material adverse effect on our business, financial condition and operating results.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS

  We regularly evaluate acquisition opportunities and, as a result, regularly engage in acquisition discussions, conduct due diligence activities in connection with possible acquisitions, and, where appropriate, engage in acquisition negotiations. Engaging in acquisitions, including the Acquisitions, involves numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of key employees of the acquired company and our inability to maintain subscribers or goodwill of the acquired businesses. Subscriber and consumer satisfaction or performance problems with an acquired business could also have a material adverse effect on our reputation as a whole which could result in a material adverse effect on our business, financial condition and operating results. In order to grow our business, we may continue to acquire businesses that we believe are complementary. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with our own, retain existing subscribers and customers and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

  Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition and operating results. We have taken, and in the future may take, charges in connection with acquisitions. We cannot guarantee that the costs and expenses incurred will not exceed the estimates upon which such charges are based.

WE FACE INTENSE COMPETITION AND RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE

  The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. We compete, directly and indirectly, for subscribers, consumers, content and service providers, advertisers, sponsors and acquisition candidates with the following categories of companies:

  . online services or Web sites targeted to the healthcare industry generally;

  . publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish Web sites;

  . general purpose consumer online services which provide access to healthcare-related content and services;

  . public sector and non-profit Web sites that provide healthcare information without advertising or commercial sponsorships;

  . vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and

  .   Web search and retrieval services and other high-traffic Web sites.

  In addition, with regard to our EDI service offering, we also compete with providers of single function EDI terminals, such as those provided by VeriFone Incorporated. We do not have the contractual right to prevent our subscribers from terminating their service or changing to a competing network.

  We also compete in the communications services markets through the Web-based enhanced services offered by Orchestrate.com. These markets are also intensely competitive, rapidly evolving and subject to rapid technological change. Other providers currently offer each of the individual services and certain combinations of the services that we offer. For example, the voice mail services that we offer compete with voice mail services provided by certain regional Bell operating companies ("RBOCs") as well as by independent voice mail vendors. Our communications services and features, such as conference calling, compete with services provided by companies with significantly greater resources than ours, as well as smaller interexchange long distance providers.

  We expect competition in our markets to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

  . greater resources that can be devoted to the development, promotion and sale of their services;

  .   longer operating histories;

  .   greater financial, technical and marketing resources;

  .   greater name recognition; and

  .   larger subscriber bases.

  To be competitive, we must license leading technologies, enhance our existing services and content, develop new technologies that address the increasingly sophisticated and varied needs of healthcare professionals and consumers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. We cannot guarantee that we will be successful in using new technologies effectively or adapting our Web site and proprietary technology to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively would materially adversely affect our business, financial condition and operating results. For more information, see "Business--Competition."

RECENT AND CONTINUING PUBLICITY

  We have received, and may continue to receive, a high degree of media coverage, including coverage that includes inaccurate or incomplete information and forward-looking statements that involve numerous risks and uncertainties. Accordingly, we disclaim all statements of our officers and other information appearing in the media for purposes of this offering. Prospective investors should not rely on any information other than the information set forth in this prospectus in making a decision to purchase the Common Stock offered hereby. All statements regarding future events, including, but not limited to, future revenues, profits, subscriber growth, amounts to be paid by subscribers and amounts to be paid by sponsors, are forward-looking statements that involve numerous risks and uncertainties. Actual results could differ materially from those stated in such forward-looking statements as a result of numerous factors, including those set forth in these "Risk Factors" and elsewhere in this prospectus.

ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN

  We expect to derive a portion of our revenues from advertising on our Web site. However, we have not earned any advertising revenue to date, and we cannot guarantee that we will be able to generate significant advertising revenues in the future. No standards have been widely accepted to measure the effectiveness of Web advertising. If such standards do not develop, existing advertisers may not continue their current level of Web advertising, and advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Web. Advertisers that already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Our business would be adversely affected if the market for Web advertising fails to develop or develops more slowly than expected.

  Different pricing models are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Web advertising. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Web advertising.

  Advertisers will want accurate measures of the demographics of our subscriber and consumer bases and the delivery of advertisements on our Web site. We will have to perform these measured services ourselves or obtain them from providers. If we do not develop these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our subscribers and consumers. Companies may not advertise on our Web site or may pay less for advertising if they do not perceive our measurements or measurements made by third parties to be reliable.

WE MAY HAVE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING

  Sales of substantial amounts of Common Stock in the public market following this offering, or the perception that such sales will occur, could have a material adverse effect on the market price of the Common Stock. After the
completion of this offering,     shares of Common Stock will be outstanding.
Of such shares, only the     shares sold pursuant to this offering will be
tradable in the public market without restriction. The remaining     shares of
Common Stock to be outstanding after the offering are "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144.

  Beginning 90 days after the date of this Prospectus,     shares and
shares issuable upon exercise of options will be eligible for resale in the public market, subject to compliance with certain volume, timing and other requirements of Rule 144 and Rule 701 ("Rule 701") under the Securities Act
and to the lock-up agreements described below. The remaining     shares of
currently outstanding Common Stock and    shares issuable upon exercise of
options which will vest after such 90-day period will become eligible for resale pursuant to Rule 144 and Rule 701 at various times within the next year, and some of such shares could be sold earlier if the holders exercise their registration rights described below.

  We and certain of our existing shareholders (holding an aggregate of shares of Common Stock), have agreed not to offer, sell or contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens, subject to certain exceptions. In its sole discretion, and at any time without notice, BancBoston Robertson Stephens may release all or any portion of the shares subject to such lock-ups.

  The holders of 8,312,240 shares of Common Stock have the right in certain circumstances to require us to register their shares under the Securities Act, for resale to the public. We may also be required to issue an aggregate of 240,000 additional shares upon certain events specified under the terms of the Series A Preferred Stock, and such shares would also be subject to registration rights. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. Specifically, the holders of approximately 5,000,000 shares of Common Stock or Common Stock equivalents have the right to demand registration of their shares beginning on the date 180 days after the effective date of the registration statement relating to an initial public offering. The simultaneous effectiveness of such rights may also result in conflicts among such holders, and the resolution of such claims could have a material adverse effect on our business, financial condition and operating results. In addition, if we were required to include shares held by such holders pursuant to the exercise of their piggyback registration rights in a registration statement filed by us, such sales could have an adverse effect on our ability to raise needed capital. In addition, within approximately 180 days after the date of this Prospectus, we expect to register under the Securities Act a total of 7,191,226 shares of Common Stock subject to outstanding stock options or reserved for issuance under our stock option plans. For more information, see "Description of Capital Stock-- Registration Rights."

  In connection with entering into acquisitions and strategic relationships, we have issued and may continue to issue options and warrants to purchase significant amounts of Common Stock. The issuance of significant amounts of options and warrants in the future, particularly options and warrants with exercise prices below the fair market value of the Common Stock at the time of issuance, could have a material adverse effect on our business, financial condition or operating results or on the market price for the Common Stock. For more information, see "Shares Eligible for Future Sale."

WE MUST PROTECT OUR INTELLECTUAL PROPERTY

  We rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights. We have applied for the federal registration of service marks "WebMD," "Web-MD" and "WebMD OnCall." By letter dated July 6, 1998, the PTO declined registration of the mark "Web-MD" when used on or in connection with our services. Although we responded to the PTO's denial of registration and we believe that it is likely that the "WebMD," "Web-MD" and "WebMD OnCall" marks will be accepted for registration by the PTO, we cannot guarantee that we will be able to secure registration of our "WebMD," "Web-MD" or "WebMD OnCall" marks. If we are required to change our corporate name and stop using the "WebMD" mark, current and potential customers could be confused and our business could be disrupted. Any of these potential effects could seriously harm our business, prospects, financial condition and operating results. In addition, any name change effected after this offering could result in confusion to investors which could seriously harm the market price of our common stock. We have also registered the domain name "webmd.com." In connection with the acquisition of SHN, we acquired the registered trademark "Sapient Health Network," two patent applications pending in the PTO and 19 domain name registrations. In connection with the acquisition of DMK, we acquired the registered trademarks "Direct Medical Knowledge" and "DMK Electronic Library," two trademark applications pending in the PTO and three domain names.

  There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate, that we will be able to secure trademark or service mark registrations for our marks in the United States or in foreign countries or that third parties will not infringe upon or misappropriate our copyrights, trademarks, service marks, domain name and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our services. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Moreover, because domain names derive value from the individual's ability to remember such names, we cannot guarantee that our domain name will not lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of the WebMD brand and on our business, financial condition and operating results. In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property.

  We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management's attention and the expense of such litigation, even if the eventual outcome is favorable to us.

Adverse determinations in such litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services. Any of these results could have a material adverse effect on the acceptance of the WebMD brand and on our business, financial condition and operating results. In addition, because we license a substantial portion of our content from third parties, our exposure to copyright infringement actions may increase because we must rely upon such third parties for information as to the origin and ownership of this licensed content. For more information, see "Business--Intellectual Property."

WE MAY NOT BE ABLE TO PREVENT INTERNET SECURITY BREACHES

  The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting electronic commerce and engaging in sensitive communications over the Internet. We rely on browser-level encryption, authentication and certificate technologies, all of which are licensed from third parties, to provide the security and authentication necessary to effect secure transmission of e-mail. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of our security measures. A party who is able to circumvent our security measures could misappropriate proprietary information or confidential communications or cause interruptions in our operations. We may be required to spend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. To the extent that our activities or the activities of third party contractors involve the storage and transmission of confidential information, such as patient records or credit information, security breaches could expose us to claims, litigation or other possible liabilities. Our inability to prevent security breaches would have a material adverse effect on our business, financial condition and operating results.

WE MAY EXPERIENCE SYSTEM FAILURES

  To succeed, we must be able to operate our Web site 24 hours a day, seven days a week, without interruption. Almost all of our communications and information services are provided through our service and content providers. We do not maintain redundant systems or facilities for our services. To operate without interruption, our service and content providers must guard against:

  .  damage from fire, power loss and other natural disasters;

  .  communications failures;

  .  software and hardware errors, failures or crashes;

  .  security breaches, computer viruses and similar disruptive problems; and

  .  other potential interruptions.

  We have experienced periodic system interruptions in the past, and we cannot guarantee that they will not occur again. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing subscribers and consumers, strategic partners or advertisers and sponsors and, if sustained or repeated, could reduce the attractiveness of our Web site to such parties. Although we maintain insurance for our business, we cannot guarantee that our insurance will be adequate to compensate us for all losses that may occur or to provide for costs associated with business interruptions.

  Our Web site may be required to accommodate a high volume of traffic and deliver frequently updated information. Our Web site may experience slower response times or system failures due to increased traffic on our site or for a variety of other reasons. We also depend on content providers to provide information and data feeds on a timely basis. Our Web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our subscribers and consumers depend on ISPs, OSPs and other Web site operators for access to our Web site. Each of them has experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any significant interruption in our operations could have a material adverse effect on our business, financial condition and operating results.

STORAGE OF PERSONAL INFORMATION ABOUT OUR USERS

  We have a privacy policy displayed on our WebMD site. Our policy is not to willfully disclose any individually identifiable information about any of our users to a third party without consent. This policy is accessible to users of WebMD. Despite this policy, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. Such liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. Liability could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and state governmental bodies have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

WE COULD BE LIABLE FOR INFORMATION RETRIEVED FROM OUR WEB SITE

  We may be subject to third party claims for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of information supplied on our Web site by us or third parties, including our content providers, medical advisors or users. These types of claims have been brought, sometimes successfully, against online services in the past. We could be subject to liability with respect to content that may be accessible through our Web site or third party Web sites linked from our Web site. For example, claims could be made against us if material deemed inappropriate for viewing by children could be accessed through our Web site or if a subscriber or consumer relies on healthcare information accessed through our Web site to their detriment. Even if such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims and in implementing measures to reduce our exposure to such liability. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

WE MAY FACE YEAR 2000 PROBLEMS

  Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

  Assessment. The Year 2000 Problem could affect computers, software and other equipment that we use. Accordingly, we are reviewing our internal computer programs and systems to determine if they will be Year 2000 compliant. We presently believe that our computer systems will be Year 2000 compliant in a timely manner. However, while we do not expect the cost of these efforts to be material to our financial position or any year's operating results, there can be no assurance to this effect.

  Services Sold to Consumers. We depend on third party suppliers for most of the services provided through WebMD. If these parties are affected by the Year 2000 Problem, our ability to provide services to our subscribers may be materially adversely affected.

  Internal Infrastructure. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We have commenced the process of modifying, upgrading and replacing systems that have been identified as potentially being adversely affected and expect to complete this process before the end of the third quarter of 1999. We do not expect the cost related to these efforts to be material to our business, financial condition or operating results.

  Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 Problem. We are currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem on this equipment. We estimate that our total cost of completing any required modifications, upgrades or replacements of these internal systems will not have a material effect on our business, financial condition or operating results.

  Suppliers. We have been gathering information from and have initiated communications with our service and content providers to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. However, we have limited or no control over the actions of our service and content providers. Thus, while we expect that we will be able to resolve any significant Year 2000 Problems with our systems, we cannot guarantee that our service and content providers will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to our business. Any failure of these third-parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or operating results.

  Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business, financial condition or operating results. However, we believe that it is not possible to determine with complete certainty that all Year 2000 Problems affecting us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, we cannot accurately predict how many failures related to the Year 2000 Problem will occur or the severity, duration or financial consequences of such failures. As a result, we expect that we could possibly suffer the following consequences:

  . a significant number of operational inconveniences and inefficiencies for us, our service and content providers and our subscribers and consumers that may divert our time and attention and financial and human resources from our ordinary business activities; and

  . a lesser number of serious system failures that may require significant efforts by us, our service and content providers or our subscribers and consumers to prevent or alleviate material business disruptions.

  Contingency Plans. We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems. We expect to complete our contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include (a) accelerated replacement of affected equipment or software; (b) short to medium-term use of backup equipment and software; (c) increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise or to provide manual workarounds for information systems; and (d) other similar approaches. If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business, financial condition or operating results. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of products and services. For example, although it was held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of certain types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs.

  Internet user privacy has become an issue both in the United States and abroad. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information online. We cannot guarantee that the United States or foreign nations will not adopt legislation purporting to protect such privacy. Any such legislation could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on our business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

  Currently, our operations are not regulated by any healthcare agency. However, with regard to healthcare issues on the Internet, the recently enacted Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. It will be necessary for our platform and for the applications that we provide to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

  Issuances of our securities are regulated by the Securities and Exchange Commission (the "Commission") and the securities commissions of states where we offer or sell our securities. We issued options to acquire an aggregate of 7,280 shares of stock at an exercise price of $2.00 per share to five independent sales representatives in the State of Texas for which we may not have had an exemption available under the securities laws of the State of Texas. Similarly, we issued options to acquire 111 shares of stock at an exercise price of $2.00 per share to an independent sales representative in the State of Oklahoma for which we may not have had an exemption under the securities laws of the State of Oklahoma. In addition, we may have offered to issue securities to an independent sales representative in the State of New Hampshire for which we may not have had an exemption available under the securities laws of the State of New Hampshire. All of these securities are potentially subject to recission. While management is not aware of any claims relating to these options as of the date hereof, we may be subject to claims, penalties, fines or private or governmental actions relating to these issuances of securities. For more information, see "Business--Government Regulation and Legal Uncertainties."

WE COULD BE SUBJECT TO SALES OR OTHER TAXES

  The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently enacted law places a temporary moratorium on certain types of taxation on Internet commerce. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and operating results.

WE NEED TO ATTRACT KEY PERSONNEL

  Our future success depends, in significant part, upon the continued service of our senior management and other key personnel. The loss of the services of Jeffrey T. Arnold, our Chief Executive Officer, Jay P. Gilbertson, our President and Chief Operating Officer, or one or more of our other executive officers or key employees could have a material adverse effect on our business. Our President and Chief Operating Officer joined us in December

1998. He has not previously worked with other members of our management team. For us to be successful, he must work effectively with other members of management. For more information, see "Management--Executive Officers and Directors." Our future success also depends on our ability to attract and retain highly qualified technical, sales, customer service and managerial personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. If we are unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially adversely affected.

OUR EXISTING SHAREHOLDERS WILL MAINTAIN CONTROL

  Upon completion of this offering, our present directors and executive officers, holders of more than 5% of the Common Stock and their respective
affiliates will beneficially own approximately     % of the outstanding Common
Stock (approximately     % of the outstanding Common Stock assuming full
exercise of the Underwriters' over-allotment option). As a result, these shareholders, if they act as a group, will be able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control. For more information, see "Management," "Principal and Selling Shareholders" and "Description of Capital Stock."

WE MAY BE SUBJECT TO RISKS FROM THE SALE OF OUR CARDIAC MONITORING ASSETS

  In connection with the sale of our cardiac monitoring assets to Matria Healthcare, Inc. ("Matria"), we, one of our subsidiaries, Endeavor Technologies, Inc. ("Endeavor"), and Jeffrey T. Arnold agreed not to compete for five years in the cardiac event monitoring or cardiac disease management services or home maternity monitoring or management services markets (excluding patient education or patient requests for medical information via the Internet). We and Endeavor agreed to indemnify Matria for up to $1.5 million plus the first $1.5 million of any additional contingent consideration for inaccuracies in representations and warranties and for an unlimited amount for certain representations and warranties relating to cash contributed to Matria and the Hart-Scott-Rodino Act (the "HSR Act"), representations and warranties made by Jeffrey T. Arnold regarding the HSR Act, certain post-execution date adjustments, and claims relating to certain litigation of our subsidiary. Although we currently do not believe that such indemnification provisions will be invoked, there can be no assurance that we or Endeavor will not be required to indemnify Matria in the future.

  In addition, Endeavor retained certain liabilities, including liabilities relating to actual and potential litigation in connection with the sale of our cardiac monitoring assets to Matria. These liabilities include potential sanctions associated with Endeavor's receipt of service of a civil subpoena from the Department of Health and Human Services, Office of the Inspector General ("OIG") on July 28, 1998. In a letter from the OIG dated November 25, 1998, Endeavor was advised that, to provide assurances to the OIG that facsimile machines and telephone lines used in the offices of referral sources are dedicated to cardiac monitoring, Matria will need to audit use of facsimile machines and telephone lines and periodically report the results of the audit to the OIG. After reaching agreement with Matria regarding precise auditing procedures, the OIG has orally stated that it intends to enter into a settlement agreement related to the subpoena. In addition, the retained liabilities include a potential claim by Life Watch ("Life Watch"), an Illinois corporation and subsidiary of Ralin Medical, Inc., which in February 1998 asserted orally that our use of certain cardiac monitoring devices constituted an infringement of a patent held by Life Watch. Life Watch then offered to grant license rights to us under such patent. We have responded by informing Life Watch that Card Guard Scientific Survival, Ltd. owns all rights with regard to such devices and that our subsidiary was merely a distributor of such devices. There has been no further action in this regard. In the event that this matter results in litigation, an adverse decision could result in substantial damages and attorneys' fees, either of which could have a material adverse effect on our business, financial condition or operating results.

THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, AND OUR STOCK PRICE MAY BE VOLATILE

  Prior to this offering, there has been no public market for our Common Stock. We cannot predict the extent to which investor interest in WebMD will lead to the development of a trading market or how liquid that trading market might become. The initial public offering price for the shares will be determined by negotiation between us and the representatives of the underwriters based upon several factors and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of our Common Stock could be subject to fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new services or products by us or our competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies, general economic conditions and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of companies within certain industry groups, such as technology companies generally and Internet-related companies in particular. This volatility has included rapid and significant increases in the trading prices of certain Internet companies following initial public offerings to levels that do not bear any reasonable relationship to the operating performance of such companies and large inter-day swings in the trading prices of such securities. These fluctuations may materially affect the trading price of our Common Stock. We cannot guarantee that investors will be able to sell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Such litigation could result in substantial costs and the diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

WE WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the     shares of Common
Stock offered by us will be approximately $    million, at an assumed initial
public offering price of $   per share, after deducting estimated underwriting
discounts and commissions and estimated offering expenses. We intend to use a substantial portion of the net proceeds (a) to fund the development and deployment of our WebMD services, including promotion of the WebMD brand, funding of promotional arrangements, subsidization of costs to subscribers, content development and licensing and expansion of our marketing and advertising sales efforts, (b) to fund operating losses and (c) for working capital and other general corporate purposes. We also intend to seek acquisitions that could provide additional service or content offerings or technologies. Consequently, our Board of Directors and management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on our business, financial condition and operating results. For more information, see "Use of Proceeds."

CERTAIN PROVISIONS MAY HAVE ANTI-TAKEOVER EFFECTS

  Certain provisions of our Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), Amended and Restated Bylaws (the "Bylaws"), other agreements and Georgia law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our shareholders. For more information, see "Description of Capital Stock-- Certain Provisions of the Articles, Bylaws and the Georgia Law."

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

  Investors participating in the initial public offering will incur an
immediate, substantial dilution of $    in the net tangible book value per
share of the Common Stock from the assumed initial public offering price of
$   per share. On August 24, 1998, we sold 667,000 shares of Series A
Preferred Stock to a wholly owned subsidiary of McKessonHBOC, for an aggregate purchase price of $10.0 million. On September 1, 1998, we sold 134,000 shares of Series A Preferred Stock to Matria for an aggregate purchase price of $2.0 million. Subject to the investment agreements entered into between us and each of such subsidiary of McKessonHBOC and Matria, in the event we offer our Common Stock to the public in this offering at a price below $18.00 per share, or in the event this offering is not consummated on or before May 22, 1999 or March 1, 1999, as the case may be, we must issue to such subsidiary of McKessonHBOC or Matria as the case may be, an additional 150,000 and 30,000 shares, respectively, of our Common Stock (subject to adjustments for stock splits, stock dividends, combinations or the like) for no additional consideration. In addition, if we fail to close our initial public offering on or before November 22, 1999 or September 1, 1999, we must issue to such subsidiary of McKessonHBOC or Matria, as the case may be, an additional 50,000 and 10,000 shares, respectively, of Series A Preferred Stock for no additional consideration. Furthermore, to the extent that we issue additional shares of Common Stock pursuant to acquisitions or our strategic partner agreements, or other outstanding options or warrants to purchase Common Stock are exercised, there will be further dilution. For more information, see "Dilution."

                                USE OF PROCEEDS

  The net proceeds to WebMD from the sale of the     shares of Common Stock
offered by WebMD are estimated to be $   , assuming an initial public offering
price of $   per share and after deducting the estimated underwriting
discounts and commissions and estimated offering expenses payable by the Company. See "Principal and Selling Shareholders."

  The principal purposes of this offering are:

  .   to continue the development and deployment of WebMD;

  .   to increase the Company's equity capital;

  .   to facilitate the Company's future access to public equity markets;

  .   to increase the Company's visibility in the marketplace; and

  . to enhance the Company's ability to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key employees.

  The Company will use the net proceeds from this offering (a) to fund the development and deployment of its WebMD services, including promotion of the WebMD brand, funding of promotional arrangements, subsidization of costs to subscribers, content development and licensing, expansion of its marketing and advertising sales efforts, (b) to fund operating losses and (c) for working capital and other general corporate purposes. The Company has not identified specific uses for such proceeds, and management will have significant discretion over their use and investment. The Company intends to seek acquisitions that could provide additional service and content offerings or technologies, and a portion of the net proceeds may be used for such acquisitions. While the Company discusses potential acquisitions from time to time and has recently completed the Acquisitions, the Company currently has no plans, commitments or agreements for any other acquisitions, and there can be no assurance that any other acquisitions will be completed. Pending these uses, the Company intends to invest the net proceeds from this offering in investment-grade, interest-bearing instruments. See "Risk Factors--We Will Have Substantial Discretion Over the Use of Proceeds."

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                CAPITALIZATION

  The following table sets forth the unaudited capitalization of the Company as of September 30, 1998: (i) on an actual basis; (ii) on a pro forma basis to reflect the issuance of 2,113,263 shares of Series B Preferred Stock in connection with the acquisitions of SHN and DMK and 1,868,750 shares of
Series B Preferred Stock and Series C Preferred Stock which were recently issued; and (iii) on a pro forma as adjusted basis to reflect the conversion into Common Stock of all of the Company's outstanding Series B, C, D and E Common Stock and Series A, B and C Preferred Stock upon the completion of the offering and the receipt of the estimated net proceeds from the sale of the shares of Common Stock offered by the Company at an assumed initial
public offering price of $   per share. See "Use of Proceeds." This table
should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the related Notes thereto and the other financial information appearing elsewhere in this prospectus.

                                               SEPTEMBER 30, 1998
                                        ----------------------------------------
                                                                    PRO FORMA
                                         ACTUAL      PRO FORMA     AS ADJUSTED
                                        -----------  -----------   -------------
                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Shareholders' equity:
 Preferred Stock, no par value;
  10,000,000 shares authorized:
  Series A, non-voting; 1,600,000
   shares authorized; 801,000 shares
   issued and outstanding, actual and
   pro forma; no shares authorized,
   issued or outstanding, pro forma as
   adjusted............................ $    12,015  $    12,015    $       --
  Series B, non-voting; 3,400,000
   shares authorized; no shares issued
   and outstanding, actual; 2,973,263
   shares issued and outstanding, pro
   forma; no shares authorized, issued
   or outstanding, pro forma as
   adjusted............................         --        62,100            --
  Series C, non-voting; 2,000,000
   shares authorized; no shares issued
   and outstanding, actual; 1,008,750
   shares issued and outstanding, pro
   forma; no shares authorized, issued
   or outstanding, pro forma as
   adjusted............................         --        20,175            --
 Common Stock, no par value, 97,000,000
  shares authorized:
  Common Stock, voting; 3,000,000
   shares issued and outstanding,
   actual and pro forma;      shares
   issued and outstanding, pro forma as
   adjusted (1)........................       1,181        1,181
  Series B, non-voting; 1,400,000
   shares issued and outstanding,
   actual and pro forma; no shares
   authorized, issued or outstanding,
   pro forma as adjusted...............         400          400            --
  Series C, non-voting; 1,500,000
   shares issued and outstanding,
   actual and pro forma; no shares
   authorized, issued or outstanding,
   pro forma as adjusted...............         786          786            --
  Series D, non-voting; 4,406,805
   shares issued and outstanding,
   actual and pro forma; no shares
   authorized, issued or outstanding,
   pro forma as adjusted (2)...........      10,854       10,854            --
  Series E, non-voting; 2,100,000
   shares issued and outstanding,
   actual and pro forma; no shares
   authorized, issued or outstanding,
   pro forma as adjusted...............       4,155        4,155            --
 Deferred compensation.................      (1,007)      (1,007)        (1,007)
 Redeemable warrant issued in connec-
  tion with debt.......................       1,110        1,110          1,110
 Accumulated deficit (3)...............     (13,939)     (13,939)       (13,939)
                                        -----------  -----------    -----------
  Total shareholders' equity...........      15,555       97,830
                                        -----------  -----------    -----------
   Total capitalization................ $    15,555  $    97,830    $
                                        ===========  ===========    ===========

--------
(1) Excludes 7,317,359 shares of Common Stock issuable upon the exercise of outstanding options and warrants. See "Management--Option Plans," "Shares Eligible for Future Sale" and Note 10 of Notes to Consolidated Financial Statements. Also excludes 150,000 and 30,000 shares of Common Stock issuable to McKessonHBOC and Matria, respectively, if this offering is not consummated at a price of at least $18.00 per share on or before May 22, 1999 or March 1, 1999, respectively.
(2) Excludes an aggregate of 190,000 shares of Series D Common Stock issued subsequent to September 30, 1998.
(3) In connection with its acquisitions of SHN and DMK, the Company may incur write-offs relating to valuation and other procedures. No amounts are reflected in this amount as of September 30, 1998.

                                   DILUTION

  The pro forma net tangible book value of WebMD as of September 30, 1998 was
$  , or $   per share of Common Stock. Pro forma net tangible book value per share is equal to total tangible assets less total liabilities, divided by the total pro forma number of shares of Common Stock outstanding, after giving effect to the issuance of Series B Preferred Stock in connection with the acquisitions of SHN and DMK and the recent issuances of common and preferred stock and the conversion of all outstanding shares of Series B, C, D and E Common Stock and Series A, B and C Preferred Stock into Common Stock. After
giving effect to the sale of      shares of Common Stock offered by WebMD (at
an assumed initial public offering price of $   per share less underwriting
discounts and commissions and estimated offering expenses), the adjusted pro forma net tangible book value of WebMD as of September 30, 1998 would have
been $  , or $   per share. This amount represents an immediate increase in
pro forma net tangible book value of $   per share to existing shareholders
and an immediate dilution of $   per share to new investors. The following
table illustrates this per share dilution:

   Assumed initial public offering price per share....................     $
   Pro forma net tangible book value per share as of September 30,
     1998............................................................. $
   Increase in net tangible book value per share attributable to new investors........................................................
                                                                       ---
   Adjusted pro forma net tangible book value after the offering......
                                                                           ---
   Dilution per share to new investors................................
                                                                           ===

  The following table summarizes, on an as adjusted basis as of September 30, 1998, the number of shares of Common Stock purchased from WebMD, the total consideration and the average price per share paid by existing shareholders
and by new investors, at an assumed initial public offering price of $   per
share and before deducting estimated underwriting discounts and commissions and offering expenses:

                                         SHARES         TOTAL
                                       PURCHASED    CONSIDERATION    AVERAGE
                                     -------------- --------------    PRICE
                                     NUMBER PERCENT AMOUNT PERCENT  PER SHARE
                                     ------ ------- ------ -------  ---------
   Existing shareholders(1)........               %  $           %  $
   New investors(1)................
                                      ---    -----   ----  ------
     Total.........................          100.0%  $     100.0 %
                                      ===    =====   ====  ======

--------
(1) Sales by the Selling Shareholders in this offering will reduce the number
    of shares held by existing shareholders to    , or   % of the total number
    of shares of Common Stock outstanding after the offering, and will
    increase the number of shares held by new investors to    , or   % of the
    total number of shares of Common Stock outstanding after the offering. See "Principal and Selling Shareholders."

  The above computations exclude      shares of Common Stock issuable pursuant
to options or warrants outstanding as of September 30, 1998 at a weighted
average exercise price of $   per share. To the extent any of the foregoing
options and warrants are exercised, there will be further dilution to new
investors. In addition, an aggregate of      shares of Common Stock are
reserved for issuance pursuant to the Company's Amended and Restated 1997 Stock Incentive Plan (the "Option Plan") and the Company's Director Option Plan (the "Director Option Plan"). See "Management Option Plans."

  On August 24, 1998, the Company sold 667,000 shares of Series A Preferred Stock to a wholly owned subsidiary of McKessonHBOC, for an aggregate purchase price of $10.0 million. On September 1, 1998, the Company sold 134,000 shares of Series A Preferred Stock to Matria for an aggregate purchase price of $2.0 million. Subject to the investment agreements entered into between the Company and each of McKessonHBOC and Matria, in the event the initial public offering price is below $18.00 per share, or in the event this offering is not consummated on or before May 22, 1999 or March 1, 1999, as the case may be, the Company must issue to McKessonHBOC or Matria, as the case may be, an additional 150,000 and 30,000 shares, respectively, of

Common Stock (subject to adjustments for stock splits, stock dividends, combinations or the like) for no additional consideration. In addition, if the Company fails to close this offering on or before November 22, 1999 or September 1, 1999, the Company must issue to McKessonHBOC or Matria, as the case may be, an additional 50,000 and 10,000 shares, respectively, of Series A Preferred Stock for no additional consideration. Furthermore, to the extent that the Company issues additional shares of Common Stock pursuant to its acquisitions or strategic partner agreements, there will be further dilution.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of the Company for the years ended December 31, 1995, 1996 and 1997 and as of December 31, 1996 and 1997 are derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected statement of operations data for the period from April 21, 1994 to December 31, 1994 and the nine months ended September 30, 1997 and 1998 and the selected balance sheet data as of December 31, 1994 and 1995 and September 30, 1998 were derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results for a full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

                          PERIOD FROM
                           INCEPTION                               NINE MONTHS
                           (APRIL 21,        YEAR ENDED               ENDED
                            1994) TO        DECEMBER 31,          SEPTEMBER 30,
                          DECEMBER 31, ------------------------  -----------------
                              1994      1995    1996     1997     1997      1998
                          ------------ ------  -------  -------  -------  --------
                          (UNAUDITED)                              (UNAUDITED)
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues................    $    --    $  --   $   --   $   --   $   --   $     75
Operating expenses:
 Product development....         --       --       --       566      --      5,867
 Sales and marketing....         --       --       --       213      114     1,499
 General and
   administrative.......         --       --       --     1,806    1,255     7,039
 Depreciation and
   amortization.........         --       --       --         9        1       111
                            --------   ------  -------  -------  -------  --------
  Total operating
    expenses............         --       --       --     2,594    1,370    14,516
                            --------   ------  -------  -------  -------  --------
Operating loss..........         --       --       --    (2,594)  (1,370)  (14,441)
Interest expense, net...         --       --       --      (725)    (478)     (177)
                            --------   ------  -------  -------  -------  --------
Net loss from continuing
  operations............         --       --       --    (3,319)  (1,848)  (14,618)
Discontinued operations
  (1):
 Loss from discontinued
   operations...........         (40)     (39)  (1,682)  (1,195)    (718)     (383)
 Gain on disposal of
   discontinued
   operations...........         --       --       --       165      165     8,102
                            --------   ------  -------  -------  -------  --------
Net loss before
  extraordinary items...         (40)     (39)  (1,682)  (4,349)  (2,401)   (6,899)
 Extraordinary loss on
   early extinguishment
   of notes payable.....         --       --       --       --       --       (930)
                            --------   ------  -------  -------  -------  --------
Net loss................    $    (40)  $  (39) $(1,682) $(4,349) $(2,401) $ (7,829)
                            ========   ======  =======  =======  =======  ========
Net loss per share
  (basic and diluted):
 Continuing operations..    $    --    $  --   $   --   $ (0.40) $ (0.23) $  (1.25)
 Discontinued
   operations...........       (0.04)   (0.04)   (0.64)   (0.12)   (0.07)     0.66
 Extraordinary loss on
   early extinguishment
   of notes payable.....         --       --       --       --       --      (0.08)
                            --------   ------  -------  -------  -------  --------
Net loss per share (2)..    $  (0.04)  $(0.04) $ (0.64) $ (0.52) $ (0.30) $  (0.67)
                            ========   ======  =======  =======  =======  ========
Weighted average shares
  outstanding (2).......       1,000    1,000    2,612    8,300    7,918    11,750
                            ========   ======  =======  =======  =======  ========
Pro forma net loss per
  share (3).............                                $ (0.52)          $  (0.56)
                                                        =======           ========
Pro forma weighted
  average shares
  outstanding (3).......                                  8,300             13,972
                                                        =======           ========

                                       AS OF DECEMBER 31,             AS OF
                                 -------------------------------- SEPTEMBER 30,
                                    1994     1995    1996   1997      1998
                                 ----------- -----  ------ ------ -------------
                                 (UNAUDITED)                       (UNAUDITED)
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......     $ --     $ --    $ --  $2,696    $11,737
Working capital................       --       --      --   2,532     13,346
Total assets from continuing
  operations...................       --       --      --   3,146     17,222
Total assets from discontinued
  operations...................       213      638   3,497  6,044        --
Long-term debt, net of discount
  (4)..........................       --       --      --   2,965        --
Total liabilities from
  continuing operations........       --       --      --   3,282      1,667
Total liabilities from
  discontinued operations......       244      670   2,939  1,762        --
Total shareholders' (deficit)
  equity.......................       (31)     (32)    558  4,146     15,555

--------
(1) The Company was incorporated in October 1996, and in March 1997, a subsidiary of the Company merged with Endeavor, a provider of cardiac monitoring services, and Endeavor was the surviving corporation. Endeavor was incorporated in April 1994. Statement of operations data for all periods presented include statement of operations data for Endeavor, as the predecessor of the Company. Effective as of July 1, 1998, the Company sold substantially all its cardiac monitoring assets to Matria. The Company's financial statements reflect the cardiac monitoring operations as discontinued operations for all periods and dates prior to such sale of assets. In addition, on July 1, 1997, we sold our subsidiary, Ultra Scan, Inc.
(2) Basic and diluted net loss per share was determined using all classes of our common stock outstanding during each period. It does not include the conversion of preferred stock. Options or warrants to purchase common stock were also not included as they are anti-dilutive.
(3) Weighted average shares used in calculating pro forma information include those described in footnote 2 above, and assumes the weighted average conversion of preferred stock of 801,000 for the nine months ended September 30, 1998.
(4)  See Note 5 of the WebMD Notes to Consolidated Financial Statements.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the acquisitions of SHN and DMK. The pro forma consolidated statements of operations of the Company for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the acquisitions of SHN and DMK as if they occurred on January 1, 1997. The pro forma consolidated balance sheet as of September 30, 1998 gives effect to the acquisitions of SHN and DMK as if they had occurred on September 30, 1998. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances.

  The pro forma consolidated financial statements and notes thereto should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto, the historical financial statements, including notes thereto, of SHN and DMK and other financial and operating information included elsewhere herein. This pro forma information and the related notes are provided for illustrative purposes only and do not purport to represent what the Company's results of operations would have been if the acquisitions of SHN and DMK had in fact been completed on such dates, nor does it purport to indicate the future financial position or results of future operations of the Company.

            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS INFORMATION

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                               COMPANY                      PRO FORMA    PRO
                              HISTORICAL   DMK      SHN    ADJUSTMENTS  FORMA
                              ---------- -------  -------  ----------- --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues, including
  shareholder revenues of
  $424......................   $   --    $   592  $    86   $    --    $    678
Operating expenses:
 Product development .......       566       810    2,512        --       3,888
 Sales and marketing........       213       221      524        --         958
 General and
   administrative...........     1,806       699    1,287        --       3,792
 Depreciation and
   amortization.............         9       337      242     15,287     15,875
                               -------   -------  -------   --------   --------
 Total operating expenses...     2,594     2,067    4,565     15,287     24,513
                               -------   -------  -------   --------   --------
Operating loss..............    (2,594)   (1,475)  (4,479)   (15,287)   (23,835)
Interest income (expense),
  net.......................      (725)       46      (37)       --        (716)
                               -------   -------  -------   --------   --------
Net loss from continuing
  operations................   $(3,319)  $(1,429) $(4,516)  $(15,287)  $(24,551)
                               =======   =======  =======   ========   ========
Net loss per share..........                                           $  (2.96)
                                                                       ========
Weighted average shares
  outstanding...............                                              8,300
                                                                       ========
Pro forma net loss per
  share.....................                                           $  (2.36)
                                                                       ========
Pro forma weighted average
  shares outstanding........                                             10,417
                                                                       ========

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                               COMPANY                      PRO FORMA    PRO
                              HISTORICAL   DMK      SHN    ADJUSTMENTS  FORMA
                              ---------- -------  -------  ----------- --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues, including
  shareholder revenues of
  $104......................   $     75  $   198  $   343   $    --    $    616
Operating expenses:
 Product development .......      5,867      827    1,703        --       8,397
 Sales and marketing........      1,499      305      432        --       2,236
 General and
   administrative...........      7,039      851    1,202        --       9,092
 Depreciation and
   amortization.............        111      323      252     11,465     12,151
                               --------  -------  -------   --------   --------
 Total operating expenses...     14,516    2,306    3,589     11,465     31,876
                               --------  -------  -------   --------   --------
Operating loss..............    (14,441)  (2,108)  (3,246)   (11,465)   (31,260)
Interest income (expense),
  net.......................       (177)       8     (310)        --       (479)
                               --------  -------  -------   --------   --------
Net loss from continuing
  operations................   $(14,618) $(2,100) $(3,556)  $(11,465)  $(31,739)
                               ========  =======  =======   ========   ========
Net loss per share..........                                           $  (2.70)
                                                                       ========
Weighted average shares
  outstanding...............                                             11,750
                                                                       ========
Pro forma net loss per
  share.....................                                           $  (2.27)
                                                                       ========
Pro forma weighted average
  shares outstanding........                                             13,972
                                                                       ========

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998

                                                                                                        PRO FORMA
                                                                                                       ADJUSTMENTS     PRO FORMA
                                                                                                         FOR THE        FOR THE
                                                                        COMPANY                        DMK AND SHN    DMK AND SHN
                                                                       HISTORICAL   DMK      SHN     ACQUISITIONS (1) ACQUISITIONS
                                                                       ---------- -------  --------  ---------------- ------------
                                                                                                       (IN THOUSANDS)
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..............                                $ 11,737  $     7  $  1,160      $(1,850)       $ 11,054
 Accounts receivable....................                                     --        25        35          --               60
 Current portion of note receivable.....                                     117      --        --           --              117
 Inventory..............................                                   1,956      --        --           --            1,956
 Other current assets...................                                   1,203       42       567          --            1,812
                                                                        --------  -------  --------      -------        --------
  Total current assets..................                                  15,013       74     1,762       (1,850)         14,999
PROPERTY AND EQUIPMENT, NET.............                                   2,176      690       506          --            3,372
OTHER ASSETS:
 Intangibles, net.......................                                     --        58       --        45,859          45,917
 Note receivable, less current portion..                                      33      --        --           --               33
 Other long-term assets.................                                     --        24       326          --              350
                                                                        --------  -------  --------      -------        --------
  Total assets..........................                                $ 17,222  $   846  $  2,594      $44,009        $ 64,671
                                                                        ========  =======  ========      =======        ========
     LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses..                                $  1,667  $   392  $    773      $   --         $  2,832
 Deferred revenue.......................                                     --        38       506          --              544
 Notes payable and lines of credit......                                     --       248     6,124       (5,703)            669
                                                                        --------  -------  --------      -------        --------
  Total current liabilities.............                                   1,667      678     7,403       (5,703)          4,045
LONG-TERM OBLIGATIONS:
 Capital leases, net of current
  portion...............................                                     --       321       171         (321)            171
                                                                        --------  -------  --------      -------        --------
  Total liabilities.....................                                   1,667      999     7,574       (6,024)          4,216
MANDATORILY REDEEMABLE PREFERRED STOCK..                                     --       --      4,994       (4,994)            --
SHAREHOLDERS' EQUITY (DEFICIT):
 Preferred stock........................                                  12,015    4,098         1       40,801          56,915
 Common stock...........................                                  17,376        4         2           (6)         17,376
 Deferred compensation..................                                  (1,007)     --        --           --           (1,007)
 Warrants...............................                                   1,110        2       --            (2)          1,110
 Additional paid-in capital.............                                     --       --        906         (906)            --
 Accumulated earnings (deficit).........                                 (13,939)  (4,257)  (10,883)      15,140         (13,939)
                                                                        --------  -------  --------      -------        --------
  Total shareholders' equity (deficit)..                                  15,555     (153)   (9,974)      55,027          60,455
                                                                        --------  -------  --------      -------        --------
  Total liabilities, redeemable
    preferred stock and shareholders'
    equity..............................                                $ 17,222  $   846  $  2,594      $44,009        $ 64,671
                                                                        ========  =======  ========      =======        ========
                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                                                         FOR THE
                                                                        PREFERRED
                                                                          STOCK
                                                                        SALES (2)  PRO FORMA
                                                                       ----------- ----------
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..............                                 $33,775   $ 44,829
 Accounts receivable....................                                     --          60
 Current portion of note receivable.....                                     --         117
 Inventory..............................                                     --       1,956
 Other current assets...................                                   1,200      3,012
                                                                       ----------- ----------
  Total current assets..................                                  34,975     49,974
PROPERTY AND EQUIPMENT, NET.............                                     --       3,372
OTHER ASSETS:
 Intangibles, net.......................                                     --      45,917
 Note receivable, less current portion..                                     --          33
 Other long-term assets.................                                   2,400      2,750
                                                                       ----------- ----------
  Total assets..........................                                 $37,375   $102,046
                                                                       =========== ==========
     LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued expenses..                                 $   --    $  2,832
 Deferred revenue.......................                                     --         544
 Notes payable and lines of credit......                                     --         669
                                                                       ----------- ----------
  Total current liabilities.............                                     --       4,045
LONG-TERM OBLIGATIONS:
 Capital leases, net of current
  portion...............................                                     --         171
                                                                       ----------- ----------
  Total liabilities.....................                                     --       4,216
MANDATORILY REDEEMABLE PREFERRED STOCK..                                     --         --
SHAREHOLDERS' EQUITY (DEFICIT):
 Preferred stock........................                                  37,375     94,290
 Common stock...........................                                     --      17,376
 Deferred compensation..................                                     --      (1,007)
 Warrants...............................                                     --       1,110
 Additional paid-in capital.............                                     --         --
 Accumulated earnings (deficit).........                                     --     (13,939)
                                                                       ----------- ----------
  Total shareholders' equity (deficit)..                                  37,375     97,830
                                                                       ----------- ----------
  Total liabilities, redeemable
    preferred stock and shareholders'
    equity..............................                                 $37,375   $102,046
                                                                       =========== ==========

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. Pro Forma Adjustments for the SHN and DMK Acquisitions

  A total of 1,750,000 shares of Series B Preferred Stock was issued in connection with the acquisition of SHN in exchange for (i) the total outstanding shares of SHN capital stock as of the effective time of acquisition of SHN and (ii) a convertible promissory note and the assumption by the Company of SHN's options and warrants outstanding at the effective time of the acquisition of SHN.

  A total of 625,000 shares of Series B Preferred Stock was issued in connection with the acquisition of DMK in exchange for (i) the total outstanding shares of DMK capital stock as of the effective time of the acquisition of DMK and (ii) a convertible promissory note and the assumption by the Company of DMK's options and warrants outstanding at the effective time of the acquisition of DMK.

  The SHN and DMK acquisitions will be accounted for using the purchase method of accounting. The purchase price was based on a $20.00 per share valuation of the Company's capital stock, which was established by the Company's Board of Directors in the absence of a liquid market. The purchase price allocation reflects a discount attributable to the restrictions on resale of the Company's capital stock.

  The unaudited pro forma financial statements have been prepared on the basis of assumptions described in these notes, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of SHN and DMK based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma financial statements after valuations and other procedures to be performed with respect to the SHN and DMK acquisitions are completed. The following sets forth the estimated acquisition cost and purchase price allocation with respect to the assets acquired:

                                                                 SHN     DMK
                                                               ------- -------
                                                               (IN THOUSANDS)
   Estimated acquisition cost:
    Estimated purchase price.................................. $33,300 $11,100
    Acquisition expenses......................................   1,500     350
                                                               ------- -------
      Total estimated acquisition cost........................ $34,800 $11,450
                                                               ======= =======
   Purchase price allocation:
    Historical net book value at September 30, 1998........... $   544 $  (153)
    Goodwill..................................................  34,256  11,603
                                                               ------- -------
                                                               $34,800 $11,450
                                                               ======= =======

The preliminary goodwill allocation is $45.9 million and is being amortized on a straight-line basis over 3 years.

  The pro forma adjustments to "Common Stock," "Preferred Stock" and "additional paid-in capital" reflect the elimination of these items and the impact of the issuance of Series B Preferred Stock of the Company in connection with the acquisitions of SHN and DMK.

2. Pro Forma Adjustments for the Preferred Stock Sales

  Reflects the sale of 860,000 shares of the Company's Series B Preferred Stock and 828,750 shares of the Company's Series C Preferred Stock subsequent to September 30, 1998. Also reflects the issuance of 180,000 shares of the Company's Series C Preferred Stock relating to the purchase (in lieu of cash) of content services.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This prospectus contains "forward-looking statements" relating to, without limitation, the Company's future economic performance, plans and objectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, the Company's management. The words "expects," "intends," "believes," "anticipates," "estimates," "may," "could," "should," "would," "will," "plans," "hopes" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section, in "Risk Factors" and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and other financial information appearing elsewhere in this prospectus.

OVERVIEW

  WebMD provides a branded, integrated Web-based solution for the administrative, communications and information needs of healthcare professionals and for the healthcare information needs of consumers. The Company's Web destination consists of two distinct, linked Web sites--a subscription-based site for healthcare professionals and a free Health and Wellness Center site for consumers. WebMD is a single point of access to EDI services, enhanced communications services, branded healthcare content and other Web-based offerings. For healthcare professionals, WebMD is designed to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use Web-based solution. For consumers, WebMD provides premium, branded content to assist consumers in making informed healthcare decisions, personalized information about specific health conditions targeted according to the medical profiles of individual consumers and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the Web. We commercially launched WebMD in October 1998, and as of September 30, 1998 we had not generated any revenues from our Internet operations.

  On January 25, 1999, the Company acquired all of the outstanding capital stock and convertible debt of SHN in exchange for approximately 1,619,000 shares of Series B Preferred Stock. In addition, the Company converted existing SHN options and warrants into options and warrants to acquire approximately 131,000 shares of Series B Preferred Stock. At closing, the Company also paid certain liabilities of SHN. This acquisition was accounted for using the purchase method of accounting. SHN builds and manages Web-based communities targeted at healthcare consumers and sells market research and data products, advertising sponsorships and other online services. SHN currently manages 10 online communities with members holding over 130,000 distinct e-mail addresses. These communities encompass a variety of chronic health conditions, including hepatitis C, breast cancer, diabetes and cardiovascular disease. SHN's Web site also includes the Women's Health Place, which covers eight distinct women's health topics. SHN's Web site is driven by proprietary, patent-pending personalization technology which allows registered members free access to premium health content, chat rooms, message boards and e-mail updates, each tailored to their unique medical profiles. Business Week recently named SHN's Web site one of the best Web sites of 1998. In addition, SHN has participated in a number of marketing and sponsorship programs with leading companies in the pharmaceutical and healthcare industries, including Amgen, Johnson & Johnson, SmithKline Beecham and Eli Lilly.

  On January 22, 1999, the Company also acquired all of the outstanding capital stock and convertible debt of DMK in exchange for approximately 494,000 shares of Series B Preferred Stock. In addition, the Company converted existing DMK options and warrants into options and warrants to acquire approximately 131,000 shares of Series B Preferred Stock. At closing, the Company also paid certain liabilities of DMK. This acquisition was accounted for using the purchase method of accounting. DMK is a publisher of healthcare information that provides in-depth, personalized health and medical information to consumers via the Internet. DMK has an electronic library of healthcare information which is customized for its individual consumers through its proprietary personalization software. DMK's main customers are Blue Cross Blue Shield of Minnesota and Blue Shield of California, other large managed care organizations and hospital systems.

  In addition, on December 31, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of certifiedemail.com in exchange for 50,000 shares of Series D Common Stock. This acquisition was accounted for using the purchase method of accounting. certifiedemail.com provides secure delivery and confirmation of receipt of electronic mail. The Company plans to use the certifiedemail.com system to allow healthcare professionals to confidentially communicate with each other and with patients.

  As a result of the SHN and DMK acquisitions, the Company intends to record an aggregate of $45.9 million in goodwill beginning in the first quarter of 1999, which will be amortized on a straight-line basis over a three-year period. The Company is evaluating any additional charges that may be required with regard to valuations and other procedures to be performed with respect to the SHN and DMK acquisitions. Most acquisitions of software and professional services companies involve the purchase of significant amounts of intangible assets. Therefore, acquisitions of such businesses often result in significant goodwill being recorded and significant amortization charges and may also result in charges for research and development projects. If the Company were to incur additional charges for acquired in-process research and development or amortization of goodwill with respect to current or future acquisitions, the Company's business, financial condition and operating results could be materially and adversely affected.

  For the past 12 months, the Company has been transitioning from its former cardiac monitoring business to its new business, which is focused on providing Web-based administrative, communications and information services to healthcare professionals and health and wellness information to consumers. The Company's activities with respect to its Internet operations have primarily consisted of licensing and creating content, negotiating relationships with strategic partners, marketing and branding promotions, recruiting personnel and raising capital. The Company anticipates that the majority of its revenues will initially consist of recurring revenues from subscriptions. The Company will recognize revenue when services are provided. Advance billings and collections relating to future access services will be recorded as deferred revenue and recognized when revenue is earned. If the Company is successful in building its subscriber base and brand recognition and increasing traffic on its Web site, the Company expects advertising and sponsorship revenues to increase as a percentage of its total revenues.

  The Company currently offers its subscribers two monthly service packages:
WebMD and WebMD OnCall. Subscriptions to WebMD and WebMD OnCall include the following service offerings, as well as other Web-based service offerings: (i) EDI services for electronic insurance eligibility verifications and patient referrals; (ii) the Virtual Receptionist integrated messaging platform, which manages incoming calls, voice mails, e-mails, fax messages and pages; (iii) a customized physician Web site; (iv) physician references; (v) continuing medical education ("CME") courses; (vi) interactive dissectible anatomy software; (vii) secure e-mail (with tracking and proof of delivery features); and (viii) lounge content (with access to financial services and products, as well as news, stock, sports and weather information). A subscription to WebMD OnCall also includes a physician-only answering service. The Company currently offers WebMD and WebMD OnCall for $29.95 and $99.95 per month, respectively. The WebMD and WebMD OnCall basic packages require a 12-month service period and are terminable upon 90 days prior written notice to the Company. The Company also provides Internet access, personal computers, network computers, patient test results and paging services for additional monthly fees. The Company subsidizes limited promotional packages of its services through its relationships with McKessonHBOC, E*TRADE and MedQuist. The Company also offers a limited number of promotional packages through other strategic relationships. These promotional packages generally require a 12-to-36 month service period and all are terminable upon 90 days prior written notice to the Company, and the majority require payment of an early termination fee. The Company has entered into these promotional arrangements in order to establish its subscriber base and build brand recognition.

  The Company has incurred net operating losses and negative cash flows from operating activities since its inception. As of September 30, 1998, the Company had an accumulated deficit of $13.9 million. The Company has not achieved profitability, and the Company expects to incur increasing net operating losses and negative cash flows for the foreseeable future. The Company will incur direct expenses associated with the development and deployment of WebMD and its branding campaign and indirect expenses from promotional arrangements with certain of its distribution partners. The Company's agreements and promotional arrangements with its distribution partners and service and content providers require it to pay consideration in various forms, including the payment of royalties, license fees and certain other significant guaranteed amounts on a per subscriber and/or a minimum dollar amount basis over terms ranging from one to three years, whether or not services or content are used in these agreements. As of January 27, 1999, under the Company's current promotional arrangements, the Company estimates that these aggregate guaranteed payments will exceed $13.9 million for the year ending December 31, 1999. In addition, certain promotional arrangements and content agreements require the Company to make payments that vary based on usage by subscribers. The Company intends to enter into additional arrangements with current and future strategic partners that will require the Company to pay consideration in various forms in amounts that may significantly exceed the amounts that the Company expects to be obligated to pay under its current arrangements. The Company may also offer promotional packages of hardware and software to subscribers at subsidized prices. These guaranteed payments, promotions and other arrangements may require the Company to incur significant expenses, and the Company cannot guarantee that it will generate sufficient revenues to offset these expenses. The Company intends to use a significant portion of the proceeds from this offering to fund its branding campaign and these promotional arrangements and subsidies. The Company cannot be certain that it will achieve sufficient revenues in relation to its expenses to ever be profitable. If the Company does achieve profitability, it cannot be certain that it can sustain or increase profitability on a quarterly or annual basis in the future.

  The Company's promotional arrangements and subsidies currently require, and future arrangements may require, payment of amounts in lump sums upon the acquisition of a subscriber that the Company will only recoup if the subscriber maintains a subscription and pays all required subscription fees for an extended period of time. For example, under the current promotional arrangement with McKessonHBOC, the Company has agreed to reimburse McKessonHBOC for license fees otherwise payable by users of one of its products if McKessonHBOC successfully markets WebMD to these users or, in the alternative, the Company has agreed to fund a rebate toward the purchase of medical supplies that are purchased through WebMD by subscribers obtained by McKessonHBOC. These subscribers may cancel their subscriptions after 12 months, in which case the Company would not recover the cost of the promotion. In addition, the Company cannot guarantee that these subscribers will honor their contracts or pay any early termination fee, if required. Accordingly, the Company cannot guarantee that it will generate sufficient revenue from subscribers it obtains through current or future promotional arrangements to recoup the cost of the promotion. The Company also cannot guarantee that subscribers obtained through promotional arrangements will actually use WebMD. Therefore, the number of paying subscribers may not be indicative of the level of usage of WebMD, and the Company expects the level of usage of WebMD to be a primary factor in determining the amount of advertising revenue that it can derive from WebMD.

  The Company expects its quarterly revenues, expenses and operating results to fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include: the number of WebMD subscribers and consumers; the level of traffic on the Company's Web site and the level of usage of the Internet generally; the Company's ability to establish and strengthen brand awareness; the Company's success, and the success of its strategic partners, in distributing WebMD; the addition or loss of service or content providers, advertisers or sponsors on the Company's Web site; the Company's ability to upgrade its Web site; the amount and timing of costs relating to marketing efforts or other initiatives; the timing of contracts with strategic partners and other parties; fees the Company may pay for distribution, service or content agreements and promotional arrangements or other costs the Company may incur as it expands its operations; the Company's ability to integrate the Acquisitions successfully and to identify, acquire and integrate other suitable acquisition candidates; the timing of charges related to acquisitions; the level of acceptance of the Internet by the healthcare industry; the Company's ability to compete in a highly competitive market and the introduction of new sites and services by it or its competitors; technical difficulties, system downtime, undetected software errors and other problems affecting the Internet generally or the operation of the Company's Web site; and economic conditions specific to the Internet and online media and general economic conditions.

  As a result of the limited operating history of its Internet operations, the recent disposition of its cardiac monitoring operations, the recent Acquisitions and the emerging nature of the markets in which it intends to compete, the Company is unable to forecast its revenues with any degree of certainty. The Company's current and projected expense levels are based largely on its estimates of future revenues and are mostly fixed. The Company expects its expenses to increase significantly in the future as it continues to incur significant sales and marketing, product development and administrative expenses. The success of the Company's business depends on its ability to increase its revenues to offset its expenses. The Company cannot guarantee that it will be able to generate sufficient revenues to offset its operating expenses or the costs of its promotional packages or subsidies or that it will be able to achieve or maintain profitability. If its revenues fall short of its projections, the Company's business, financial condition and operating results could be materially and adversely affected. See "Risk Factors We Have a Limited Operating History and Are Transitioning to a New Business Model," "--We Anticipate Significant Future Losses and Are Unable to Accurately Forecast Our Revenues" and "--Our Quarterly Financial Results May Fluctuate Significantly."

  In March 1997, a subsidiary of the Company merged with Endeavor, a provider of diagnostic cardiac monitoring services which was founded in 1994 by Jeffrey
T. Arnold, the Company's Chairman and Chief Executive Officer. Effective as of July 1, 1998, the Company sold substantially all of its cardiac monitoring assets to Matria for an aggregate purchase price of $17.0 million in cash and $6.0 million in additional contingent consideration payable subject to the achievement during calendar year 1999 of certain revenue goals by Matria in the operation of the purchased assets. Substantially all of the Company's historical revenues were derived from its cardiac monitoring operations. The Company does not consider the historical results of its cardiac monitoring operations to be meaningful or indicative of the Company's future results of operations. The Company's financial statements reflect the cardiac monitoring operations as discontinued operations for all periods and dates prior to such sale of assets.

RESULTS OF OPERATIONS

  In June 1997, the Company began redirecting its focus to the development of integrated Web-based administrative, communications and information services to healthcare professionals and healthcare information to consumers. The Company commercially launched WebMD in October 1998. As of September 30, 1998, the Company had not generated any revenues from its Internet operations. Accordingly, the Company believes that year-to-year comparisons of the results of operations for the years ended December 31, 1996 and 1997 and period-to-period comparisons of the results of operations for the nine months ended September 30, 1998 and 1997 are not meaningful and should not be relied upon as an indication of future performance.

 Revenues

  As of September 30, 1998, the Company had generated $75,000 in revenues from its management services contract with Matria. In the future, the Company anticipates that revenues from its Internet operations will consist primarily of revenues from subscriber fees and, if the Company is successful in building its subscriber base and brand recognition and increasing traffic on WebMD, transaction, sponsorship and advertising fees.

 Operating Expenses

  Product Development. Product development costs consist of compensation and related expenses required to support the development of existing and new service offerings, license and other fees, content acquisition and Web site development fees. Product development costs are expensed as incurred. Product development costs were $566,000 for the year ended December 31, 1997 and $5.9 million for the nine months ended September 30, 1998. Product development costs increased primarily due to expenses related to the development of the Company's Internet service offerings. The Company anticipates that product development costs will continue to increase in absolute dollars as the Company develops and enhances its Internet service offerings and hires additional technical and Web development personnel.

  Sales and Marketing. Sales and marketing costs consist of salaries and related expenses and advertising, marketing and promotional expenses. Sales and marketing costs are expensed as incurred. Sales and marketing costs were $213,000 for the year ended December 31, 1997 and $1.5 million and $114,000 for the nine months ended September 30, 1998 and 1997, respectively. Sales and marketing costs increased primarily due to the Company's branding campaign and increased marketing efforts in connection with the deployment of WebMD. The Company expects that sales and marketing costs will continue to increase in absolute dollars as the Company continues to expand its branding and advertising campaigns, deploy WebMD, enter into new strategic agreements and increase its sales force.

  General and Administrative. General and administrative expenses consist primarily of: (i) salaries and related expenses for executive and administrative functions; (ii) occupancy expenses; and (iii) overhead expenses. General and administrative expenses were $1.8 million for the year ended December 31, 1997 and were $7.0 million and $1.3 million for the nine months ended September 30, 1998 and 1997, respectively. General and administrative expenses increased primarily due to increased salaries, compensation charges, related expenses for additional executive and administrative personnel and the building of executive and administrative infrastructure. The Company expects that its general and administrative costs will continue to increase in absolute dollars as the Company expands its administrative and executive staff, including customer service personnel, and adds infrastructure.

  Depreciation and Amortization. Depreciation and amortization expense consists of the depreciation of property and equipment. Depreciation and amortization was $9,000 for the year ended December 31, 1997 and was $111,000 and $1,000 for the nine months ended September 30, 1998 and 1997, respectively. Depreciation and amortization increased due to purchases of property and equipment for the expansion of the Company. The Company expects that amortization costs will increase significantly in absolute dollars due to amortization of $45.9 million in goodwill associated with the Acquisitions. The Company also expects that depreciation may increase in absolute dollars due to hardware costs associated with the deployment and distribution of WebMD.

 Interest Expense, Net

  Interest expense, net consists primarily of interest paid on certain loans from related parties and certain loans that have been repaid. Interest expense, net was $725,000 for the year ended December 31, 1997 and was $177,000 and $478,000 for the nine months ended September 30, 1998 and 1997, respectively. Interest expense, net decreased for the nine months ended September 30, 1998 due to the repayment of a $509,605 loan from a related party and receipt of interest on the Company's investment of funds received from McKessonHBOC in a private placement.

 Discontinued Operations

  Effective as of July 1, 1998, the Company sold substantially all of its cardiac monitoring assets to Matria for an aggregate of $17.0 million in cash and $6.0 million in additional contingent consideration payable subject to achievement during calendar year 1999 of certain revenue goals by Matria in the operation of the purchased assets. The Company incurred a loss from discontinued operations of $1.2 million, $1.7 million and $39,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and a loss of $383,000 and $718,000 for the nine months ended September 30, 1998 and 1997, respectively. For the nine months ended September 30, 1998, the Company recognized a gain of $8.1 million on the sale of its cardiac monitoring operations. On July 1, 1997, the Company sold UltraScan, a diagnostic imaging services provider, and recognized a gain on the UltraScan sale of $165,000 for the year ended December 31, 1997 and the nine months ended September 30, 1997.

 Income Taxes

  At December 31, 1997, the Company had total net operating loss carryforwards for federal and state income tax purposes of $5.1 million that expire in years 2010 through 2012. Utilization of the Company's net operating loss carryforwards may be subject to an annual limitation due to the "change of ownership" provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax assets to zero due to uncertainties with respect to the Company's ability to generate taxable income in the future sufficient to realize the benefit of deferred income tax assets.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations primarily through private equity and debt financings. During the year ended December 31, 1997 and nine months ended September 30, 1998, the Company received $5.8 million and $17.0 million, respectively, in net proceeds from the sale of its capital stock. On August 29, 1997, the Company borrowed $4.0 million from Sirrom Capital Corporation ("Sirrom") for working capital and general corporate purposes. In connection with the loan, the Company issued Sirrom a warrant to purchase 557,490 shares of Series D Common Stock. In April 1998, Premiere Technologies exercised warrants to purchase 1,000,000 shares of Series E Common Stock for an aggregate purchase price of $2.0 million. In July 1998, the Company borrowed an additional $2.0 million from Sirrom.

  Effective as of July 1, 1998, the Company sold substantially all of its cardiac monitoring assets to Matria for an aggregate purchase price of $17.0 million in cash and $6.0 million additional contingent consideration payable subject to Matria's achievement during calendar year 1999 of certain revenue goals in the operation of the purchased assets. The Company used approximately $6.0 million of the proceeds to repay the $4.0 million and $2.0 million loans from Sirrom. In July 1998, the Company used approximately $2.7 million of the proceeds for settlement costs of litigation related to Endeavor. The remainder of the proceeds have been and will continue to be used for product development costs, sales and marketing costs associated with the introduction of WebMD, purchases of network computers and related hardware and other general corporate purposes.

  On August 24, 1998, the Company sold 667,000 shares of Series A Preferred Stock to a wholly owned subsidiary of McKessonHBOC for an aggregate purchase price of $10.0 million and, on September 1, 1998, sold 134,000 shares of Series A Preferred Stock to Matria for an aggregate purchase price of $2.0 million. Each share of Series A Preferred Stock is convertible at any time at the option of the holder into one share of Common Stock, subject to adjustment, and will be automatically converted into one share of Common Stock upon the closing of an initial public offering. The Series A Preferred Stock is non-voting except that the holders of the Series A Preferred Stock vote as a separate class to elect one member to the Company's Board of Directors and acquire full voting rights in the event the Company fails to complete an initial public offering on or before February 20, 1999. Subject to the investment agreements entered into between the Company and each such subsidiary of McKessonHBOC and Matria, in the event the Company offers its Common Stock to the public in this offering at a price below $18.00 per share, or in the event this offering is not consummated on or before May 22, 1999 or March 1, 1999, as the case may be, the Company must issue to such subsidiary of McKessonHBOC or Matria, as the case may be, an additional 150,000 and 30,000 shares, respectively, of Common Stock (subject to adjustments for stock splits, stock dividends, combinations or the like) for no additional consideration. Furthermore, if the Company fails to close its initial public offering on or before November 22, 1999 or September 1, 1999, the Company must issue to such subsidiary of McKessonHBOC or Matria, as the case may be, an additional 50,000 and 10,000 shares, respectively, of Series A Preferred Stock for no additional compensation.

  On December 31, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of certifiedemail.com in exchange for 50,000 shares of Series D Common Stock. On January 25, 1999, the Company acquired all of the outstanding capital stock and converted certain debt of SHN in exchange for 1,623,041 shares of Series B Preferred Stock. In addition, the Company converted existing SHN options and warrants into options and warrants to acquire 126,959 shares of Series B Preferred Stock. At closing, the Company also paid certain liabilities at SHN. On January 22, 1999, the Company also acquired all of the outstanding capital stock and converted certain debt of DMK in exchange for 494,018 shares of Series B Preferred Stock. In addition, the Company converted existing DMK options and warrants into options and warrants to acquire 130,982 shares of Series B Preferred Stock. At closing, the Company also paid certain liabilities of DMK.

  The Company recently sold an aggregate of 860,000 shares of Series B Preferred Stock to five investors, including 650,000 shares to a wholly owned subsidiary of McKessonHBOC and 100,000 shares to an affiliate of Kelso & Company, for an aggregate purchase price of $17.2 million. The Company also recently sold an aggregate of 828,750 shares of Series C Preferred Stock to 15 investors, including Trigon Healthcare, Inc., an affiliate of Premier, Inc., Tenet Healthcare Corporation and principals of Gleacher NatWest Inc. ("Gleacher NatWest") for an aggregate purchase price of $16.6 million. Pursuant to the Company's advisory services agreement with Gleacher NatWest, the Company granted Gleacher NatWest warrants to purchase 750,000 shares of Series D Common Stock at an exercise price of $20.00 per share in lieu of a cash payment for such services. The Company also recently issued 180,000 shares of Series C Preferred Stock to E.I. du Pont de Nemours and Company ("DuPont") in exchange for content services provided by DuPont in lieu of a cash payment for such services. Furthermore, the Company recently made a strategic investment in Nationwide Medical Services, Inc. a/k/a J&C Nationwide ("J&C Nationwide") through the issuance of 100,000 shares of Series D Common Stock, and the Company has agreed to Web-enable J&C Nationwide's services and to create a physicians' career and placement center within WebMD.

  As of September 30, 1998, the Company's primary source of liquidity consisted of $11.8 million in cash and cash equivalents, and the Company had working capital of $13.3 million. Accounts payable and accrued expenses as of September 30, 1998 were $1.7 million compared to $317,000 as of December 31, 1997. This increase was principally due to fees owed to service providers.

  Net cash used by continuing operations was $3.6 million for the year ended December 31, 1997 and $14.5 million and $2.1 million for the nine months ended September 30, 1998 and 1997, respectively. The principal uses of cash were to fund the Company's net losses from operations, partially offset by increases in depreciation and amortization, non-cash interest and increased accounts payable and accrued expenses.

  Net cash provided by (used in) investing activities was $(1.6) million for the year ended December 31, 1997 and $10.4 million and $(1.1) million for the nine months ended September 30, 1998 and 1997, respectively. During 1997, purchases of property and equipment primarily related to discontinued operations, and during 1998, approximately half of the purchases of property and equipment related to continuing operations.

  Net cash provided by financing activities of continuing operations was $9.7 million for the year ended December 31, 1997 and $13.2 million and $7.7 million for the nine months ended September 30, 1998 and 1997, respectively. Financing activities consisted primarily of the proceeds from the issuance of equity securities and proceeds from the loans from Sirrom.

  The Company intends to use the net proceeds from this offering, the disposition of its cardiac monitoring assets and the recent common and preferred stock sales to fund the development and deployment of its WebMD services, including promotion of the WebMD brand, funding of promotional arrangements, subsidization of costs to subscribers, content development and licensing and expansion of the Company's marketing and advertising sales efforts, to fund operating losses and for working capital and other general corporate purposes. The Company intends to seek acquisitions that could provide additional service offerings or technologies, and a portion of the net proceeds of this offering may be used for such acquisitions. While the Company discusses potential acquisitions from time to time and has recently completed the Acquisitions, the Company currently has no plans, commitments or agreements for any such acquisitions, and there can be no assurance that any other acquisitions will be completed. Pending such uses, the Company intends to invest the net proceeds from this offering in investment-grade, interest-bearing instruments. See "Risk Factors--We Will Have Substantial Discretion Over the Use of Proceeds."

  The Company believes that the net proceeds from this offering, the disposition of its cardiac monitoring assets and the recent common and preferred stock sales will be sufficient to fund its working capital and capital expenditure requirements for at least the next 12 months. However, the Company expects to continue to incur significant operating losses for at least the next 24 months due to the development and deployment of WebMD and the Company's branding and advertising campaigns. To the extent the Company determines that it will require additional funds to support its operations or the expansion of its business, the Company may sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. The sale of additional equity or convertible securities will result in additional dilution to the Company's shareholders. There can be no assurance that additional financing, if required, will be available to the Company in amounts or on terms acceptable to the Company. See "Risk Factors--We Have a Limited Operating History and Are Transitioning to a New Business Model" and "--We Anticipate Significant Future Losses and Are Unable to Accurately Forecast Our Revenues."

YEAR 2000 COMPLIANCE

  Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

  Assessment. The Year 2000 Problem could affect computers, software and other equipment that the Company uses. Accordingly, the Company is reviewing its internal computer programs and systems to determine if they will be Year 2000 compliant. The Company believes that its computer systems will be Year 2000 compliant in a timely manner. However, while the Company does not expect the cost of these efforts to be material to its financial position or any year's operating results, there can be no assurance to this effect.

  Services Sold to Consumers. The Company depends on third party suppliers for most of the services provided through WebMD. If these parties are affected by the Year 2000 Problem, its ability to provide services to its subscribers may be materially adversely affected.

  Internal Infrastructure. The Company believes that it has identified substantially all of the major computers, software applications and related equipment used in connection with its internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to its business. The Company has commenced the process of modifying, upgrading and replacing systems that have been identified as potentially being adversely affected and expect to complete this process before the end of the third quarter of 1999. The Company does not expect the cost related to these efforts to be material to its business, financial condition or operating results.

  Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of the Company's office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 Problem. The Company is currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem on this equipment. The Company estimates that its total cost of completing any required modifications, upgrades or replacements of these internal systems will not have a material effect on its business, financial condition or operating results.

  Suppliers. The Company has been gathering information from and have initiated communications with its service and content providers to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. However, the Company has limited or no control over the actions of its service and content providers. Thus, while the Company expects that it will be able to resolve any significant Year 2000 Problems with its systems, it cannot guarantee that its service and content providers will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to its business. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on the Company's business, financial condition or operating results.

  Most Likely Consequences of Year 2000 Problems. The Company expects to identify and resolve all Year 2000 Problems that could materially adversely affect its business, financial condition or operating results. However, the Company believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting it have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, the Company cannot accurately predict how many failures related to the Year 2000 Problem will occur or the severity, duration or financial consequences of such failures. As a result, the Company expects that it could possibly suffer the following consequences:

  . a significant number of operational inconveniences and inefficiencies for the Company, its service and content providers and its subscribers and consumers that may divert the Company's time and attention and financial and human resources from its ordinary business activities; and

  . a lesser number of serious system failures that may require significant efforts by the Company, its service and content providers or its subscribers and consumers to prevent or alleviate material business disruptions.

  Contingency Plans. The Company is currently developing contingency plans to be implemented as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. The Company expects to complete its contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include (a) accelerated replacement of affected equipment or software; (b) short to medium-term use of backup equipment and software; (c) increased work hours for the Company's personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise or to provide manual workarounds for information systems; and (d) other similar approaches. If the Company is required to implement any of these contingency plans, such plans could have a material adverse effect on its business, financial condition or operating results.

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes that the adoption of SFAS No. 131 will not have a material effect on the Company's financial statements.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

  WebMD provides a branded, integrated, Web-based solution for the administrative, communications and information needs of healthcare professionals and for the healthcare information needs of consumers. The Company's Web destination consists of two distinct, linked Web sites--a subscription-based site for healthcare professionals and a free Health and Wellness Center site for consumers. WebMD is a single point of access to EDI services, enhanced communications services, branded healthcare content and other Web-based offerings. For healthcare professionals, WebMD is designed to simplify healthcare practices by integrating multiple administrative, communications and research functions into a single, easy to use Web-based solution. For consumers, WebMD provides premium, branded content to assist consumers in making informed healthcare decisions, personalized information about specific health conditions targeted according to the medical profiles of individual consumers and content-specific online communities that allow consumers to participate in real-time discussions and support networks via the Web. The Company's objective is to become the Web's premium brand for healthcare-related administrative, communications and information services.

INDUSTRY BACKGROUND

 Growth of the Internet

  The growth of the Internet as a new means of communicating, accessing information and engaging in commerce has been rapid and is expected to accelerate. International Data Corporation estimates that the number of Web users will grow from approximately 100 million in 1998 to approximately 320 million by 2002. A number of factors have contributed to the growth of the Internet including: (i) the large and growing installed base of personal computers in homes and businesses; (ii) improvements in network infrastructure and bandwidth; (iii) easier and cheaper access to the Internet; (iv) increased awareness of the Internet among consumer and business users; and (v) the rapidly expanding availability of online content and commerce.

 Need for Reduced Costs and Improved Service within Healthcare Industry

  Increasing concern over the rising cost of healthcare in the United States has caused a shift from fee-for-service reimbursement to managed care forms of reimbursement such as capitation and fixed fees. As a result, the healthcare industry has experienced significant consolidation as healthcare providers and hospitals have formed networks and other affiliations to spread their financial risks, overhead and operating costs over a broader patient population. Jupiter Communications, an independent Web research company, estimates that over 80% of employers in the United States are moving to managed care programs such as health maintenance organizations and physician practice organization networks. Healthcare providers are facing new pressures in this changing practice environment. Physicians have generally experienced declining incomes and increased levels of financial risk due to the rise of managed care. These changes have led many of the approximately 730,000 physicians in the United States to seek ways to improve practice efficiency in order to better absorb revenue decreases, comply with managed care guidelines and manage risks without compromising the quality of patient care. Because these changes have resulted in patients directly bearing a greater portion of healthcare costs, they have increasingly demanded greater involvement in healthcare decisions.

  Many healthcare professionals are intensive users of administrative, communications and information services, such as EDI services, transcription services, after-hours answering services, paging, voice mail and medical references. However, these services often are provided by multiple vendors, are not integrated, require users to become familiar with multiple devices and are invoiced separately. The Company believes that certain inefficiencies could be eliminated if a single provider integrated these multiple services. The Company believes that a significant opportunity exists for healthcare professionals to use the Internet to increase practice efficiency, achieve measurable cost savings and improve the quality of patient care.

 Rapid Growth in Internet Use by Healthcare Consumers

  Health and medical information is one of the fastest growing areas of interest on the Internet. According to Media Metrix, an independent Web research company, in 1997 healthcare-related content was the second most popular subject of Web-based information retrieval searches. According to Cyber Dialogue, an independent research company, approximately 70% of the persons searching for health and medical information on the Internet believe the Internet empowers them by providing them with information before and after they go to a doctor's office. Cyber Dialogue also indicates that during the 12-month period ended July 1998, approximately 17 million adults in the United States searched online for health and medical information, and approximately 50% of these individuals made offline purchases after seeking information online. Furthermore, Cyber Dialogue estimates that the number of adults in the United States searching for online health and medical information will grow to approximately 30 million in the year 2000, and they will spend approximately $150 billion for all types of health-related products and services offline. Accordingly, the Company believes that healthcare and pharmaceutical companies will increasingly attempt to influence the spending decisions of consumers through online advertising. An independent research company, Jupiter Communications, estimates that expenditures for online health and medical advertising will grow to approximately $265 million by 2002. The Company believes that the first company to establish clear brand leadership will have a significant opportunity to capitalize on multiple revenue opportunities, including recurring subscription, advertising and sponsorship revenue.

THE WEBMD SOLUTION

  The Company provides healthcare professionals a single, easy to use Web-based solution that integrates and helps manage their administrative, communications and information functions. The Company also provides healthcare consumers with a broad range of healthcare-related information and access to online healthcare communities at no cost to consumers.

 Benefits to Healthcare Professionals

  A Single Point of Access. WebMD reduces the need for healthcare professionals to use multiple administrative, communications and information services by integrating these services via the Internet. The Company has entered into relationships to assist healthcare professionals in obtaining all hardware and ancillary services necessary to use WebMD, including Internet access and computer hardware.

  Premium Services and Content. WebMD provides a suite of premium services and content, including EDI services for healthcare professionals' eligibility verification and patient referral needs, the Virtual Receptionist, which manages incoming calls, e-mail and fax messages, WebMD OnCall for physician-only answering services, customized physician Web sites and content from recognized market leaders. The Company intends to add services and content in the future, including a Web-enabled medical transcription services offering.

  Ease of Use. The Company provides its services via the standardized interface of Web browsers. Therefore, subscribers who use the Company's services do not require training on multiple proprietary devices.

  Cost Savings. The Company offers a bundle of services, including its Virtual Receptionist unified messaging platform, its WebMD OnCall physician-only answering service, customized physician Web sites and premium research and educational content, at a price that it believes is competitive with the price healthcare professionals would pay for these services if purchased individually.

 Benefits to Healthcare Consumers

  Premium and Proprietary Content. WebMD provides healthcare consumers with a single point of access to premium and proprietary health and wellness content. Consumers can use the information provided through WebMD without charge to educate themselves on healthcare-related matters in order to make better informed healthcare decisions. In addition, WebMD can deliver personalized content and e-mail updates based on a consumer's profile and can search and retrieve member-specific healthcare information from the Web.

  Online Healthcare Communities. Through recent acquisitions, WebMD provides access to online communities that provide consumers with personalized information about their health conditions and allow them to participate in message boards, real-time chat rooms and support networks via the Web. In addition, online communities provide member-generated content based on shared experiences.

  Convenience and Reliability. Through a physician's WebMD Web site, patients can obtain information regarding office hours, location and other matters without having to place a telephone call to the physician's office. In addition, patients can receive healthcare information that is reviewed and approved by medical professionals under their physician's WebMD Web site--a reliable and familiar source of information.

STRATEGY

  The Company's objective is to become the Web's premium brand for healthcare-related administrative, communications and information services. Key elements of the Company's strategy include:

  Providing a First-to-Market, Integrated Solution. The Company believes that the first provider to market with an integrated Web-based solution for the administrative, communications and information needs of the healthcare industry has the opportunity to establish the leading healthcare brand on the Web. The Company believes that WebMD provides healthcare professionals with the ability to adopt Web-based technology with a minimum of difficulty and expense. Accordingly, the Company intends to continue to leverage its strategic relationships to integrate premium services and content and rapidly distribute WebMD in order to be first-to-market with an integrated solution.

  Building Brand Name Recognition. The Company believes that establishing the WebMD brand and building brand recognition is critical to its ability to attract new subscribers and increase consumers' use of its Web site. Therefore, the Company is currently engaged in a major campaign to increase awareness of the WebMD brand among healthcare professionals and consumers. The Company plans to continue to allocate significant resources to develop and build brand recognition through online and offline advertising, strategic alliances and other promotional activities and marketing initiatives. The Company intends to build an online community of healthcare professionals, consumers, hospitals, managed care organizations, medical distributors and suppliers and pharmaceutical companies under the WebMD brand name. Through WebMD's easy-to-remember Web address, EDI services, enhanced communications services, branded healthcare content, consumer information and useful applications, the Company intends to build user loyalty and to become the Web address of choice for healthcare professionals and consumers.

  Leveraging Strategic Relationships. The Company believes that its strategic relationships and its knowledge of, and contacts in, the healthcare industry provide it with a significant competitive advantage. The Company has entered into strategic relationships with several healthcare and online industry leaders and intends to enter into additional strategic relationships in the future. See "--Strategic Relationships." The Company believes that its strategic relationships allow it to market WebMD and provide premium services and content more efficiently and effectively than would be possible through its direct efforts alone. The Company also believes that the Company's ongoing relationships with leading members of the healthcare community will enhance the WebMD brand name, increase traffic to its Web site and increase its ability to attract new subscribers and consumers.

  Enhancing the WebMD Offerings. The Company focuses on providing an attractive suite of EDI services, enhanced communications services, branded healthcare content and other Web-based solutions through WebMD. The Company intends to use its knowledge of and experience in the healthcare industry to offer additional services and content that will directly address the needs of healthcare professionals and consumers. For example, the Company plans to release a Web-enabled medical transcription service offering in the near future.

  Pursuing Strategic Acquisitions. The Company intends to acquire companies with complementary technology, products and services. The Company believes that acquisitions will help it become the premium Web brand for healthcare-related communications, information and e-commerce services. To date, we have acquired SHN, a builder and manager of Web-based communities targeted to healthcare consumers, DMK, a publisher of health and medical information and certifiedemail.com, a provider of secure delivery and confirmation of receipt of electronic mail. The Company intends to migrate SHN's and DMK's members to WebMD. In addition, the

Company recently invested in J&C Nationwide and intends to Web-enable J&C Nationwide's services and to create a physicians' career and placement center within WebMD. The Company intends to pursue acquisitions that it believes are complementary to its existing business and will help it build its subscriber and consumer bases, increase its services and potentially provide additional sources of revenue.

  Capitalizing on Multiple Revenue Opportunities. The Company is focusing on providing services that generate recurring revenue. The Company expects that the majority of its revenues will initially consist of recurring subscription revenues. If the Company is successful in increasing its subscriber base, building brand recognition and increasing traffic on its Web site, the Company expects revenues from advertising, transaction and sponsorship fees to increase as percentages of its total revenues.

WEBMD OFFERINGS

  The Company's Web destination consists of two distinct, linked Web sites--a subscription-based site for healthcare professionals and a free Health and Wellness Center site for consumers. The Company currently offers subscribers two monthly service packages: WebMD, which includes all of the services available through WebMD, except the physician-only answering service; and WebMD OnCall, which also includes the physician-only answering service.

 Professional Offerings

  Healthcare professionals who subscribe to WebMD have access to multiple areas on the WebMD Web site, including:

                                    OFFICE

 PRODUCT OR SERVICE              FEATURES                       BENEFITS
----------------------------------------------------------------------------------
 EDI                  Offers electronic access to     Streamlines the process and
                       real-time insurance             makes insurance
                       eligibility verification and    verification and patient
                       patient referrals               referrals faster and easier
----------------------------------------------------------------------------------
 Virtual Receptionist Integrates Web-based communica- Allows healthcare profes-
                       tions and information servic-   sionals to communicate and
                       es, including voice mail,       retrieve information via
                       e-mail, fax messaging, paging,  the Internet, telephone or
                       conference calling, worldwide   fax
                       long distance and active mes-
                       sage notification
----------------------------------------------------------------------------------
 WebMD OnCall         Offers physician-only answering After hours messages can be
                       services that utilize experi-   delivered via pager, fax or
                       enced professionals to assist   e-mail by the physician's
                       both physicians and patients    personal Virtual Reception-
                       during physicians' off hours    ist
----------------------------------------------------------------------------------
 Physician Web Sites  Allows physicians to develop    Allows physicians to more
                       and manage their own custom-    effectively market their
                       ized Web sites and to include   practices and better commu-
                       information such as e-mail ad-  nicate with and educate pa-
                       dresses, office hours, tele-    tients
                       phone numbers, office
                       locations and directions, hos-
                       pital affiliations and links
                       to patient education informa-
                       tion
----------------------------------------------------------------------------------


                                     OFFICE

   PRODUCT OR SERVICE               FEATURES                       BENEFITS
-------------------------------------------------------------------------------------
 Secure Electronic       Enables customers to confiden-  Ability to communicate in a
  Communications          tially send, track and verify   secure environment to pro-
                          delivery of e-mails             tect patient confidential-
                                                          ity
-------------------------------------------------------------------------------------
 Practice Management     Provides access to governmental Improves clinical practice
  Tools                   and regulatory compliance       and business efficiency
                          standards and pharmaceutical
                          updates
-------------------------------------------------------------------------------------

                                    LIBRARY

   PRODUCT OR SERVICE               FEATURES                       BENEFITS
-------------------------------------------------------------------------------------
 Physician References    Provides access to topical med- Allows physicians quick ac-
                          ical news, comprehensive phy-   cess to reliable informa-
                          sician reference databases,     tion necessary for their
                          medical encyclopedias, jour-    practice
                          nals, dictionaries and
                          directories from well-recog-
                          nized sources
-------------------------------------------------------------------------------------
 Interactive Dissectible Offers Web-enabled interactive  Healthcare professionals can
  Anatomy                 dissectible anatomy software,   use the images for their
                          including a comprehensive dig-  own reference and to pre-
                          ital database of detailed ana-  pare presentations for
                          tomical images                  peers and patients
-------------------------------------------------------------------------------------
 MedBookStore            Provides online access to medi- Allows healthcare profes-
                          cal bookstore                   sionals to purchase current
                                                          medical texts and journals
                                                          online
-------------------------------------------------------------------------------------

                                    SUPPLIES

   PRODUCT OR SERVICE               FEATURES                       BENEFITS
-------------------------------------------------------------------------------------
 Medical Supplies        Will provide access to online   Will allow healthcare pro-
                          ordering of medical and surgi-  fessionals online ordering
                          cal supplies and equipment      capability 24 hours a day
                          through McKessonHBOC
-------------------------------------------------------------------------------------

                                   CLASSROOM

   PRODUCT OR SERVICE               FEATURES                       BENEFITS
-------------------------------------------------------------------------------------
 CME Courses             Offers CME courses in a variety Provides physicians with the
                          of practice areas               opportunity to obtain re-
                                                          quired educational credits
                                                          easily and conveniently
-------------------------------------------------------------------------------------

                                     LOUNGE

   PRODUCT OR SERVICE               FEATURES                       BENEFITS
-------------------------------------------------------------------------------------
 Leisure Content and     Provides access to financial    Provides financial products
  Services                services and products, as well  and insurance at discounted as news, stock, sports, travel  rates and a single point of
                          and weather information         access to leisure informa-
                                                          tion
-------------------------------------------------------------------------------------

  The Company intends to provide additional practice management tools to improve clinical practice and business office efficiency, such as Web-enabled transcription services through the Company's relationship with MedQuist, fraud and abuse audit services through the Company's relationship with PDN and healthcare professional placement services through the Company's relationship with J&C Nationwide. The Company also intends to provide certain life science contents through the Company's relationship with DuPont. In addition, the Company intends to provide streaming audio and video features with its CME courses through the Company's relationship with iXL.

  The Company offers additional services to subscribers for additional monthly fees. If a prospective subscriber is not connected to the Internet, the Company can provide dial-up Internet access. The Company can sell a prospective subscriber a network computer. The Company also provides automated patient test results to physicians and optional access to paging services. The Company intends to provide subscribers the opportunity to purchase personal computers at a set price.

 Consumer Offerings

  Healthcare consumers have access to the Health and Wellness Center on the WebMD Web Site for free.

                          HEALTH AND WELLNESS CENTER

   PRODUCT OR SERVICE               FEATURES                       BENEFITS
------------------------------------------------------------------------------------
 Premium and Proprietary Consolidates patient education  Healthcare consumers can
  Healthcare Content      information, including          access numerous sources of
                          information for people with     reliable consumer-oriented
                          chronic or acute conditions,    healthcare resources
                          disease management topics,      reviewed by medical
                          wellness content including      professionals for free
                          fitness and nutrition,
                          clinical databases, medical
                          encyclopedias, journals and
                          directories
------------------------------------------------------------------------------------
 Online Communities      Offers 10 online communities    Consumers may develop
                          focused on chronic health       loyalty to their online
                          conditions and a Women's        community which the
                          Health Place, covering eight    Company believes
                          women's health topics           translates into more
                                                          frequent usage by
                                                          consumers and longer stays
                                                          on the Web site
------------------------------------------------------------------------------------
 Chat Rooms and Message  Offer multiple message boards,  Consumers can share
  Boards                  24-hour chat rooms and at       experiences and exchange
                          least one scheduled chat event  information in a private
                          per week with chat guests for   environment with other
                          live events which include       members who share their
                          physicians, social workers and  health condition
                          nurses
------------------------------------------------------------------------------------
 Personalized            Searches and retrieves          Consumers can receive
  Information             healthcare information from     healthcare information
                          WebMD's premium and             that is tailored to their
                          proprietary content based on a  condition and level of
                          member's profile, including     sophistication and,
                          age, gender, reading            through updated profiles,
                          comprehension level and other   continue to receive new
                          factors, and provides           and compelling content
                          personalized e-mail updates to
                          community members
------------------------------------------------------------------------------------

STRATEGIC RELATIONSHIPS

  The Company has entered into strategic relationships for distribution, services and content. The Company believes that these relationships will enable it to rapidly develop and distribute WebMD, enhance the WebMD brand, generate traffic on its Web site and capitalize on additional distribution and revenue opportunities. The Company has strategic relationships with the following companies:

 Distribution Relationships

  McKessonHBOC. McKessonHBOC is the leading healthcare supply management company in North America and is also the leading provider of integrated patient care, clinical, financial, managed care and strategic management software solutions to the healthcare industry. McKessonHBOC has installed healthcare information systems in approximately 52% of the U.S. community hospitals with over 100 beds. The Company has entered into a strategic alliance agreement with McKessonHBOC, and McKessonHBOC has agreed to place or pay for a certain number of WebMD subscriptions, subject to certain conditions, to integrated delivery networks, acute care hospitals, long-term and alternate site care relationships, physician offices, pharmacies, pharmaceutical and biotechnology companies and medical and surgical supply manufacturers. In connection with a recently announced promotion, McKessonHBOC also marketed WebMD with its Connect2000 thin client software. Under this promotion, organizations that purchased a minimum of 250 WebMD subscriptions prior to December 31, 1998 received an equal number of Connect2000 seat licenses at no additional charge. WebMD has agreed to reimburse McKessonHBOC for the cost of the Connect2000 seat licenses granted through this promotion. Through the Company's strategic relationship with McKessonHBOC, the Company intends to offer online ordering of medical and surgical supplies and equipment. Through the Company's strategic alliance with HBOC Call Center Group, a division of McKessonHBOC, WebMD provides automated test results and patient and parent advice lines. The Company is currently Web-enabling these services. A wholly owned subsidiary of McKessonHBOC has made an aggregate $23.0 million of equity investments in the Company.

  ENVOY. ENVOY is a leading provider of EDI and transaction processing services. ENVOY's transaction network, which processed approximately 984 million transactions in the 12 months ended March 31, 1998, includes approximately 200,000 physicians, 4,500 hospitals and 811 payors. ENVOY, which is the designated single source EDI provider for Aetna U.S. Healthcare, Inc., has agreed to use its direct and indirect sales force to market WebMD.

  DuPont. DuPont's Life Sciences division consists of agricultural products and pharmaceuticals, which includes DuPont's 50% interest in The Merck Pharmaceutical Co. WebMD will provide life sciences content through its strategic relationship with DuPont. DuPont has also agreed to place or pay for a certain number of WebMD subscriptions, subject to certain conditions.

  MedQuist. MedQuist is a leading national provider of electronic transcription and document management services to the healthcare industry. MedQuist operates more than 50 client centers in 24 states and employs over 2,400 trained transcriptionists to serve 500 clients, primarily hospitals and medical centers, as well as other non-hospital healthcare providers, such as managed care providers, surgical centers, outpatient clinics and physician groups. The Company has entered into a strategic alliance agreement with Transcriptions Ltd., a wholly owned subsidiary of MedQuist, pursuant to which the Company and MedQuist have agreed to jointly promote their respective services and Transcriptions Ltd. has agreed to place or pay for a certain number of WebMD subscriptions, subject to certain conditions. Each party has the right to maintain an exclusive presence on the other's Web site. In addition, the Company and MedQuist recently announced a promotion which provides that physicians who agree to use $1,000 in MedQuist services per month will receive a WebMD subscription for free. The Company has agreed to subsidize the cost of this promotion. The Company and MedQuist are currently developing a Web-enabled medical transcription services offering.

  DePuy Orthopaedics. DePuy Orthopaedics, Inc. ("DePuy"), a Johnson & Johnson company, is a leading manufacturer and distributor of orthopaedics devices and supplies. DePuy has agreed to market WebMD to its existing customer base of orthopaedic specialists.

  Matria. Matria is a leading provider of comprehensive disease management services for health plans and employers for pregnancy and the chronic conditions of diabetes, respiratory disorders and cardiovascular disease.

Matria has agreed to market WebMD directly to its established customer base of obstetricians, gynecologists and cardiologists. In September 1998, Matria made a $2.0 million equity investment in the Company.

  E*TRADE. E*TRADE, a leading provider of online investing services, was recently named the best overall online investment service by Gomez Advisors, a leading independent authority devoted to online consumer services. The Company has entered into a strategic alliance agreement with E*TRADE pursuant to which E*TRADE has agreed to purchase WebMD subscriptions for physicians who open E*TRADE accounts as part of a limited promotional offer. In addition, E*TRADE is the exclusive provider of online investing services to WebMD subscribers.

  CompuServe. CompuServe Interactive Services, Inc. ("CompuServe"), a subsidiary of America Online, Inc. and a leading provider of Internet access to consumers, had approximately two million users as of August 1998. CompuServe has agreed to feature WebMD as the anchor tenant on its Web site's Health Channel. In addition, the Company has agreed to market CompuServe as its exclusive ISP for subscribers in need of Internet services, Internet access and customer support. WebMD and CompuServe have agreed to share the cost of a direct mailing initiative of up to 750,000 CompuServe CD-ROMs to physicians.

  CNN. CNN Interactive, a division of Cable News Network, Inc. ("CNN"), has agreed to position and promote WebMD as its premier provider of content for CNN's Health Section on CNN's flagship Web site, "cnn.com." CNN will provide several promotional arrangements, including banner advertisements, links to WebMD, e-mails and promotions under health-related chat and message boards.

  Real Select. Real Select, Inc., the operator of "realtor.com," the official Web site of the National Association of Realtors, has agreed to feature WebMD as its premier provider of health and medical related information in its Health Care Channel within its Resource Center.

 Service Relationships

  Premiere. Premiere is a leading provider of enhanced communications services. The Company uses Premiere's computer telephony platform and private frame relay network to provide enhanced communications services through WebMD. WebMD and Orchestrate.com entered into a co-marketing agreement for communications services. In connection with the Company's strategic relationship with Orchestrate.com, Premiere, its parent, purchased an aggregate of 2,100,000 shares of the Company's Series E Common Stock. In addition, the Company and Premiere entered into a sublease for corporate office space and an equipment lease of call center technology.

  J&C Nationwide. J&C Nationwide is a locum tenens and permanent healthcare professional placement and staffing services provider. WebMD has agreed to Web-enable J&C Nationwide's services and to create a physicians' career and placement center within WebMD. WebMD recently made a strategic investment in J&C Nationwide through the issuance of 100,000 shares of Series D Common Stock in exchange for approximately 30% of the capital stock of J&C Nationwide.

  PDN. WebMD will provide fraud and abuse audit services to subscribers through its strategic relationship with PDN.

  Medsite Publishing. WebMD provides subscribers access to "medbookstore.com" for purchases of medical books online through its strategic relationship with Medsite Publishing, Inc.

  CFN. WebMD provides certain insurance and home finance products at discount rates to subscribers through the Company's relationship with Consumer Financial Network, Inc. ("CFN"). CFN is a division of iXL Holdings, Inc., the parent company of iXL.

  iXL. WebMD provides customized Web sites for physicians through its relationship with iXL. These Web sites may feature important information for patients and provide links to patient education and health and wellness content on WebMD. iXL also provides Web development and physician Web site hosting services to WebMD. WebMD will provide streaming audio and visual features to its CME courses through its relationship with iXL.

  UUNET. The Company offers subscribers optional dial-up Internet access through its relationship with UUNET, a subsidiary of MCI WorldCom.

  NCI. The Company offers subscribers the option to purchase network computers through its relationship with Network Computers, Inc., a subsidiary of Oracle Corporation.

  DoubleClick. WebMD obtains Internet advertising solutions through the Company's strategic relationship with DoubleClick, Inc.

 Content Relationships

  Thomson Healthcare. Thomson Healthcare Information Group ("Thompson Healthcare") is a publisher of leading healthcare reference works and journals. Thomson Healthcare provides the Company with comprehensive online physician reference databases, publications and directories, including the PDR library and articles from the Medical Economics Company journals, the RedBook pharmaceutical database and Stedman's medical dictionary. Thomson Healthcare also provides consumer content, including the PDR Family Guide to Prescription Drugs and the Contemporary Pediatrics Guide for Parents. In addition, Thomson Healthcare provides a majority of the Company's CME courses.

  InteliHealth. InteliHealth, Inc. ("InteliHealth") provides the Company with daily healthcare news, provider directories and consumer information resources, including condition and wellness center content, information from the National Institutes of Health and the National Health Council and answers to frequently asked medical questions. InteliHealth also provides the Company with information regarding regulatory and governmental compliance standards and pharmaceutical updates. InteliHealth's healthcare information is reviewed and approved by Johns Hopkins University and Health System, which has been ranked as the top hospital in the United States for eight consecutive years in the annual U.S. News & World Report "Honor Roll" of hospitals.

  ADAM. A.D.A.M. Software, Inc. ("ADAM") is a leading developer of anatomical and medical content and software. ADAM provides the Company with Web-enabled interactive dissectible anatomy software. ADAM also provides the Company medical, pediatric and sexually transmitted disease encyclopedias for use by healthcare professionals and consumers.

  Medirisk. Medirisk, Inc. ("Medirisk") is a leading provider of analytical databases and software for the healthcare industry. The Medirisk products allow users (physicians, hospitals and insurers) to compare physician fees, reimbursement and utilization patterns for a broad range of treatments. Medirisk's clinical performance products measure the efficiency and effectiveness of care in a variety of medical specialties, and its physician databases offer detailed information about doctors seeking new practice affiliations.

  HealthGate. HealthGate Data Corporation ("HealthGate") provides the Company with online physician reference databases, including MEDLINE, which currently contains over 8,000,000 references from medical journals, and other National Library of Medicine databases which are updated weekly. HealthGate also provides weekly editions of its award-winning Healthy Living "webzines."

  National Jewish. National Jewish Medical and Research Center ("National Jewish") is a leading medical and research center devoted entirely to respiratory, allergic and immune system diseases, including asthma, tuberculosis, emphysema, severe allergies, AIDS, cancer and autoimmune diseases. U.S. News & World Report ranked National Jewish as the best hospital in the United States for pulmonary disease treatment in 1998. National Jewish provides the Company with physician and consumer content and CME courses regarding these specialty areas.

  MCN. Medical Communications Network, Inc., a leading publisher of healthcare reference materials, provides the Company with articles from Physician's Practice Digest.

  Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners will view their relationships with the Company as significant to their own business or that they will not reassess their commitment to the Company in the future. There can be no assurance that any party with whom the Company has an agreement will perform its obligations as agreed or that any agreement would be specifically enforceable by the Company. The Company's arrangements with its strategic partners generally do not establish minimum performance requirements for the Company's strategic partners, but instead rely on their voluntary efforts. Therefore, there can be no assurance that these relationships will be successful. Failure of one or more of these strategic partners to effectively distribute the Company's products or services or to provide the Company with satisfactory services or content could have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--We Depend on Our Distribution Partners," "--We Depend on Our Service Providers" and "--We Depend on Our Content Providers."

SALES AND MARKETING

  The Company markets WebMD through its internal sales force and its strategic distribution relationships which typically couple the Company's use of the strategic partner's services or content with the strategic partner's obligation to market WebMD to its customer or client base. The Company's distribution partners, which target different healthcare sectors, combined with the Company's internal sales force, provide the Company with sales and marketing professionals who are experienced in the healthcare industry. The Company's and its strategic partners' direct marketing efforts, which may include promotional offers, direct mail and telemarketing initiatives, emphasize the ease of use and adoption, attractive pricing and integrated solution offered by WebMD. The Company has entered into, and intends to continue to enter into, strategic alliances with parties who have established customer or client bases that have an anticipated need for the services provided through WebMD. In connection with certain of these strategic alliances, such as the alliances with McKessonHBOC, E*TRADE, CompuServe, CNN and MedQuist, the Company has agreed to bear the cost of certain subsidized promotional offers, to compensate such partners for each subscriber that WebMD obtains through their marketing efforts or to make guaranteed payments to such partners. The Company intends to continue to enter into additional promotional arrangements in the future. See "Risk Factors--We Anticipate Significant Future Losses and Are Unable to Accurately Forecast Our Revenues."

  The Company is currently engaged in a significant branding and promotional campaign to increase awareness of the WebMD brand. The Company is employing a combination of online advertising and other marketing and promotional efforts aimed at defining a desirable online destination for healthcare professionals and consumers, attracting new subscribers and consumers, increasing traffic on its Web site and developing additional revenue opportunities. The Company also promotes Web-based services through traditional print media, including trade journals, newspapers and magazines targeted at healthcare professionals, and participates in tradeshows, conferences and speaking engagements as part of its ongoing public relations program. The Company plans to continue to allocate significant resources to marketing WebMD.

CUSTOMER SERVICE AND SUPPORT

  The Company believes that effective customer service is essential to attracting and retaining subscribers and consumers. The Company provides ongoing telephone support through its customer service and sales support centers which are accessible by a toll-free call and are available from 8:00 a.m. to 8:00 p.m. Eastern Time Monday through Friday. WebMD's live operators screen all requests for telephone support and direct the call to the appropriate customer service personnel. Technical support personnel are responsible for consulting with the Company's strategic partners regarding technical support issues and for resolving technical problems encountered by users, strategic partners or other parties. Through CompuServe, WebMD will provide 24-hour customer service for WebMD subscribers who use CompuServe as their ISP.

COMPETITION

  The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company competes, directly and indirectly, for subscribers, consumers, content and service providers, advertisers and acquisition candidates with the following categories of companies: (i) online services or Web sites targeted to the healthcare industry generally; (ii) publishers and distributors of traditional off-line media, including those targeted to healthcare professionals, many of which have established or may establish Web sites; (iii) general purpose consumer online services which provide access to healthcare-related content and services; (iv) public sector and non-profit Web sites that provide healthcare information without advertising or commercial sponsorships; (v) vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging; and (vi) Web search and retrieval services and other high-traffic Web sites. In addition, with regard to its EDI service offering, the Company also competes with providers of single function EDI terminals, such as those provided by VeriFone Incorporated. The Company does not have the contractual right to prevent its subscribers, other than subscribers under certain promotional plans, from terminating their service or changing to a competing network.

  The Company believes that the principal competitive factors in attracting and retaining healthcare subscribers are the depth, breadth and timeliness of services and content, the ability to offer compelling content and services and brand recognition. Other important factors in attracting and retaining healthcare professionals include ease of use, quality of service and cost. The Company believes that the principal competitive factors that will attract advertisers include price, the number of healthcare professionals who subscribe to WebMD, the aggregate traffic on WebMD, the demographics of the Company's subscriber and user bases and the creative implementation of advertisement placements.

  The Company also competes in the communications services markets. These markets are also intensely competitive, rapidly evolving and subject to rapid technological change. Other providers currently offer each of the individual services and certain combinations of the services offered by the Company. The Company's voice mail services compete with voice mail services provided by certain RBOCs as well as by independent voice mail vendors. The Company's communications services and features, such as conference calling, compete with services provided by companies with significantly greater resources than the Company, as well as smaller interexchange long distance providers. Telecommunications companies also compete for consumers based on price, and major competitors often conduct extensive advertising campaigns to capture market share. There can be no assurance that a decrease in rates charged by competitors would not have a material adverse effect on the Company's business, financial condition and operating results. The Company expects that the communications and information services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the Company's technology.

  To be competitive, the Company must license leading technologies, enhance its existing services and content, develop new technologies that address the increasingly sophisticated and varied needs of healthcare professionals and healthcare consumers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. There can be no assurance that the Company will be successful in using new technologies effectively or adapting its Web site and proprietary technology to user requirements or emerging industry standards. Any pricing pressures, reduced margins or loss of market share resulting from the Company's failure to compete effectively would materially adversely affect the Company's business, financial condition and operating results.

  Many of the Company's current and potential competitors have greater resources to devote to the development, promotion and sale of their services; longer operating histories; greater financial, technical and marketing resources; greater name recognition; and larger subscriber bases than the Company and, therefore, have a significantly greater ability to attract subscribers and advertisers. Many of these competitors may be able to respond more quickly than the Company to new or emerging technologies in the Internet and the personal communications market and changes in Internet user requirements and to devote greater resources than the Company to the development, promotion and sale of their services. In addition, the Company does not have contractual rights to prevent its strategic partners from entering into competing businesses or directly competing with the Company. See "Risk Factors--We Depend on Our Distribution Partners," "--We Depend on Our Service Providers" and "--We Depend on Our Content Providers." There can be no assurance that the

Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect the Company's business, financial condition and operating results. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, financial condition and operating results. See "Risk Factors--We Face Intense Competition and Risks Associated With Technological Change."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as online content, user privacy, pricing and characteristics and quality of products and services. For example, although it was held unconstitutional, the Communications Decency Act of 1996 prohibited the transmission over the Internet of certain types of information and content. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the FCC in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure in many areas, local exchange carriers have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs.

  Internet user privacy has become an issue both in the United States and abroad. Current United States privacy law consists of a few disparate statutes directed at specific industries that collect personal data, none of which specifically covers the collection of personal information online. The Company cannot guarantee that the United States or foreign nations will not adopt legislation purporting to protect such privacy. Any such legislation could affect the way in which the Company is allowed to conduct its business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on the Company's business, financial condition and operating results. Moreover, it may take years to determine the extent to which existing laws governing issues such as property ownership, libel, negligence and personal privacy are applicable to the Internet.

  Currently, the Company's operations are not regulated by any healthcare agency. However, with regard to healthcare issues on the Internet, the recently enacted Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. It will be necessary for the Company's platform and for the applications that it provides to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own or someone else's medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information. The proposed Health Information Modernization and Security Act would provide for establishing standards and requirements for the electronic transmission of health information.

  The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. A recently-passed law places a temporary moratorium on certain types of taxation on Internet commerce. The Company cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on the Company's business, financial condition and operating results.

  Issuances of the Company's securities are regulated by the Commission and the securities commissions of states where the Company offers or sells its securities. The Company issued options to acquire an aggregate of 7,280 shares of Series D Common Stock at an exercise price of $2.00 per share to five independent sales representatives in the State of Texas for which the Company may not have had an exemption available under the securities laws of the State of Texas. Similarly, the Company issued options to acquire 111 shares of Series D Common Stock at an exercise price of $2.00 per share to an independent sales representative in the State of Oklahoma for which the Company may not have had an exemption under the securities laws of the State of Oklahoma. In addition, the Company may have offered to issue securities to an independent sales representative in the State of New Hampshire for which the Company may not have had an exemption available under the securities laws of the State of New Hampshire. With respect to the potential option issuance in the State of New Hampshire or option issuances made in the State of Texas, the Company notified each of the optionholders of the potential lack of an available exemption. Each optionholder to whom these notifications were sent returned acknowledgments and waivers of their rights to rescind the option grants. The option grant to the Oklahoma resident is the subject of a no-action request currently pending with the State of Oklahoma Division of Securities. The options issued in the State of New Hampshire are no longer outstanding due to a failure by the recipient to meet certain performance requirements. All of these securities are potentially subject to recision. While management is not aware of any claims against the Company relating to these options as of the date hereof, there can be no assurance that the Company will not be subject to possible claims, penalties, fines, private or governmental actions relating to these issuances of securities. See "Risk Factors--We Are Subject to Government Regulation and Legal Uncertainties" and "--We Could Be Subject to Sales or Other Taxes."

INTELLECTUAL PROPERTY

  The Company relies on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect its proprietary rights. The Company has applied for federal registration of the service marks "WebMD," "Web-MD" and "WebMD OnCall." By letter dated July 6, 1998, the PTO refused registration of the "Web-MD" mark when used on or in connection with the Company's services. Although the Company has responded to the PTO's refusal of registration and believes that it is likely the "WebMD," "Web-MD" and "WebMD OnCall" marks will be accepted for registration by the PTO, the Company cannot guarantee that it will be able to secure registration for the "WebMD," "Web-MD" or "WebMD OnCall" marks. If the Company is required to change its corporate name and stop using the "WebMD" mark, current and potential customers could be confused and the Company's business could be disrupted. Any of these potential effects could seriously harm the Company's business, prospects, financial condition and operating results. In addition, any name change effected after this offering could result in confusion to investors which could seriously harm the market price of the Company's Common Stock. The Company has also registered the domain name "webmd.com." In connection with the acquisition of SHN, the Company acquired the registered trademark "Sapient Health Network," two patent applications pending in the PTO and 19 domain name registrations. In connection with the acquisition of DMK, the Company acquired the registered trademarks "Direct Medical Knowledge" and "DMK Electronic Library," two trademark applications pending in the PTO and three domain names.

  There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate, that the Company will be able to secure trademark or service mark registrations for marks in the United States or in foreign countries or that third parties will not infringe upon or misappropriate the Company's copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of the Company's services. It is possible that competitors of the Company or others will adopt product or service names similar to the Company's, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. Moreover, because domain names derive value from the individual's ability to remember such names, the Company cannot guarantee that its domain name will not lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. The inability of the Company to protect its marks adequately could have a material adverse effect on the acceptance of the WebMD brand and on the Company's business, financial condition and operating results. In the future, litigation may be necessary to enforce and protect the Company's trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect the Company's intellectual property.

  The Company also relies on a variety of technology that it licenses from third parties, including its Internet server software, which is used in the Company's Web site to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain or obtain upgrades to any of these technology licenses could materially adversely affect the Company's business, financial condition and operating results. In addition, because the Company licenses a substantial portion of its content from third parties, its exposure to copyright infringement actions may increase because the Company must rely upon such parties for information as to the origin and ownership of such licensed content. The Company generally obtains representations as to the origin and ownership of such licensed content and generally obtains indemnification to cover any breach of any such representations; however, there can be no assurance that such representations will be accurate or that such indemnification will provide adequate compensation for any breach of such representations. See "Risk Factors--We Must Establish and Strengthen the WebMD Brand" and "--We Must Protect Our Intellectual Property."

FACILITIES

  The Company's corporate headquarters and call center occupy approximately 20,000 square feet of office space in Atlanta, Georgia under a lease expiring February 1, 2000, with an option to renew the lease term for one year. In addition, the Company leases approximately 5,300 square feet of space in Atlanta, Georgia for its emergency call center. The Company also has offices in Portland, Oregon and San Francisco, California. The Company believes that its current office space is sufficient to meet its present needs and does not anticipate any difficulty securing additional space, as needed, on terms acceptable to the Company.

EMPLOYEES

  As of January 27, 1999, the Company employed 146 persons on a full-time basis. None of the Company's employees are members of a labor union or are covered by a collective bargaining agreement. The Company believes its relationship with its employees is good.

LEGAL PROCEEDINGS

  Endeavor, the Company's subsidiary, retained certain liabilities, including liabilities relating to actual and potential litigation, when the Company sold its cardiac monitoring operations to Matria. These liabilities include potential sanctions associated with receipt of service of a civil subpoena from the OIG on July 28, 1998. In a letter from the OIG dated November 25, 1998, Endeavor was advised that, to provide assurances to the OIG that facsimile machines and telephone lines used in the offices of referral sources are dedicated to cardiac monitoring, Matria will need to audit use of facsimile machines and telephone lines and periodically report the results of the audit to the OIG. After reaching agreement with Matria regarding precise auditing procedures, the OIG has orally stated that it intends to enter into a settlement agreement related to the subpoena. In addition, these retained liabilities include a potential claim by Life Watch, an Illinois corporation and subsidiary of Ralin Medical, Inc., which in February 1998 asserted orally that the Company's use of certain cardiac monitoring devices constituted an infringement of a patent held by Life Watch. Life Watch then offered to grant license rights to the Company under such patent. The Company has responded by informing Life Watch that Card Guard Scientific Survival, Ltd. owns all rights with regard to such devices and that Endeavor was merely a distributor of such devices. There has been no further action in this regard. In the event that this matter results in litigation, an adverse decision could result in substantial damages and attorneys' fees, either of which could have a material adverse effect on the Company's business, financial condition or operating results.

  From time to time, the Company may be involved in litigation relating to claims arising out of its operations. The Company is not currently a party to any other legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's business, financial condition or operating results. See "Risk Factors--We Are Subject to Government Regulation and Legal Uncertainties" and "--We May Be Subject to Risks from the Sale of Our Cardiac Monitoring Operations."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of January 15, 1999.

          NAME           AGE                             POSITION
          ----           ---                             --------
Jeffrey T. Arnold(1)....  29 Chairman of the Board and Chief Executive Officer
William P. Payne........  51 Vice Chairman of the Board
Jay P. Gilbertson.......  38 President and Chief Operating Officer and Director
K. Robert Draughon......  38 Chief Financial Officer
W. Michael Heekin(1)....  45 Executive Vice President, General Counsel, Secretary and Director
Albert J. Bergonzi(2)...  49 Director
Lucius E. Burch,
  III(3)................  56 Director
U. Bertram Ellis, Jr....  45 Director
J. Rex Fuqua............  48 Director
S. Taylor Glover(2).....  47 Director
Boland T. Jones(1)......  38 Director
Jouko J. Rissanen(3)....  53 Director
Glenn W. Sturm(1).......  45 Director

--------
(1) Member of Executive Committee of the Board of Directors.
(2) Member of Audit Committee of the Board of Directors.
(3) Member of Compensation Committee of the Board of Directors.

  Jeffrey T. Arnold, the founder of the Company, has served as Chairman of the Board and Chief Executive Officer since the Company's inception in October 1996. In addition, Mr. Arnold served as the President of the Company from its inception until September 1997. From April 1994 until Endeavor's merger with the Company in March 1997, Mr. Arnold served in various capacities at Endeavor, including as Chairman and Chief Executive Officer. Prior to founding Endeavor, Mr. Arnold was employed as a sales representative by MMD, Inc., a pharmaceutical company.

  William P. Payne has served as Vice Chairman of the Company since September 1998. Mr. Payne also serves as Vice Chairman of Premiere and as Chairman of Premiere's subsidiary, Orchestrate.com, a provider of Internet-based enhanced communications services. From February 1997 to June 1998, Mr. Payne was a Vice Chairman of NationsBank Corporation. He was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Premiere, Anheuser-Busch Companies, Inc., Jefferson-Pilot Corporation, ACSYS, Inc. and Cousins Properties, Inc.

  Jay P. Gilbertson has served as President and Chief Operating Officer of the Company since December 1998. He served as a director of the Company as a representative of HBO & Company, ("HBOC"), a subsidiary of McKessonHBOC, from August to November 1998. He was reappointed to the Board in January 1999. From January 1993 to November 1998, he served in various positions with HBOC, including President, Co-Chief Operating Officer, Chief Financial Officer, Treasurer and Principal Accounting Officer. Mr. Gilbertson also serves on the Board of Directors of Anacomp, Inc.

  K. Robert Draughon has served as the Chief Financial Officer of the Company since February 1998. From January 1988 to February 1998, he served as Chief Investment Officer for Fuqua Capital Corporation, a private investment firm based in Atlanta, Georgia. Mr. Draughon also serves on the Board of Directors of XRT, Corp., an intracoronary radiation therapy provider.

  W. Michael Heekin has served as an Executive Vice President of the Company since November 1998 and General Counsel since January 1999. Mr. Heekin served as Chief Operating Officer of the Company from August

1997 to November 1998. Mr. Heekin has also served as a director and Secretary of the Company since September 1997. From March 1993 to August 1997, Mr. Heekin served as Senior Vice President and Corporate Secretary of American Heritage Life Investment Corporation. Prior to March 1993, Mr. Heekin served as an Associate Dean of Florida State University College of Law.

  Albert J. Bergonzi has served as a director of the Company since December 1998. Since 1985, Mr. Bergonzi has served in various positions at McKessonHBOC, most recently as Group President, Information Technology Business.

  Lucius E. Burch, III has served as a director of the Company since its inception. He served as President from 1981 to 1994 and has been Chairman from 1994 to present of Massey Burch Investment Group, Inc., a private venture fund. Mr. Burch also serves on the Board of Directors of QMS, Inc., Norrell Corporation and Physicians Resource Group, Inc.

  U. Bertram Ellis, Jr. has served as a director of the Company since June 1997. Since April 1996, he has served as Chairman and Chief Executive Officer of iXL Holdings, Inc., the parent company of iXL and CFN, and as President, Chief Executive Officer and Chief Operating Officer of Broadcast Development Corporation, a television broadcast consulting company. Mr. Ellis founded and served as President and Chief Executive Officer of Ellis Communications, Inc., a broadcast group of 15 television and radio stations from 1993 to 1996. Mr. Ellis also serves as a director of NOVA Information Systems, Inc., OrthAlliance, Inc., First Union National Bank of Georgia, Ames Scullin & O'Haire and Upper Chattahoochee Riverkeeper.

  J. Rex Fuqua has served as a director of the Company since February 1997. Mr. Fuqua has been President and Chief Executive Officer of Fuqua Capital Corporation, a private investment firm based in Atlanta, Georgia, since 1989. Mr. Fuqua serves on the Board of Directors of Aaron Rents, Inc. and Graham-Field Health Products, Inc. Mr. Fuqua also serves on the Board of Directors of Convergence.com Corporation ("Convergence.com"), a privately-held broadband Internet access company. Mr. Fuqua is also Managing Director of Fuqua Ventures LLC, a firm which invests in emerging technology companies.

  S. Taylor Glover has served as a director of the Company since September 1997. Mr. Glover has served in various capacities at Merrill Lynch Pierce Fenner & Smith Incorporated since 1973, most recently as Senior Vice President-Investments of the Private Client Group. Mr. Glover also serves on the Board of Directors of Gaston-Loughlin, Inc., a privately-held workers compensation managed care company, and Convergence.com.

  Boland T. Jones has served as a director of the Company since August 1998. Since 1990, Mr. Jones has served as Chairman of the Board of Directors and Chief Executive Officer of Premiere. Mr. Jones also serves on the Board of Directors of Intellivoice Communications, Inc., a privately-held developer of speech applications and Internet telephony, and Webforia, a privately-held developer and provider of Internet tools for users to search, catalog and group information.

  Jouko J. Rissanen has served as a director of the Company since its inception. Mr. Rissanen has founded several medical companies, including Cardiac Systems, Inc., Ocudyne, Inc., Occumedics, Inc., MedFusion, Inc. and Sensor Technology, Inc. He served as President of Sensor Technology, Inc. from 1987 to 1994, at which time the company was sold to Eli Lilly and Company. Currently, Mr. Rissanen is an individual investor and land developer, and serves as a consultant to Guidant Corporation.

  Glenn W. Sturm has served as a director of the Company since February 1997. Mr. Sturm is a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P., where he serves as Corporate Chairman and as a member of the Executive Committee. Mr. Sturm is a director of Phoenix International Ltd., Inc., The InterCept Group, Inc. and Towne Services, Inc. Mr. Sturm is a principal in Centaurus Ventures, a recently formed venture fund which invests in and advises electronic commerce, transaction processing and computer telephony companies.

  The Board of Directors is divided into three classes, and each class serves for a staggered three-year term, or until successors of such class have been elected and qualified. Messrs. Arnold, Gilbertson, Heekin and Jones are Class I directors and serve until the annual meeting of shareholders held in 2000. Messrs. Burch, Glover, Payne and Rissanen are Class II directors and serve until the annual meeting of shareholders held in 2001. Messrs. Bergonzi, Ellis, Fuqua and Sturm are Class III directors and will serve until the annual meeting of shareholders held in 2002. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. To the extent there is an increase in the number of directors, the Board of Directors will distribute the additional directorships among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has established an Executive Committee, Audit Committee and Compensation Committee. Messrs. Arnold, Heekin, Jones and Sturm are members of the Executive Committee, which exercises the power of the Board of Directors between Board meetings, subject to certain limitations. Messrs. Bergonzi and Glover are members of the Audit Committee, which reviews the audit functions of the Company, including the accounting and financial reporting practices of the Company, the adequacy of the Company's system of internal accounting controls, the quality and integrity of the Company's financial statements and the Company's relations with its independent auditors. Messrs. Burch and Rissanen are members of the Compensation Committee, which establishes the compensation of the Company's executive officers, including salaries, bonuses, commissions, benefit plans and compensation issues which are subject to Section 162(m) of the Tax Code, and administers the Option Plan in accordance with the terms thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors was formed on September 17, 1998. The current members of the Compensation Committee are Lucius E. Burch, III and Jouko J. Rissanen. Neither Messrs. Burch or Rissanen has been an officer or employee of the Company at any time.

  For the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998, the Company paid approximately $2,100, $5,000 and $3,600, respectively, in health, life and dental insurance premiums for Mr. Rissanen and his wife. The Company does not intend to continue paying these premiums in the future.

  In August 1996, Mr. Rissanen lent $200,000 to Endeavor pursuant to an oral agreement. In March 1998, pursuant to a conversion of debt, indemnification and release agreement among the Company, Endeavor, Mr. Rissanen and Finn Partners, a general partnership of which Mr. Rissanen is the managing partner and in which he owns a 16.7% equity interest, the parties agreed to convert such debt into 100,000 shares of Series D Common Stock of the Company which were issued to Finn Partners.

  In January 1997, the Company lent (i) Jeffrey T. Arnold $4,000 to purchase 4,000,000 shares of Common Stock, (ii) Mr. Rissanen $1,400 to purchase 1,400,000 shares of Series B Common Stock and (iii) Mr. Burch $1,000 to purchase 1,000,000 shares of Series C Common Stock. These unsecured loans are evidenced by promissory notes bearing interest at the rate of 8.75% per annum. Principal and interest are payable on the earlier of: (i) January 20, 1999;
(ii) the closing of an underwritten initial public offering, upon the completion of which the securities will trade on a national securities exchange or through the Nasdaq National Market System; or (iii) the closing of a transaction, including, without limitation, a merger, acquisition, tender offer or sale of assets, pursuant to which all or substantially all of the capital stock or assets of the Company are sold, exchanged or transferred.

  In March 1997, a majority of the shareholders of Endeavor approved and adopted a Plan and Agreement of Merger pursuant to which Endeavor was merged (the "Merger") into QDS Acquisition Corporation, a wholly owned subsidiary of the Company, and Endeavor was the surviving entity. Prior to the Merger, the shareholders of Endeavor consisted of: Mr. Arnold; Mr. Rissanen; Mr. Burch; Robert A. Frist; and nine medical doctors. Messrs. Arnold, Rissanen, Burch and Frist, who owned a majority of Endeavor's capital stock, voted for the Merger. The minority shareholders of Endeavor asserted the right granted to them under Georgia Law to dissent with regard to such action and to demand payment for the fair value of their shares in exchange for the surrender of such shares. Approval of the Merger was also required of the Company as the sole shareholder of QDS Acquisition Corporation. The Company's Board of Directors was, thus, required to approve the Merger. The Merger was approved unanimously by the Board, which at that time consisted of Messrs. Arnold, Rissanen, Burch and Frist and three other individuals. In addition, at the time of the Merger, the four largest shareholders of the Company were Messrs. Arnold, Rissanen, Burch and Frist, and the sole voting shareholder was Mr. Arnold. In July 1998, the Company paid an aggregate of approximately $2.7 million to settle the dissenters' rights action and entered into a consulting agreement with one of the dissenters.

DIRECTOR COMPENSATION

  The Company awards options to purchase its Common Stock to non-employee directors for their service on the Board of Directors. Each non-employee director received a grant of options to acquire 20,000 shares of Common Stock at an exercise price of $15.00 per share on November 13, 1998, the date the Director Option Plan was approved. In the future, on the date other non-employee directors are elected to the Board of Directors, they will be granted options to acquire 20,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. Further, on January 1 of each calendar year, each non-employee director will also receive an additional annual grant of options to acquire 5,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant. See "--Option Plans -- Director Option Plan." The Company reimburses its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors. The Company currently does not intend to pay cash fees to its directors for attendance at meetings.

  Effective May 22, 1998, William P. Payne became an employee and the Chairman of the Board of Orchestrate.com, a wholly owned subsidiary of Premiere. As Chairman of Orchestrate.com, one of Mr. Payne's principal duties is to assist the Company in the development of its business for the purpose of increasing revenue opportunities for Premiere and enhancing the value of Premiere's investment in the Company. In consideration of Mr. Payne's devotion of up to 60% of his time directly to the business of the Company, the Company reimburses Premiere $375,000 per year for Mr. Payne's salary, $125,000 per year for Mr. Payne's minimum bonus and $6,000 per year for Mr. Payne's automobile allowance, each for the balance of Mr. Payne's two-year employment with Orchestrate.com. In addition, the Company granted Mr. Payne options to acquire 200,000 shares of Common Stock with an exercise price of $2.00 per share. The Company also reimburses Mr. Payne for any expenses he incurs in discharging his duties to the Company.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal year ended December 31, 1998 by the Company's Chief Executive Officer and each of the Company's other two highest paid executive officers whose total compensation exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                          COMPENSATION
                                                             AWARDS
                                                          ------------
                             ANNUAL COMPENSATION (1)       SECURITIES
                             -----------------------       UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION     SALARY           BONUS     OPTIONS(#)  COMPENSATION
---------------------------  -------------     ----------- ----------  ------------
Jeffrey T. Arnold ......     $     214,302 (2) $      --   1,000,000      $6,000 (3)
 Chairman and Chief
   Executive Officer
K. Robert Draughon......           154,000            --     320,000       5,500 (3)
 Chief Financial Officer
W. Michael Heekin.......           150,000            --         --        6,000 (3)
 Executive Vice
   President, General
   Counsel and Secretary

--------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than 10% of the total annual salary and bonus of such officer.
(2) Consists of $180,000 in base salary plus $34,302 representing repayment of indebtedness owed on a tax adjusted basis to the Company. See "Certain Transactions."
(3) Consists of amounts paid for car allowances.

OPTION GRANTS

  The following table sets forth information concerning grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1998:

                                                                          POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                   VALUE AT ASSUMED
                         ------------------------------------------------   ANNUAL RATES OF
                          NUMBER OF   PERCENTAGE OF                           STOCK PRICE
                         SECURITIES   TOTAL OPTIONS                         APPRECIATION FOR
                         UNDERLYING    GRANTED TO    EXERCISE               OPTION TERM (4)
                           OPTIONS    EMPLOYEES IN   PRICE PER EXPIRATION ---------------------
                         GRANTED (1) FISCAL YEAR (2) SHARE (3)    DATE        5%        10%
                         ----------- --------------- --------- ---------- ---------- ----------
Jeffrey T. Arnold.......  1,000,000       40.9%       $15.00   Sept. 2002       $
K. Robert Draughon......    265,000       10.8          2.00    Feb. 2002
                             55,000        2.2         15.00    Nov. 2002
W. Michael Heekin.......        --         --            --           --

                     OPTION GRANTS DURING LAST FISCAL YEAR

--------
(1) All options vest according to the following schedule: (i) one-third on the date of grant; (ii) one-sixth on the first and second anniversaries of the date of grant; and (iv) one-third on the third anniversary of the date of grant. In addition, one-half of all shares that have not vested and become exercisable shall immediately vest and become exercisable upon the effectiveness of an initial public offering of the Company's stock.
(2) Based on a total of 2,256,132 options granted to all employees during the fiscal year ended December 31, 1998.
(3) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.
(4) Potential realizable values are computed by (i) multiplying the number of shares of Common Stock subject to a given option by an assumed initial
    public offering price of $   per share and (ii) assuming that the
    aggregate stock value derived from that calculation compounds at the annual rate of 5% and 10% for the remainder of the four-year term of the option. In accordance with the rules of the Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumed rates of appreciation do not represent the Company's estimate or projection of the appreciation of shares of Common Stock of the Company.

  The following table sets forth information concerning exercisable and unexercisable stock options held as of December 31, 1998 by each of the Named Executive Officers. No options were exercised by the Named Executive Officers in 1998.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                               NUMBER OF UNEXERCISED
                               SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1998       DECEMBER 31, 1998 (1)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
Jeffrey T. Arnold...........   333,333      666,667       $            $
K. Robert Draughon..........   106,666      213,334
W. Michael Heekin...........   150,000      150,000

--------
(1) Value determined by subtracting the exercise price from the initial public
    offering price, which is assumed to be $   per share.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement (the "Arnold Employment Agreement") effective September 30, 1998 with Jeffrey T. Arnold. The Arnold Employment Agreement has a two-year term and renews for consecutive one-year terms, unless either party gives 360-days notice prior to the expiration of any term. Mr. Arnold is paid an annual salary of $180,000 and is entitled to an annual bonus as determined by the Board of Directors (or the Compensation Committee thereof). The Arnold Employment Agreement also provides that, subject to certain exceptions, Mr. Arnold will not compete with the Company during the term of his employment and for one year thereafter. In the event of termination of Mr. Arnold's employment without cause, Mr. Arnold will be entitled to 12 months' salary as severance. The Arnold Employment Agreement grants Mr. Arnold options to acquire 1,000,000 shares of Common Stock. Mr. Arnold's options vest one-third on the date of grant and one-sixth, one-sixth and one-third on the first three anniversaries thereof; provided, however, that one-half of all shares that have not vested and become exercisable shall immediately vest and become exercisable upon the effectiveness of an initial public offering of the Company's stock. All of Mr. Arnold's options shall immediately vest and become exercisable in the event of a Change of Control (as defined below). "Change of Control" means a change of the possession, direct or indirect, of the power to direct or cause the direction of management and policies of the Company, whether through ownership of voting securities, by contract (other than a commercial contract for goods or non-management services), or otherwise. Without limitation, a Change of Control shall be deemed to have occurred if any person or entity that is not on the date of the respective employment agreement the beneficial owner of any securities of the Company becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company.

  The Company has entered into employment agreements (the "Employment Agreements") effective February 1, 1998 and July 11, 1997 with K. Robert Draughon and W. Michael Heekin, respectively. The Employment Agreements have two-year terms and renew for one additional term unless either party gives 180-days notice prior to the end of the initial two-year term. Messrs. Draughon and Heekin are paid an annual salary of $175,000 and $150,000, respectively, and are entitled to an annual bonus in an amount recommended by the Chief Executive Officer and approved by the Board of Directors (or the Compensation Committee thereof). The Employment Agreements also provide that the executives will not compete with the Company during the term of their employment and for one year thereafter. In the event of termination of the executive's employment without cause, the executive will be entitled to 12 month's salary as severance. The Employment Agreements grant Messrs. Draughon and Heekin options to acquire 265,000 and 300,000 shares, respectively, of Common Stock, and the options vest one-third on the date of employment and one-sixth, one-sixth and one-third on the first three anniversaries thereof; provided, however, that one-half of all shares that have not vested and become exercisable shall immediately vest and become exercisable upon the effectiveness of an initial public offering of the Company's stock. All of the executives' options will immediately vest and become exercisable in the event of a Change of Control (as defined in the preceding paragraph) after the effectiveness of an initial public offering of the Company's stock.

OPTION PLANS

  Option Plan. In September 1997, the Board of Directors adopted and the Company's shareholders approved the Option Plan under which 2,000,000 shares of Common Stock of the Company are available to be granted to employees, consultants and others rendering services to the Company. The Option Plan is effective as of January 1, 1997 by its terms. On September 17, 1998, the Board of Directors adopted certain amendments to the Option Plan, which provided, in part, for the increase in the number of authorized shares of Common Stock under the Option Plan to 5,000,000. The amendments to the Option Plan were approved by the shareholders in January 1999. Options may be either incentive stock options within the meaning of Section 422 of the Tax Code, which permits the deferral of taxable income related to the exercise of such options, or nonqualified options not entitled to such deferral. Incentive stock options may only be granted to employees. In addition, the Option Plan allows for the award of restricted stock.

  The Option Plan is administered by the Board of Directors and the Compensation Committee. Subject to the provisions of the Option Plan, the Board of Directors and the Compensation Committee, in their discretion, select the recipients of awards and the number of options granted thereunder and determine other matters such as: (i) vesting and exercisability schedules;
(ii) the exercise price of options (which cannot be less than 100% of the fair market value of the Common Stock on the date of grant for all stock options); and (iii) the duration of awards.

  As of January 27, 1999, the Company had granted options to purchase 3,968,132 shares of the Common Stock of the Company outstanding under the Option Plan. In addition, the Company assumed options to acquire approximately 193,000 shares of Common Stock in connection with the SHN and DMK acquisitions.

  Director Option Plan. In November 1998, the Board adopted the Director Option Plan, which was approved by the Company's shareholders in January 1999. The Director Option Plan provides for non-qualified stock options to be granted to non-employee directors of the Company. The Director Option Plan authorizes the issuance of up to 1,000,000 shares of Common Stock pursuant to options having an exercise price equal to the fair market value of the Common Stock on the date the options are granted. The Director Option Plan contains provisions providing for adjustment of the number of shares available for options and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, business combinations or certain other events affecting the Common Stock of the Company. The Board of Directors administers the Director Option Plan subject to certain limitations.

  The Director Option Plan provides for: (i) an initial grant of options to acquire 20,000 shares of Common Stock to each non-employee director who served on the Board of Directors on November 13, 1998, the date the Director Option Plan was approved by the Board of Directors; (ii) a grant of options to acquire 20,000 shares of Common Stock to each non-employee director who is elected to the Board of Directors after the date of approval of the Director Option Plan; and (iii) an annual grant of options on January 1 of each calendar year to acquire 5,000 shares of Common Stock to each non-employee director. Each option shall be exercisable in full beginning six months after the date of grant and shall expire ten years after the date of grant, unless cancelled sooner as a result of termination of service or death, or unless such option is fully exercised prior to the end of the option period. As of January 27, 1999, options to acquire 225,000 shares of Common Stock were outstanding under the Director Option Plan.

                             CERTAIN TRANSACTIONS

  In July 1996, Endeavor, the Company's subsidiary, loaned Jeffrey T. Arnold, the Company's Chairman and Chief Executive Officer, $57,142 to purchase 5,000 shares of common stock of Endeavor. This loan is evidenced by a promissory note bearing interest at 8.5% per annum. The principal and accrued interest are payable in 24 equal installments of $2,597.43 beginning on August 1, 1996 and continuing on the first day of each month thereafter until the indebtedness is paid in full. In March 1997, the terms of this note were modified to provide that the obligation to make payments on the note began on July 1, 1997 rather than August 1, 1996. The principal and interest on the note are payable in 24 equal installments of $2,381. During Mr. Arnold's employment and through December 31, 1998, the Company has paid Mr. Arnold $52,015 in compensation additional to his annual salary under his employment agreement with the Company, which Mr. Arnold has repaid to the Company in payment of the obligations under the above-referenced note. In addition, the Company has paid Mr. Arnold $11,814 for use by Mr. Arnold in making all tax payment obligations imposed upon Mr. Arnold as a result of this additional compensation.

  In August 1997, each of J. Rex Fuqua and S. Taylor Glover, each a director of the Company, lent the Company $100,000. The unsecured loans are evidenced by promissory notes payable in full on demand on or after November 21, 1997. The interest rate applicable to the unpaid principal under the notes is the prime rate (as published in the "Money Rates" section of the Eastern Edition of the Wall Street Journal). In conjunction with these loans, the Company granted to each of Messrs. Fuqua and Glover an option to purchase 10,000 shares of Series D Common Stock at a price of $2.00 per share. The options are effective for three years and expire on the consolidation, merger, sale of all or substantially all of the Company's assets or dissolution or winding up of the Company.

  In December 1997, Premiere purchased 1,100,000 shares of Series E Common Stock for $2,200,000. In conjunction with the stock purchase, the Company issued Premiere a warrant to purchase an additional 1,000,000 shares of Series E Common Stock for $2,000,000. In April 1998, Premiere exercised the warrant in full. All shares held by Premiere are subject to registration rights. See "Description of Capital Stock--Registration Rights." Boland T. Jones, a director of the Company, is the Chairman and Chief Executive Officer of Premiere. The Company also subleases from a subsidiary of Premiere the space for its corporate headquarters and call center in Atlanta, Georgia. The term of the sublease ends on February 1, 2000, with an option to renew the lease term for one additional year. The sublease requires monthly payments by the Company to Premiere of $36,466.50 and the payment of certain additional costs and expenses. The Company also leases from Premiere certain equipment and certain other personal property necessary for the operation of the Company's call center. The term of this lease ends on February 1, 2000, with an option to renew the lease term for one additional year. This lease requires monthly payments by the Company to Premiere of $24,311. The Company provides its subscribers with Premiere's enhanced communications services pursuant to a Co-Marketing and Integration Agreement, as amended (the "Premiere Agreement"), with a subsidiary of Premiere, Orchestrate.com. The Premiere Agreement is effective until January 31, 2001 and contains minimum commitments for per account and transaction payments by the Company to Premiere. The minimum commitments began at $10,000 per month as of September 1998. For each month following September 1998, the minimum commitments increase by $10,000 per month to a maximum of $80,000 per month in April 1999 and thereafter. The Premiere Agreement also provided for a $350,000 development fee which was paid by the Company in January 1999 and a $100,000 technical integration fee which was paid in November 1998. Additionally, the Premiere Agreement requires that the Company spend $750,000 for joint marketing efforts with Premiere.

  In February 1998, the Company granted to Mr. Fuqua the option to purchase 35,000 shares of the Series D Common Stock of the Company at a price of $2.00 per share. This option expires three years from the date of grant. The Company granted this option in exchange for services provided by K. Robert Draughon to the Company while he was an employee of Fuqua Capital Corporation, of which Mr. Fuqua is the President, Chief Executive Officer and a shareholder.

  In June 1998, the Company entered into two agreements with iXL whereby iXL provides certain Web development services to the Company. Under such agreements, the Company will pay to iXL a minimum of $3.2 million for services over the next two years. U. Bertram Ellis is the Chairman, Chief Executive Officer and a shareholder of iXL Holdings, Inc., the parent of iXL, and Messrs. Fuqua and Rissanen are shareholders of iXL Holdings, Inc.

  On August 24, 1998, a wholly owned subsidiary of McKessonHBOC purchased 667,000 shares of Series A Preferred Stock for $10,005,000. In connection with this investment, McKessonHBOC also received a warrant to purchase 300,000 shares of Series A Preferred Stock with an exercise price of $18.00 per share. On January 27, 1999, the same subsidiary of McKessonHBOC also purchased 650,000 shares of Series C Preferred Stock for $13,000,000. All shares held by McKessonHBOC are subject to registration rights. See "Description of Capital Stock--Registration Rights." The Company has entered into two strategic alliance agreements with McKessonHBOC, whereby McKessonHBOC agreed to market WebMD. These agreements require McKessonHBOC to place or pay for a certain number of WebMD subscriptions, subject to certain conditions. This agreement also requires WebMD to provide McKessonHBOC with $5.0 million in research and development services, to pay McKessonHBOC $5 per month per subscription placed by McKessonHBOC and to provide a credit for subscribers toward purchases of medical and surgical supplies through McKessonHBOC. See "Business--Strategic Relationships--Distribution Relationships--McKessonHBOC." Jay P. Gilbertson, the Company's President and Chief Operating Officer and a director, was President and Co-Chief Operating Officer and Chief Financial Officer of HBOC, a predecessor company of McKessonHBOC, prior to November 1998. Albert J. Bergonzi has been a director of the Company since November 1998 and is the Group President, Information Technology Business of McKessonHBOC.

  All sales of capital stock were made at a price per share equal to the fair market value of such stock on the date of sale as determined by the Board of Directors. Certain of the transactions described above may be on terms more favorable to officers, directors and principal shareholders than they could obtain in a transaction with an unaffiliated party. The Company intends to adopt a policy requiring that all material transactions between the Company and its officers, directors or other affiliates must (i) be approved by a majority of the disinterested members of the Board of Directors of the Company, and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  For additional information concerning Messrs. Arnold, Burch and Rissanen, see "Management--Compensation Committee Interlocks and Insider Participation." For additional information concerning Mr. Payne, see "Management--Director Compensation."

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of January 27, 1999, and as adjusted to reflect the sale of the Common Stock offered hereby, by: (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;
(ii) each director and Named Executive Officer of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) each Selling Shareholder.

                          SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                          PRIOR TO THE OFFERING (2)                     AFTER THE OFFERING (2)
                          -----------------------------               ----------------------------
NAME OF BENEFICIAL OWNER                                 NUMBER OF
          (1)                 NUMBER        PERCENT    SHARES OFFERED    NUMBER         PERCENT
------------------------  --------------- --------------------------- -------------  -------------
Jeffrey T. Arnold (3)...        3,883,332       21.5%       --                                    %
Boland T. Jones (5).....        2,200,000       12.7        --
Premiere Technologies,
  Inc. (4)..............        2,100,000       12.1        --
Jouko J. Rissanen (6)...        2,050,000       11.8        --
HBO & Company of Georgia
  (7)...................        1,617,000        9.2        --
Finn Partners (6).......        1,500,000        8.6        --
Lucius E. Burch, III....        1,000,000        5.8        --
Sirrom Investments, Inc.
  (13)..................          557,490        3.1
J. Rex Fuqua (8)........          545,000        3.1        --
S. Taylor Glover (9)....          519,305        3.0        --
Jay P. Gilbertson (10)..          333,333        1.9        --
K. Robert Draughon
  (11)..................          285,416        1.6        --
W. Michael Heekin (12)..          225,000        1.3        --
U. Bertram Ellis, Jr....          200,000        1.2        --
Glenn W. Sturm..........          100,000        --         --
William P. Payne........              --         --         --
Albert J. Bergonzi......              --         --         --
All directors and
  executive officers as
  a group (13 persons)
  (14)..................       11,341,386       60.0

--------
 *   Less than 1% of the outstanding Common Stock.
 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD, Inc., 400 The Lenox Building, 3399 Peachtree Road, N.E., Atlanta, Georgia 30326. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all shares of Common Stock owned by them, subject to community property laws where applicable.
 (2) Percentage of ownership is based on       shares of Common Stock
     outstanding as of January 27, 1999 and       shares outstanding after
     this offering (assuming no exercise of the Underwriters' over-allotment option). Shares of Common Stock issuable pursuant to options or warrants held by the respective person or group which may be exercised within 60 days after January 27, 1999 are referred to herein as "presently exercisable stock options" or "presently exercisable warrants." Pursuant to the rules of the Commission, presently exercisable stock options or warrants are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (3) Includes 666,666 shares subject to presently exercisable options.
 (4) The address of Premiere is 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326.
 (5) Includes 2,100,000 shares of Common Stock held of record by Premiere, of which Mr. Jones is Chairman of the Board and Chief Executive Officer. Mr. Jones disclaims beneficial ownership of the shares held by Premiere.
 (6) Includes (i) 550,000 shares of Common Stock held of record; and (ii) 1,500,000 shares of Common Stock held of record by Finn Partners, of which Mr. Rissanen is the managing general partner and in which he owns a one-third interest along with his wife. Other than the 500,000 shares held by Finn Partners attributable to Mr. Rissanen, he disclaims beneficial ownership of the shares held by Finn Partners.
 (7) The address of HBO & Company of Georgia, a wholly owned subsidiary of McKessonHBOC, is 301 Perimeter Center North, Atlanta, Georgia 30346. Includes 300,000 shares subject to a presently exercisable warrant.
 (8) Includes: (i) 350,000 shares held of record; (ii) 150,000 shares held by Fuqua Holdings I, L.P., of which Fuqua Holdings, Inc. is the general partner and Mr. Fuqua is the President; and (iii) 45,000 shares subject to presently exercisable stock options.
 (9) Includes 10,000 shares subject to presently exercisable stock options.
(10) Includes 333,333 shares subject to presently exercisable stock options.
(11) Includes 235,416 shares subject to presently exercisable stock options.
(12) Includes 225,000 shares subject to presently exercisable stock options.
(13) Includes 557,490 shares subject to presently exercisable warrants. If the Underwriters exercise their over-allotment option in full, Sirrom
     Investments, Inc. will sell    shares and will beneficially own
     shares, or    % of the Common Stock outstanding after this offering.
(14) Includes 1,515,415 shares subject to presently exercisable stock options.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, and by the applicable provisions of Georgia Law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  The Company's authorized capital stock currently consists of the following:
(i) 75,000,000 shares of Common Stock, without par value and without designation as to series; (ii) 3,000,000 shares, without par value, designated as Series B Common Stock; (iii) 1,500,000 shares, without par value, designated as Series C Common Stock; (iv) 15,000,000 shares, without par value, designated as Series D Common Stock; (v) 2,500,000 shares, without par value, designated as Series E Common Stock; and (vi) 10,000,000 shares of Preferred Stock, with such rights and preferences as the Board of Directors shall determine, with 1,600,000 of such shares designated as Series A Preferred Stock, 3,400,000 of such shares designated as Series B Preferred Stock and 2,000,000 of such shares designated as Series C Preferred Stock. All shares designated as Series B, C, D and E Common Stock and Series A, B and C Preferred Stock currently issued and outstanding will be converted automatically by their terms on a one-for-one basis into shares of Common Stock without designation on the closing date of this offering. The authorized shares of Series B, C, D and E Common Stock will be eliminated, and the authorized shares of Series A, B and C Preferred Stock will revert to authorized, but unissued, shares of Preferred Stock. Accordingly, no information regarding the currently outstanding shares of Series B, C, D and E Common Stock and Series A, B and C Preferred Stock is set forth below. As of January 27, 1999, there were 12,596,805 shares of Common Stock outstanding, held of record by 47 shareholders, 801,000 shares of Series A Preferred Stock outstanding, held of record by two shareholders, 2,973,263 shares of Series B Preferred Stock, held of record by 78 shareholders and 1,008,750 shares of Series C Preferred Stock, held of record by 16 shareholders.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record for matters on which Common Stock holders are entitled to vote. There are no sinking fund provisions nor any cumulative voting, preemptive, redemption or conversion rights applicable to the Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any shares of any series of Preferred Stock which may be issued by the Company's Board of Directors from time to time in the future. Subject to the preference rights of the holders of any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets of the Company after the payment of its debts and other liabilities. The outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors has the authority pursuant to the Articles of Incorporation, without the approval of or any action by the shareholders, to issue up to 10.0 million shares of Preferred Stock in such series and with such preferences, powers, limitations and relative rights as may be determined by the Board of Directors from time to time. The terms of the voting, conversion, dividend, liquidation, preemptive and redemption rights and preferences, and other qualifications, powers and privileges conferred upon the holders of any such Preferred Stock, may be more favorable than those, if any, granted to holders of Common Stock. The designation of any Preferred Stock with greater rights, privileges and preferences than those applicable to the Common Stock may adversely affect the voting power, market price and other rights and privileges of the Common Stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of the Company, some or all of which may be desired by holders of the Common Stock.

CERTAIN PROVISIONS OF THE ARTICLES, BYLAWS AND THE GEORGIA LAW

  Certain provisions of the Company's Articles of Incorporation and Bylaws and the Georgia Law, summarized in the following paragraphs, may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in such shareholder's best interest, including such an attempted transaction as might result in payment of a premium over the market price for shares held by such shareholder.

  Number, Term and Removal of Directors. The Company's Articles provide that the Company shall have not more than 15 directors, and the number of directors shall be set by resolution of the Board of Directors in accordance with the Company's Bylaws. Currently, the Company has twelve directors. The Board of Directors is divided into three classes of directors, each serving for staggered three-year terms. Directors may be removed from the Board of Directors only for cause and only upon the affirmative vote of at least a majority of the shareholders entitled to vote for directors at a duly held shareholders' meeting for which notice of the removal action was properly given. Upon a vacancy created in the Board of Directors by such removal action or for any other reason (including an increase in the size of the Board of Directors), a successor or new director may be appointed only by the affirmative vote of a majority of the directors then in office.

  Special Shareholder Meetings; Actions by Written Consent of
Shareholders. The Company's Bylaws provide that special meetings of shareholders or a class or series of shareholders may be called at any time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company, and that such meetings shall be called upon the written request of the holders of shares representing at least 50% of the votes entitled to be cast on each issue presented at such meeting (25% at any time the Company has fewer than 100 shareholders of record). The Bylaws also provide that shareholders seeking to bring business before a shareholders' meeting or to nominate candidates for election as directors must provide notice thereof not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual shareholder meeting, and, in such notice, provide to the Company certain information concerning the proposal or nominee. All actions by the shareholders must be taken at a meeting with prior notice in accordance with the Bylaws. No actions by the shareholders can be taken by written consent.

  Constituency Provisions. The Articles of Incorporation permit the Board of Directors, its committees and individual directors to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of the Company, communities in which the Company maintains offices or operations and other factors which directors deem pertinent in carrying out and discharging the duties and responsibilities of their positions and in determining what is believed to be in the best interests of the Company.

WARRANTS

  On August 29, 1997, the Company issued to Sirrom a warrant to purchase 557,490 shares of Series D Common Stock at an exercise price of $0.01 per share. The warrant may be exercised at any time on or before August 1, 2002. Sirrom will be a selling shareholder in the event the Underwriters exercise
their over-allotment option and intends to sell up to     shares of Common
Stock which are currently subject to the warrants.

  On July 21, 1998, the Company issued Matria a warrant to purchase 80,000 shares of Series D Common Stock at an exercise price equal to the price at which shares are offered to the public hereby. The warrant may be exercised at any time on or before July 20, 2003.

  On August 24, 1998, the Company issued McKessonHBOC a warrant to purchase 300,000 shares of Series A Preferred Stock at an exercise price of $18.00 per share. The warrant may be exercised at any time on or before August 23, 2001.

  On September 1, 1998, the Company issued McKessonHBOC a warrant for up to 66,666, 66,667, and 66,667 shares of Series A Preferred Stock at an exercise price equal to fair market value on the dates of grant (March 31, 1999, 2000 and 2001, respectively), provided that such grants shall be effective only if the marketing efforts of McKessonHBOC and the Company under the strategic alliance agreement between such parties generates to the Company gross revenues of at least $1.0 million, $8.0 million and $15.0 million for the twelve months ended March 31, 1999, 2000 and 2001, respectively. Each grant is exercisable for three years after the date of the grant.

  On September 1, 1998, the Company issued Matria a warrant to purchase 60,000 shares of Series A Preferred Stock at an exercise price of $18.00 per share. The warrant may be exercised at any time on or before August 31, 2001.

  On January 22, 1999, the Company completed the acquisition of DMK and, in connection therewith, assumed two warrants previously issued by DMK to Eucalyptus, Ltd. In accordance with the terms of the acquisition, such warrants currently provide for the right to purchase 56,372 shares of Series B Preferred Stock at an exercise price of $2.217 per share. The warrants may be exercised at any time on or before December 29, 2003.

  On January 25, 1999, the Company completed the acquisition of SHN and, in connection therewith, assumed certain warrants previously issued by SHN to 21 individuals and entities. In accordance with the terms of the acquisition, such warrants currently provide for the right to purchase 12,286 shares of Series B Preferred Stock at exercise prices ranging from $1.66 to $23.40 per share. The exercise periods of these warrants vary.

  On January 27, 1999, the Company issued the twelve principals of Gleacher NatWest a warrant to purchase 750,000 shares of Series D Common Stock at an exercise price of $20.00 per share. The warrant vests immediately with regard to 500,000 shares and vests on January 27, 2000 with regard to the remaining 250,000 shares. The warrant may be exercised at any time on or before January 27, 2004.

  On January 28, 1999, the Company issued J&C Nationwide a warrant to purchase 50,000 shares of Series D Common Stock at an exercise price of $20.00 per share. The warrant may be exercised at any time on or before January 28, 2004.

  On January 28, 1999, the Company issued Premier a warrant to purchase 100,000 shares of Series C Preferred Stock at an exercise price of $20.00 per share. The warrant may be exercised at any time on or before January 28, 2004. In conjunction therewith, the Company issued Premier a warrant for 50,000 and 50,000 shares of Series C Preferred Stock at an exercise price equal to fair market value on the dates of grant (January 28, 2000 and 2001, respectively), provided that such grants will be effective only if the marketing efforts of Premier and the Company under the strategic alliance agreement between such parties generates to the Company gross revenues of at least $4.5 million and $8.0 million in calendar years 1999 and 2000, respectively. Each grant is exercisable for five years after the date of grant.

REGISTRATION RIGHTS

  The holders of approximately 8,312,240 shares of Common Stock and Common Stock equivalents and their permitted transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the terms of the Preferred Stock Sales require the Company to issue 240,000 additional shares of Common Stock upon certain events; and such shares would also be subject to such registration rights.

  Demand Rights. The SHN holders, with respect to approximately 1,750,000 shares of Common Stock and Common Stock equivalents, have the one-time right to require the Company to file a registration statement under the Securities Act, provided that (i) such request is made at least 180 days after the effective date of a registration statement relating to an initial public offering and (ii) the Company shall not be obligated to file or cause to be declared effective a registration statement until 90 days after the effective date of a registration statement filed pursuant to the demand of another holder who has exercised its demand rights.

  McKessonHBOC, with respect to 1,617,000 shares of Common Stock and Common Stock equivalents, has the right to require the Company to file up to two registration statements on Form S-1 under the Securities Act and up to four registration statements on Form S-3 under the Securities Act; provided that such requests are made at least 180 days after the completion of an initial public offering or at any time after August 24, 1999 if an initial public offering has not been completed by such date (a "Demand IPO"). In addition, each registration must be with respect to at least 200,000 shares of Common Stock. Premiere has the one-time right to require the Company to file a registration statement under the Securities Act, provided that such request is made at least 180 days after the completion of an initial public offering. In addition, the registration must be with respect to a minimum number of shares of Common Stock having an aggregate proposed offering price equal to at least $10.0 million.

  Certain holders of Series B Preferred Stock and Series C Preferred Stock collectively (the "B and C Holders"), with respect to 968,750 shares, have the one time right to require the Company to file a registration statement under the Securities Act, subject to certain limitations, including that (i) such request is made at least one year after the effective date of a registration statement relating to an initial public offering and (ii) the Company shall not be obligated to file or cause to be declared effective a registration statement until 120 days after the effective date of a registration statement filed pursuant to the demand of another holder who has exercised its demand rights.

  Premier, with respect to 450,000 shares, has the one-time right to require the Company to file a registration statement under the Securities Act, provided that (i) such request is made at least 180 days after the effective date of a registration statement relating to an initial public offering and
(ii) the Company shall not be obligated to file or cause to be declared effective a registration statement until 90 days after the effective date of a registration statement filed pursuant to the demand of another holder who has exercised its demand rights.

  Piggyback Rights. The Company has also granted piggyback registration rights to the SHN holders, Matria, McKessonHBOC, Premiere and Sirrom. In each of these instances, the Company is required to notify the holders of the Company's intent to register under certain circumstances its Common Stock under the Securities Act and allow such holders an opportunity to include their shares of Common Stock in the Company's registration. With respect to Matria, McKessonHBOC and Premier, such notice must be given only if the Company determines to register any Common Stock in a public offering solely for cash on a form other than Forms S-4 or S-8 or another form not available for registering the shares of Common Stock held by Matria, McKessonHBOC and Premier, provided that McKessonHBOC shall not have the right to participate in an initial public offering declared effective prior to August 24, 1999, Matria shall not have the right to participate in an initial public offering declared effective prior to September 1, 1999 and Premier shall not have the right to participate in an initial public offering declared effective prior to January 28, 2000. With respect to Premiere, such notice must be given only if the Company determines to register any Common Stock in any underwritten public offering for its own account (excluding an initial public offering or an offering conducted at the demand of Premiere or an offering that is registered on Forms S-4 or S-8 or another form not available for registering the shares of Common Stock held by Premiere) or in a demand registration pursuant to a Demand IPO. With respect to Sirrom, such notice must be given only if the Company proposes to file a registration statement with respect to any of the Common Stock on a form suitable for a secondary offering. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters to limit the number of shares offered in such registration if such underwriter determines that the number of shares requested to be registered cannot be underwritten.

  In each of the above instances, subject to certain limitations and conditions, including provisions granting certain preferences, such registrations may include securities sold for the account of the Company or other shareholders, or both. The Company generally is required to bear the expenses relating to the sale of the holders' securities under registration, except for underwriting discounts and commissions, and in certain cases the fees and expenses of the holders' counsel and filing fees related to the registration statement. The Company also is obligated to indemnify the holders whose shares are included in any of the Company's registrations against certain losses and liabilities, including liabilities under the Securities Act and state securities laws.

DIRECTOR EXCULPATION AND INDEMNIFICATION

  The Company's Articles of Incorporation provide that no director shall be personally liable to the Company or any of its shareholders for any breach of the duties of such position, except that such elimination of liability does not apply to: (i) appropriations of business opportunities from the Company in violation of such director's duties; (ii) knowing or intentional misconduct or violation of law; (iii) liability for assent to distributions which are illegal or improper under the Georgia Law or the Company's Articles; and (iv) liability for any transaction in which an improper personal benefit is derived. In addition, the Articles state that if the Georgia Law is ever amended to allow for greater exculpation of directors than presently permitted, the directors shall be relieved from liabilities to the fullest extent provided by the Georgia Law, as so amended, without further action by the shareholders of the Company, unless the Georgia Law provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided thereby with respect to any alleged act occurring before the effective date of such modification or repeal. The Company has entered into indemnification agreements with each of its directors and certain of its officers that provide such individuals with similar rights to indemnification and contribution.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is SunTrust Bank, Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering, the Company will have    shares of Common
Stock outstanding (   shares if the Underwriter's over-allotment option is
exercised in full), assuming no exercise of options after , 1999. Of this amount, the shares offered hereby will be available for immediate sale in the public market as of the date of this prospectus. An additional shares are not subject to an 180-day lockup and will be available for sale in the public market 90 days following the date of this prospectus pursuant to Rule
701. Approximately    additional shares will be available for sale in the
public market following the expiration of 180-day lockup agreements with the Representatives of the Underwriters or the Company, subject in some cases to compliance with the volume and other limitations of Rule 144.

 DAYS AFTER THE DATE OF    APPROXIMATE SHARES
 THIS PROSPECTUS        ELIGIBLE FOR FUTURE SALE             COMMENT
 ---------------------- ------------------------             -------
 Upon effectiveness..                            Freely tradeable shares sold
                                                 in offering and shares salable
                                                 under Rule 144(k) that are not
                                                 subject to 180-day lockup.
 90 days.............                (1)         Shares salable under Rule 144,
                                                 144(k) or 701 that are not
                                                 subject to 180-day lockup.
 180 days............                            Lockup released; shares
                                                 salable under Rule 144, 144(k)
                                                 or 701.
 Over 180 days.......                            Restricted securities held for
                                                 one year or less.

--------
(1) If the Underwriters waive the 180-day lockup agreements within the first
    90 days after the date of the Prospectus, an additional    shares will be
    available for sale in the public market 90 days following the date of this prospectus, subject in some cases to compliance with the volume and other limitations of Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock
(approximately       shares immediately after the offering) or (ii) the
average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

  The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the offering. Any future sale of substantial amounts of the Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

  The Company, its directors, executive officers, stockholders with registration rights and certain other stockholders and optionholders have agreed pursuant to the Underwriting Agreement and other agreements that they will not sell any Common Stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus (the "180-day Lockup Period") except that the Company may, without such consent, grant options and sell shares pursuant to the Company's stock plans.

  Any employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after
the date of this prospectus. As of    , 1999, the holders of options to
purchase approximately    shares of Common

Stock will be eligible to sell their shares upon the expiration of the 180-day Lockup Period, subject in certain cases to vesting of such options.

  The Company intends to file a registration statement on Form S-8 under the Securities Act within 180 days after the completion of the offering to
register    shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's Option Plan and Director Option Plan, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

  In addition, certain shareholders have registration rights with respect to 5,600,000 shares of Common Stock and Common Stock equivalents. The Company may also be required to issue 240,000 additional shares upon certain events specified under the terms of the Company's preferred stock, and such shares would also be subject to registration rights. Registration of these securities subject to registration rights under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act. See "Description of Capital Stock--Registration Rights" and "Risk Factors--We May Have Substantial Sales of Our Common Stock After the Offering."

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Hambrecht & Quist LLC and E*TRADE Securities, Inc. (the "Representatives"), have severally agreed with the Company and the Selling Shareholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares, if any are purchased.

                                                                        NUMBER
UNDERWRITER                                                            OF SHARES
-----------                                                            ---------
BancBoston Robertson Stephens Inc....................................
Hambrecht & Quist LLC................................................
E*TRADE Securities, Inc..............................................

                                                                          ---
  Total..............................................................
                                                                          ===

  The Representatives have advised the Company and the Selling Shareholders that they propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession of not more than $    per share, of
which $    may be reallowed to other dealers. After the completion of the offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall affect the amount of proceeds to be received by the Company and the Selling Shareholders as set forth on the cover page of this Prospectus.

  Certain Selling Shareholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to       additional shares of Common Stock at the same price per
share as the Company will receive for the      shares that the Underwriters
have agreed to purchase from the Company. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above
table represents as a percentage of the       shares offered hereby. If
purchased, such additional shares will be sold by the Underwriters on the same
terms as those on which the       shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

  Each executive officer and director and certain securityholders of the Company have agreed with the Representatives not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or thereafter acquire the power of disposition for a period of 180 days following the date of this prospectus (the "Lock-Up Period"), without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion at any time or from time to time, without notice, release all or any portion of the securities subject to the
lock-up agreements. Approximately       of such shares will be eligible for
immediate public sale following expiration of the Lock-Up Period, subject to the provisions of Rule 144. In addition, the Company has agreed that during the Lock-Up Period, it will not, without the prior written consent of BancBoston Robertson Stephens Inc., issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the issuance of Common Stock upon the exercise of outstanding options and the Company's issuance of options under the Option Plan, the Director Option Plan and other agreements. See "Shares Eligible For Future Sale."

  The Representatives have advised the Company that, pursuant to rules promulgated by the Commission, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is repurchased by the Representatives in syndicate covering transactions, in stabilizing transactions or otherwise. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The Representatives have informed the Company that the Underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to this offering, there has been no public market for the Company's securities. The initial public offering price of the Common Stock will be determined by negotiation among the Company, the Selling Shareholders and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the current state of the industry and the economy as a whole, and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia ("Nelson Mullins"). Glenn W. Sturm, a partner of Nelson Mullins, is a director of the Company, and as of January 27, 1999, Mr. Sturm beneficially owned 100,000 shares of Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of WebMD, Inc. at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Sapient Health Network, Inc. as of September 30, 1997 and 1998 and the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998, have been included herein and in the WebMD registration statement on Form S-1 in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP dated November 18, 1998 contains an explanatory paragraph that states that SHN has incurred losses since inception and has a net capital deficiency; these conditions raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

  The financial statements of DMK, a development stage company, as of December 31, 1997, and for the year then ended and for the period from May 24, 1995 (date of incorporation) to December 31, 1997 included in this registration statement and the related prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The financial statements of DMK for the period from May 24, 1995 (date of incorporation) to December 31, 1996 were audited by other auditors, and the report of PricewaterhouseCoopers LLP relies on the report of these other auditors in so far as it relates to the amounts included for the period from May 24, 1995 (date of incorporation) to December 31, 1996. The report of PricewaterhouseCoopers LLP includes an explanatory paragraph about DMK's recurring losses and negative cash flows from operations which raise substantial doubt about its ability to continue as a going concern.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system a registration statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part. For further information, reference is made to such registration statement, including the exhibits thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and registration statements and other information regarding registrants that file electronically with the Commission through the EDGAR system. Reports and other information concerning the Company also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company is not presently a reporting company and does not file reports or other information with the Commission. On the effective date of the Registration Statement, however, the Company will become a reporting company. Further, the Company will register its securities under the Exchange Act. Accordingly, the Company will become subject to the additional reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. In addition, after the completion of this offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                                  WEBMD, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
WEBMD, INC.--CONSOLIDATED FINANCIAL STATEMENTS
 Report of Independent Auditors...........................................  F-2
 Consolidated Balance Sheets..............................................  F-3
 Consolidated Statements of Operations....................................  F-4
 Consolidated Statements of Shareholders' Equity..........................  F-5
 Consolidated Statements of Cash Flows....................................  F-7
 Notes to Consolidated Financial Statements...............................  F-8
DIRECT MEDICAL KNOWLEDGE, INC.--FINANCIAL STATEMENTS
 Report of Independent Accountants........................................ F-20
 Balance Sheets........................................................... F-23
 Statements of Operations................................................. F-24
 Statements of Shareholders' Equity....................................... F-25
 Statements of Cash Flows................................................. F-26
 Notes to Financial Statements............................................ F-27
DIRECT MEDICAL KNOWLEDGE, INC.--UNAUDITED CONDENSED FINANCIAL STATEMENTS
 Unaudited Condensed Statements of Operations............................. F-36
 Unaudited Condensed Balance Sheets....................................... F-37
 Unaudited Condensed Statements of Cash Flows............................. F-38
 Notes to Unaudited Condensed Financial Statements........................ F-39
SAPIENT HEALTH NETWORK, INC.--FINANCIAL STATEMENTS
 Independent Auditors' Report............................................. F-40
 Balance Sheets........................................................... F-41
 Statements of Operations................................................. F-42
 Statements of Shareholders' Deficit...................................... F-43
 Statements of Cash Flows................................................. F-44
 Notes to Financial Statements............................................ F-45

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
WebMD, Inc.

  We have audited the accompanying consolidated balance sheets of WebMD, Inc. (formerly Endeavor Technologies, Inc.) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WebMD, Inc. and subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP

Atlanta, Georgia
July 21, 1998

                                  WEBMD, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                            DECEMBER 31,       SEPTEMBER 30,
                                           ----------------  -------------------
                                                                       PRO FORMA
                                            1996     1997      1998      1998
                                           -------  -------  --------  ---------
                                                                (UNAUDITED)
     ASSETS
Current assets:
 Cash and cash equivalents...............  $   --   $ 2,696  $ 11,737
 Current portion of note receivable......      --       100       117
 Inventory...............................      --       --      1,956
 Other current assets....................      --        53     1,203
                                           -------  -------  --------
  Total current assets...................      --     2,849    15,013
Property and equipment, net..............      --        73     2,176
Intangibles, net.........................      --       118       --
Note receivable, less current portion....      --       106        33
                                           -------  -------  --------
Total assets from continuing operations..      --     3,146    17,222
Total assets from discontinued opera-
 tions...................................    3,497    6,044       --
                                           -------  -------  --------
     Total assets........................  $ 3,497  $ 9,190  $ 17,222
                                           =======  =======  ========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses...  $   --   $   317  $  1,667
                                           -------  -------  --------
Total current liabilities................      --       317     1,667
Long-term debt, net of discount..........      --     2,965       --
                                           -------  -------  --------
Total liabilities from continuing opera-
 tions...................................      --     3,282     1,667
Total liabilities from discontinued oper-
 ations..................................    2,939    1,762       --
                                           -------  -------  --------
  Total liabilities......................    2,939    5,044     1,667
Shareholders' equity:
 Preferred Stock; no par value;
  10,000,000 shares authorized:
  Series A, non-voting; 1,600,000 shares
   authorized; 0,0, 801,000 and 0 shares
   issued and outstanding at December 31,
   1996 and 1997, September 30, 1998 and
   September 30, 1998 pro forma,
   respectively..........................      --       --     12,015  $    --
 Common stock, no par value; 97,000,000
  shares authorized:
  Common Stock, voting; 3,000,000,
   3,000,000, 3,000,000 and 13,207,805
   shares issued and outstanding at
   December 31, 1996 and 1997,
   September 30, 1998 and September 30,
   1998 pro forma, respectively..........    1,190    1,181     1,181    29,391
  Series B, non-voting; 700,000,
   1,400,000, 1,400,000 and 0 shares
   issued and outstanding at December 31,
   1996 and 1997, September 30, 1998 and
   September 30, 1998 pro forma,
   respectively..........................      400      400       400       --
  Series C, non-voting; 750,000,
   1,500,000, 1,500,000 and 0 shares
   issued and outstanding at December 31,
   1996, 1997 and September 30, 1998 and
   September 30, 1998 pro forma,
   respectively..........................      786      786       786       --
  Series D, non-voting; 0, 3,506,805,
   4,406,805 and 0 shares issued and
   outstanding at December 31, 1996 and
   1997, September 30, 1998 and September
   30, 1998 pro forma, respectively......      --     4,832    10,854       --
  Series E, non-voting; 0, 1,100,000,
   2,100,000 and 0 shares issued and
   outstanding at December 31, 1996 and
   1997, September 30, 1998 and September
   30, 1998 pro forma, respectively......      --     2,155     4,155       --
 Deferred compensation...................      --        (8)   (1,007)   (1,007)
 Redeemable warrant issued in connection
  with debt..............................      --     1,110     1,110     1,110
 Stock subscription receivables..........      (57)    (200)      --        --
 Accumulated deficit.....................   (1,761)  (6,110)  (13,939)  (13,939)
                                           -------  -------  --------  --------
  Total shareholders' equity.............      558    4,146    15,555  $ 15,555
                                           =======  =======  ========  ========
   Total liabilities and shareholders'
     equity..............................  $ 3,497  $ 9,190  $ 17,222
                                           =======  =======  ========

                            See accompanying notes.

                                  WEBMD, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                          -------------------------------  ---------------------
                            1995       1996       1997       1997        1998
                          ---------  ---------  ---------  ---------  ----------
                                                               (UNAUDITED)
Revenue.................  $     --   $     --   $     --   $     --   $       75
Operating expenses:
 Product development ...        --         --         566        --        5,867
 Sales and marketing....        --         --         213        114       1,499
 General and
   administrative.......        --         --       1,806      1,255       7,039
 Depreciation and
   amortization.........        --         --           9          1         111
                          ---------  ---------  ---------  ---------  ----------
Total operating
  expenses..............        --         --       2,594      1,370      14,516
                          ---------  ---------  ---------  ---------  ----------
Operating loss..........        --         --      (2,594)    (1,370)    (14,441)
Interest expense, net...        --         --        (725)      (478)       (177)
                          ---------  ---------  ---------  ---------  ----------
Net loss from continuing
  operations............        --         --      (3,319)    (1,848)    (14,618)
Discontinued operations:
 Loss from discontinued
   operations...........        (39)    (1,682)    (1,195)      (718)       (383)
 Gain on disposal of
   discontinued
   operations...........        --         --         165        165       8,102
                          ---------  ---------  ---------  ---------  ----------
Net loss before
  extraordinary item....        (39)    (1,682)    (4,349)    (2,401)     (6,899)
 Extraordinary loss on
   early extinguishment
   of notes payable.....        --         --         --         --         (930)
                          ---------  ---------  ---------  ---------  ----------
Net loss................  $     (39) $  (1,682) $  (4,349) $  (2,401) $   (7,829)
                          =========  =========  =========  =========  ==========
Net loss per share
  (basic and diluted):
 Continuing operations..  $     --   $     --   $   (0.40) $   (0.23) $    (1.25)
 Discontinued
   operations...........      (0.04)     (0.64)     (0.12)     (0.07)       0.66
 Extraordinary loss on
   early extinguishment
   of note payable......        --         --         --         --        (0.08)
                          ---------  ---------  ---------  ---------  ----------
Net loss per share......  $   (0.04) $   (0.64) $   (0.52) $   (0.30) $    (0.67)
                          =========  =========  =========  =========  ==========
Weighted average shares
  outstanding...........  1,000,000  2,611,918  8,300,261  7,918,030  11,749,964
                          =========  =========  =========  =========  ==========
Pro forma net loss per
  share.................                        $   (0.52)            $    (0.66)
                                                =========             ==========
Pro forma weighted
  average shares
  outstanding...........                        8,300,261             11,854,598
                                                =========             ==========


                            See accompanying notes.

                                  WEBMD, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               COMMON STOCK
                          ------------------------------------------------------------------------------------------
                              SERIES A            SERIES B          SERIES C          SERIES D          SERIES E
                            SHARES    AMOUNT   SHARES    AMOUNT  SHARES    AMOUNT  SHARES   AMOUNT   SHARES   AMOUNT
                          ----------  ------  ---------  ------ ---------  ------ --------- ------- --------- ------
Balance at January 1,
 1995 (Combined)........   1,000,000  $   48        --   $ --         --   $ --         --  $   --        --  $  --
 Net loss...............                 --         --     --         --     --         --      --        --     --
                          ----------  ------  ---------  -----  ---------  -----  --------- ------- --------- ------
Balance at December 31,
 1995 (Combined)........   1,000,000      48        --     --         --     --         --      --        --     --
 Stock subscription
  receivable including
  non-cash compensation
  charge................   2,500,000   1,428        --     --         --     --         --      --        --     --
 Issuance of common
  stock for cash........         --      --     700,000    400    250,000    500        --      --        --     --
 Transfer of common
  stock from Series A to
  Series C..............    (500,000)   (286)       --     --     500,000    286        --      --        --     --
 Net loss...............         --      --         --     --         --     --         --      --        --     --
                          ----------  ------  ---------  -----  ---------  -----  --------- ------- --------- ------
Balance at December 31,
 1996 (Combined)........   3,000,000   1,190    700,000    400    750,000    786        --      --        --     --
 Issuance of Endeavor
  common stock to
  founders..............   2,000,000     --     700,000    --     750,000    --         --      --        --     --
 Dissent of QDS minority
  shareholders..........  (1,000,000)     (9)       --     --         --     --         --      --        --     --
 Cancellation of the
  common stock of QDS...  (2,000,000)    --    (700,000)   --    (750,000)   --         --      --        --     --
 Issuance of Endeavor
  common stock in
  exchange for QDS
  stock.................   2,000,000     --     700,000    --     750,000    --         --      --        --     --
 Transfer of common
  stock from Series A to
  Series D..............  (1,000,000)    --         --     --         --     --   1,000,000     --        --     --
 Stock subscription
  receivable............         --      --         --     --         --     --     100,000     200       --     --
 Issuance of common
  stock for cash, net of
  issuance costs........         --      --         --     --         --     --   1,897,500   3,596 1,100,000  2,155
 Issuance of common
  stock upon conversion
  of note payable.......         --      --         --     --         --     --     509,305   1,018       --     --
 Issuance of common
  stock options.........         --      --         --     --         --     --         --       18       --     --
 Non-cash stock option
  compensation..........         --      --         --     --         --     --         --      --        --     --
 Issuance of common
  stock warrants........         --      --         --     --         --     --         --      --        --     --
 Payment of stock
  subscription
  receivable............         --      --         --     --         --     --         --      --        --     --
 Net loss...............         --      --         --     --         --     --         --      --        --     --
                          ----------  ------  ---------  -----  ---------  -----  --------- ------- --------- ------
Balance at December 31,
 1997...................   3,000,000   1,181  1,400,000    400  1,500,000    786  3,506,805   4,832 1,100,000  2,155
 Issuance of common
  stock for cash........         --      --         --     --         --     --     900,000   1,900 1,000,000  2,000
 Issuance of preferred
  stock for cash........         --      --         --     --         --     --         --      --        --     --
 Issuance of common
  stock options.........         --      --         --     --         --     --         --    1,015       --     --
 Non-cash stock option
  compensation..........         --      --         --     --         --     --         --    3,107       --     --
 Payment on stock
  subscription
  receivable............         --      --         --     --         --     --         --      --        --     --
 Net loss...............         --      --         --     --         --     --         --      --        --     --
                          ----------  ------  ---------  -----  ---------  -----  --------- ------- --------- ------
Balance at September 30,
 1998 (unaudited).......   3,000,000  $1,181  1,400,000  $ 400  1,500,000  $ 786  4,406,805 $10,854 2,100,000 $4,155
                          ==========  ======  =========  =====  =========  =====  ========= ======= ========= ======

                            See accompanying notes.

                                  WEBMD, INC.

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          PREFERRED STOCK
                          ---------------
                                                                        STOCK                    SHAREHOLDERS'
                             SERIES A       DEFERRED     REDEEMABLE  SUBSCRIPTION  ACCUMULATED       TOTAL
                          SHARES  AMOUNT  COMPENSATION     WARRANT   RECEIVABLES     DEFICIT        EQUITY
                          ------- ------- -------------  ----------- ------------  ------------  -------------
Balance at January 1,
 1995 (Combined)........      --  $   --  $         --   $       --  $       --    $        (40) $          8
 Net loss...............      --      --            --           --          --             (39)          (39)
                          ------- ------- -------------  ----------- -----------   ------------  ------------
Balance at December 31,
 1995 (Combined)........      --      --            --           --          --             (79)          (31)
 Stock subscription
  receivable including
  non-cash compensation
  charge................      --      --            --           --          (57)           --          1,371
 Issuance of common
  stock for cash........      --      --            --           --          --             --            900
 Transfer of common
  stock from Series A to
  Series C..............      --      --            --           --          --             --            --
 Net loss...............      --      --            --           --          --          (1,682)       (1,682)
                          ------- ------- -------------  ----------- -----------   ------------  ------------
Balance at December 31,
 1996 (Combined)........      --      --            --           --          (57)        (1,761)          558
 Issuance of Endeavor
  common stock to
  founders..............      --      --            --           --          --             --            --
 Dissent of QDS minority
  shareholders..........      --      --            --           --          --             --             (9)
 Cancellation of the
  common stock of QDS...      --      --            --           --          --             --            --
 Issuance of Endeavor
  common stock in
  exchange for QDS
  stock.................      --      --            --           --          --             --            --
 Transfer of common
  stock from Series A to
  Series D..............      --      --            --           --          --             --            --
 Stock subscription
  receivable............      --      --            --           --         (200)           --            --
 Issuance of common
  stock for cash, net of
  issuance costs........      --      --            --           --          --             --          5,751
 Issuance of common
  stock upon conversion
  of note payable.......      --      --            --           --          --             --          1,018
 Issuance of common
  stock options.........      --      --            (18)         --          --             --            --
 Non-cash stock option
  compensation..........      --      --             10          --          --             --             10
 Issuance of common
  stock warrants........      --      --            --         1,110         --             --          1,110
 Payment of stock
  subscription
  receivable............      --      --            --           --           57            --             57
 Net loss...............      --      --            --           --          --          (4,349)       (4,349)
                          ------- ------- -------------  ----------- -----------   ------------  ------------
Balance at December 31,
 1997...................      --      --             (8)       1,110        (200)        (6,110)        4,146
 Issuance of common
  stock for cash........      --      --            --           --          --             --          3,900
 Issuance of preferred
  stock for cash........  801,000  12,015           --           --          --             --         12,015
 Issuance of common
  stock options.........      --      --         (1,015)         --          --             --            --
 Non-cash stock option
  compensation..........      --      --             16          --          --             --          3,123
 Payment on stock
  subscription
  receivable............      --      --            --           --          200            --            200
 Net loss...............      --      --            --           --          --          (7,829)       (7,829)
                          ------- ------- -------------  ----------- -----------   ------------  ------------
Balance at September 30,
 1998 (unaudited).......  801,000 $12,015 $      (1,007) $     1,110 $       --    $    (13,939) $     15,555
                          ======= ======= =============  =========== ===========   ============  ============


                            See accompanying notes.

                                  WEBMD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                           NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                              --------------------------  --------------------
                               1995     1996      1997      1997       1998
                              ------- --------  --------  ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net loss.................... $  (39) $ (1,682) $ (4,349) $  (2,401) $  (7,829)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
   amortization..............    --        --          9          3        111
  Gain on disposal of
   discontinued operations...    --        --       (165)      (165)    (8,102)
  Non-cash compensation
   expense...................    --        --         11        --       2,000
  Non-cash interest expense..    --        --        593        553      1,035
  Changes in operating assets
   and liabilities:
   Inventory.................    --        --        --         --      (1,956)
   Other current assets......    --        --        (53)      (221)    (1,150)
   Accounts payable and
    accrued expenses.........    --        --        317         86      1,350
                              ------  --------  --------  ---------  ---------
 Net cash used in operating
  activities by continuing
  operations.................    --        --     (3,637)    (2,145)   (14,541)
 Net cash provided by (used
  in) operating activities of
  discontinued operations....     22     1,627      (249)    (1,556)       166
                              ------  --------  --------  ---------  ---------
 Net cash used in operating
  activities.................    (17)      (55)   (3,886)    (3,701)   (14,375)
CASH FLOWS FROM INVESTING
 ACTIVITIES
 Purchases of property and
  equipment..................    --        --        (76)       (12)    (2,214)
 Purchases of property and
  equipment for discontinued
  operations.................   (387)   (2,325)   (1,713)    (1,243)    (1,102)
 Payment of dissenters'
  claim......................    --        --        --         --      (2,653)
 Proceeds received on note
  receivable.................    --        --        --         --          56
 Proceeds from sale of
  discontinued operations....    --        --        200        200     16,292
                              ------  --------  --------  ---------  ---------
 Net cash provided by (used
  in) investing activities...   (387)   (2,325)   (1,589)    (1,055)    10,379
CASH FLOWS FROM FINANCING
 ACTIVITIES
 Net proceeds from sale of
  common stock...............    --        --      5,751      3,675      5,023
 Net proceeds from sale of
  preferred stock............    --        --        --         --      12,015
 Proceeds from issuance of
  notes payable and other
  debt.......................    --        --      2,890      2,890      2,000
 Proceeds from issuance of
  common stock warrants
  associated with notes
  payable....................    --        --      1,110      1,110        --
 Amounts received on stock
  subscriptions..............    --        --         57         57        200
 Payments on notes payable...    --        --        --         --      (6,000)
 Deferred financing costs....    --        --       (124)       (15)       --
                              ------  --------  --------  ---------  ---------
 Net cash provided by
  financing activities of
  continuing operations......    --        --      9,684      7,717     13,238
 Net cash provided by (used
  in) financing activities of
  discontinued operations....    404     2,380    (1,513)    (1,202)      (201)
                              ------  --------  --------  ---------  ---------
 Net cash provided by
  financing activities.......    404     2,380     8,171      6,515     13,037
                              ------  --------  --------  ---------  ---------
 Net increase in cash and
  cash equivalents...........    --        --      2,696      1,759      9,041
 Cash and cash equivalents at
  beginning of period........    --        --        --         --       2,696
                              ------  --------  --------  ---------  ---------
 Cash and cash equivalents at
  end of period.............. $  --   $    --   $  2,696  $   1,759  $  11,737
                              ======  ========  ========  =========  =========

                            See accompanying notes.

                                  WEBMD, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  Endeavor Technologies, Inc., a Georgia corporation, was formed on October 17, 1996 and was renamed WebMD, Inc. (the "Company") in August 1998. The Company will provide a branded, integrated, Web-based solution for the administrative, communications and information needs of healthcare professionals and for the healthcare information needs of consumers. The Company has two wholly-owned subsidiaries: Quality Diagnostic Services, Inc. ("QDS") and Telemedics, Inc. ("Telemedics"). QDS provides arrhythmia monitoring services. Telemedics distributes arrhythmia monitoring devices.

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. On March 26, 1997, the Company acquired QDS. The assets and liabilities of QDS were acquired in a transaction accounted for as a reverse acquisition/recapitalization and are recorded at historical cost. Additionally, the results of operations of the combined companies are reflected as if the above transaction took place at January 1, 1995. All significant intercompany accounts and transactions have been eliminated in consolidation. Consequently, for comparative purposes, the combined financial statements have been presented as if the Company and its subsidiaries were a single entity for the period.

  Effective July 1, 1997, the Company sold all of the outstanding stock of UltraScan, Inc. ("UltraScan") for $400. Subsequent to December 31, 1997, the Company entered into negotiations to sell substantially all of the assets of its subsidiaries, QDS and Telemedics (see Note 2 and 13). The consolidated financial statements reflect the results of UltraScan, QDS, and Telemedics as discontinued operations. See Note 2 for further discussion.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents. The Company maintains cash and cash equivalents with three separate financial institutions located in Georgia. At December 31, 1997, substantially all of the Company's cash and cash equivalents are invested in short-term money market accounts, which bear minimal risk, and are available on demand.
  The carrying amount reported in the balance sheet for cash and cash equivalents and accounts payable approximate their fair values due to the short-term nature of these financial instruments. The carrying amount reported in the balance sheet for long-term debt approximates its fair value based on discounted cash flows.

                                  WEBMD, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally five to seven years.

 Product Development Costs

  Product development costs which consist primarily of license fees for content acquisition, web site development services, and the allocation of overhead costs are expensed as incurred.

 Advertising Costs

  Advertising costs are charged to expense in the period the costs are incurred. Advertising expense for the year ended December 31, 1997 was $164.

 Income Taxes

  Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

 Revenue Recognition

  The Company recognizes revenue when services are provided. Advance billings and collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

 Unaudited Financial Statements

  According to management, the accompanying unaudited financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been prepared on substantially the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial information set forth therein.

 Unaudited Pro Forma Information

  If the offering contemplated by this prospectus is consummated, all classes of the Preferred Stock and Common Stock outstanding as of the closing date will be converted into shares of undesignated common stock. The pro forma stockholders' equity as of September 30, 1998 reflects conversion into 10,207,805 shares of common stock.

 Stock Split

  On October 2, 1997, the Company effected a one-for-two reverse stock split. The share and per share amounts in the financial statements have been retroactively adjusted for the reverse stock split.

 Net Loss Per Share

  In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share", and in February 1998, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 98 related to SFAS
128. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. The Company's common stock equivalents were antidilutive and therefore were not included in the computation of weighted average shares used in computing diluted loss per share.

                                  WEBMD, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Options and warrants to purchase 3,257,490 shares of common stock with a weighted average exercise price of $1.66 per share were outstanding in 1997, but were not included in the computation of diluted loss per share because the Company reported a loss and, therefore, the effect would be anti-dilutive.

  Pro forma weighted average shares outstanding include the weighted average conversion of 801,000 shares of Preferred Stock.


 Stock Based Compensation

  SFAS No. 123, "Accounting for Stock Based Compensation" sets forth accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS 123, the Company continues to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations (collectively "APB 25"). Under APB 25, no compensation expense is recognized for stock options granted to employees at fair market value. Accordingly, as all employee options were granted at their fair market value, the adoption of SFAS 123 has not affected the Company's results of operations or financial position relating to grants to employees. Certain stock, stock options and warrants were granted with exercise prices below the then fair market value or at fair market value to third parties. In connection with these issuances, the Company recognized $1,371 and $11 in compensation expense during 1996 and 1997, respectively.

 Recently Issued Accounting Standards

  The Company adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," as of December 31, 1997. The Statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. There was no effect on the consolidated financial statements as a result of the adoption of this Statement.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 is effective for financial statement periods beginning after December 31, 1997. SFAS 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes that the adoption of SFAS 131 will not have a material effect on the Company's financial statements.

2. DISCONTINUED OPERATIONS

  Effective July 1, 1997, the Company sold all of the outstanding shares of common stock of Ultrascan to its former President. The sale resulted in a net gain of approximately $165. The operations of this subsidiary are included in the statements of operations as a loss from discontinued operations. Revenue and net losses from Ultrascan for the year ended December 31, 1996 and the six month period ended June 30, 1997, were approximately $13 and $189 and $37 and $417, respectively. As of December 31, 1997, a note receivable of $206 is due from the purchaser related to this sale.

  Subsequent to year end but prior to the issuance of the financial statements, the Company entered into negotiations to sell substantially all of the assets of QDS and Telemedics. The Company does not expect the sale to result in a loss. The operations of these subsidiaries are included in the statements of operations as a loss from discontinued operations. Net patient service revenue from QDS for the years ended December 31, 1995, 1996 and 1997 were approximately $659, $3,257 and $7,091, respectively. Product sales from Telemedics for the year ended December 31, 1997 (the first year of operations) were approximately $283. Net losses for QDS and Telemedics combined for the years ended December 31, 1995, 1996 and 1997 were $39, $1,645 and $778, respectively.

                                  WEBMD, INC.

2. DISCONTINUED OPERATIONS (CONTINUED)

  QDS revenues from arrhythmia monitoring services are recognized as the services are performed over the contract term. Telemedics product sales revenue from the sale of arrhythmia monitoring devices are recognized upon shipment. QDS and Telemedics revenue is earned throughout the United States, and QDS extends credit to certain customers who are insured under third-party payor agreements. Net patient service revenue for QDS is reported at the estimated net realizable amounts from third-party payors and others for services rendered.

  Contractual allowances have been reflected as a reduction in gross charges to arrive at net patient service revenue. An allowance for doubtful accounts is established for revenue estimated to be uncollectible and is adjusted periodically based upon management's evaluation of current economic conditions, historical collection experience and other relevant factors that, in the opinion of management, require recognition in estimating such allowance.

  The Company's payor mix for its QDS subsidiary includes commercial payors representing 59% and 60% of accounts receivable as of December 31, 1996 and 1997, respectively. Amounts due from the Medicare and Medicaid programs are 30% and 24% of accounts receivable as of December 31, 1996 and 1997, respectively. Due to the dependence upon revenues from the Medicare and Medicaid programs, there are significant risks associated with any proposed changes in federal and state regulations under these programs.

  QDS obtained greater than 90% of all medical equipment from one vendor located in Israel through an exclusive buying contract.

  Balance sheet information for QDS, Telemedics and Ultrascan is provided as follows:

                                                    DECEMBER 31,
                                                    ------------- SEPTEMBER 30,
                                                     1996   1997      1998
                                                    ------ ------ -------------
                                                                   (UNAUDITED)
   ASSETS
    Cash..........................................  $  141 $  192     $--
    Other current assets..........................     918  1,919      --
    Property and equipment, net...................   2,428  3,280      --
    Intangibles, net..............................      10    653      --
                                                    ------ ------     ----
   Total assets...................................  $3,497 $6,044     $--
                                                    ====== ======     ====
   LIABILITIES
    Accounts payable, accrued expenses and other..  $2,738 $1,762     $--
    Amounts due to related parties, net of current
     portion......................................     201    --       --
                                                    ------ ------     ----
   Total liabilities..............................  $2,939 $1,762     $--
                                                    ====== ======     ====

                                  WEBMD, INC.

2. DISCONTINUED OPERATIONS (CONTINUED)

  Supplemental cash flow information from the operations of QDS, Telemedics and Ultrascan is provided as follows:

                                                                 NINE MONTHS
                                        YEAR ENDED DECEMBER         ENDED
                                                31,             SEPTEMBER 30,
                                       -----------------------  --------------
                                       1995    1996     1997     1997    1998
                                       -----  -------  -------  -------  -----
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss............................. $ (39) $(1,682) $(1,195) $  (718) $(383)
 Adjustments to reconcile net loss to
  net cash (used in) provided by
  operating activities:
   Depreciation and amortization......   120      326      777      359    529
   Loss on write-off of property and
    equipment.........................   --       --       235      --      97
   Non-cash compensation expense......   --     1,371      --       --     224
   Changes in operating assets and
    liabilities:
    Accounts receivable, net..........  (154)    (693)  (1,155)    (624)  (507)
    Other current assets..............     2      (35)      11       32      4
    Accounts payable and accrued
     expenses.........................    14      733     (280)    (693)    15
    Deferred contract revenue.........    42       64      216       88    187
                                       -----  -------  -------  -------  -----
 Net cash (used in) provided by
  operating activities................ $ (15) $    84  $(1,391) $(1,556) $ 166
                                       =====  =======  =======  =======  =====
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from the sale of common
  stock............................... $  38  $   900  $   --   $   --   $ --
 Proceeds from amounts due to related
  parties.............................   547    1,302      500      500    --
 Payments on amounts due to related
  parties.............................  (146)  (1,505)    (262)    (262)  (201)
 Proceeds from issuance of notes
  payable and other debt..............    42    1,879      206      206    --
 Payments on notes payable and other
  debt................................   (77)    (196)  (1,957)  (1,646)   --
                                       -----  -------  -------  -------  -----
 Net cash provided by (used in)
  financing activities................ $ 404  $ 2,380  $(1,513) $(1,202) $(201)
                                       =====  =======  =======  =======  =====

                                  WEBMD, INC.

2. DISCONTINUED OPERATIONS (CONTINUED)

  The net increases in cash balances associated with the discontinued operations were $2, $139, and $53 during the years ended December 31, 1995, 1996 and 1997 and have been reflected in cash flows from operating activities of discontinued operations.

  In connection with the acquisition of QDS by the Company, certain shareholders of QDS asserted their rights granted under Georgia law to dissent with regard to such action and to demand payment for the fair value of their shares in exchange for the surrender of such shares. In accordance with Georgia law, the Company offered to pay the former shareholders approximately $400 for their interest in QDS. The former shareholders rejected that offer. On August 1, 1997, in accordance with statutory provisions relating to the valuation process, QDS filed a complaint against the dissenting shareholders for the judicial appraisal of their shares. In July 1998, the Company paid the former shareholders of QDS, approximately $2,700 in settlement of the dissenters' rights action.

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                             DECEMBER 31,
                             --------------
                              1996    1997
                             ------  ------
   Computer equipment and
    purchased software.....  $  --   $   23
   Furniture and fixtures..     --       53
   Property and equipment
    from discontinued oper-
    ations.................   2,901   4,263
                             ------  ------
                              2,901   4,339
   Less accumulated depre-
    ciation................     --       (3)
   Less accumulated depre-
    ciation from discontin-
    ued operations.........    (473)   (983)
                             ------  ------
   Property and equipment,
    net....................  $2,428  $3,353
                             ======  ======

4. COMMITMENTS

  Operating Lease Commitments

  The Company leases its facilities and certain office equipment under operating lease agreements expiring through 2001. Lease expense was approximately $204 for the years ended December 31, 1997. At December 31, 1997, future minimum lease commitments under operating leases, a significant portion of which are with a shareholder, are $669, $729 and $61 for 1998, 1999 and 2000, respectively.

  Additionally, certain UltraScan equipment leases with total lease commitments of $848 as of December 31, 1997, are under guarantee by the Company. These leases expire through 2002. In April 1998, a primary vendor of QDS and Telemedics, took occupancy of space previously occupied by the Company under a sublease agreement for which the Company is a guarantor. Total lease commitments as of December 31, 1997 are $428 and the lease expires in 2001.

                                  WEBMD, INC.

5. LONG-TERM DEBT

  A summary of long-term debt at December 31, 1996 relating to QDS and 1997 relating to the Company, follows:

                                                               1996     1997
                                                              -------  -------
Note payable to Sirrom Capital Corporation ("Sirrom")
  interest payable monthly at 13.5%, principal due on August
  1, 2002, secured by substantially all of the Company's
  assets, guarantee of subsidiaries and the pledge of
  3,000,000 shares of an officer and shareholder............  $   --   $ 4,000
Note payable to bank, interest payable monthly at prime plus
  1% (9.25% at December 31, 1996), principal payable monthly of $18, secured by accounts receivable, property and
  equipment and guarantee of an officer and shareholder.....    1,040      --
Note payable to bank, interest payable monthly at prime plus
  1% (9.25% at December 31, 1996), principal payable monthly of $8, secured by accounts receivable, property and
  equipment and guarantee of an officer and shareholder.....      158      --
Note payable to bank, interest payable monthly at prime plus
  1% (9.25% at December 31, 1996), principal payable monthly of $12, secured by accounts receivable, property and
  equipment and guarantee of an officer and shareholder.....      501      --
Line of credit, interest payable monthly at prime plus 1%
  (9.25% at December 31, 1996), secured by accounts
  receivable and equipment and guarantee of an officer and
  shareholder...............................................       52      --
                                                              -------  -------
                                                                1,751    4,000
Less current portion........................................   (1,751)     --
Less unamortized discount on debt...........................      --    (1,035)
                                                              -------  -------
                                                              $   --   $ 2,965
                                                              =======  =======

  Finance costs related to the Sirrom debt instrument totaling $124 were capitalized and are being amortized over five years.

6. DUE TO RELATED PARTIES

  In August 1996, QDS received a $200 loan from a shareholder for working capital needs. The indebtedness bears no interest and is payable on demand. As of December 31, 1997, no payments had been made on this obligation. In February 1998, the Company converted the indebtedness into 100,000 shares of Series D common stock.

  In October 1995, QDS received $170 from and executed a promissory note with a former shareholder. Principal and interest are payable monthly at 8.75% through January 1998. The indebtedness is secured by Atlanta Cardiology Group, P.C., a former shareholder. Principal outstanding as of December 31, 1996 and 1997 was approximately $62 and $1, respectively.

7. STRATEGIC ALLIANCES

  During the fourth quarter of 1997, the Company entered into a strategic alliance with a subsidiary of Premiere Technologies, Inc., a shareholder of the Company ("Premiere"), to promote, sell and provide joint communication services to customers through integration of the Company's and Premiere's services. Product development costs incurred during 1997 associated with this alliance were $350. The Company has committed

                                  WEBMD, INC.

7. STRATEGIC ALLIANCES (CONTINUED)

to spend an additional $100 for continued technical development and $750 for promotion associated with this alliance during 1998. The agreement also contains minimum commitment payments which begin at $10 per month and increase by $10 per month to $80 in the eighth month and thereafter.

  During the fourth quarter of 1997, the Company entered into a strategic alliance with HealthGate Data Corporation, Inc., ("HealthGate") for HealthGate to develop, design and host two web sites on behalf of the Company. HealthGate will provide private label access to medical related links, technical support, and statistical information on usage and will create search engine databases. HealthGate is responsible for royalty fees paid to content providers. Product development costs incurred during 1997 associated with this alliance were approximately $188. The Company is committed to pay approximately $188 associated with this alliance during 1998.

8. RETIREMENT PLAN

  The Company has a defined contribution 401(k) plan. The plan is for the benefit of generally all employees 21 years of age or older with at least six months of employment and permits voluntary employee contributions and Company profit sharing contributions. The Company has not made any such contributions to the plan through December 31, 1997.

9. RELATED PARTY TRANSACTIONS

  In August 1997, the Company received loans of $100 each from two shareholders of the Company. Each unsecured loan was evidenced by a promissory note payable and paid in full during 1997. In conjunction with these loans, the Company granted each of the two shareholders the option to purchase 10,000 shares of Series D Common Stock of the Company at an exercise price of $2.00 per share. In connection with these options, the Company recorded their fair value, as determined by the minimum value method, as additional interest expense.

  The Company has entered into an office sublease and an equipment lease with a shareholder of the Company, which expire on February 1, 2000. Total monthly lease commitments under these leases are $61.

10. SHAREHOLDERS' EQUITY

 Common Stock

  As discussed in Note 1, the merger between the Company and QDS has been accounted for as a reverse acquisition/recapitalization and, as a result, for comparative purposes, the financial statements, including equity transactions have been presented as if the Company and QDS were a single entity for all periods presented. Shares were issued to founders of Endeavor in exchange for nominal consideration.

  The Company has authorized and issued shares of Series A, B, C, D and E common stock. The rights of the series are identical except that (i) Series B, C, D and E shares of common stock are non-voting and (ii) Series B, C and E common stock have a liquidation preference of $0.29, $1.00 and $1.00 per share, respectively. Upon a liquidation of the Company, if the assets of the Company are insufficient to permit full payment of the liquidation preference, then the assets of the Company available for such distribution shall be distributed pro rata based on the relative liquidation preferences.

  Upon the effective date of a public offering of the Company's common stock, the Series A, B, C, D and E common stock will be automatically converted into one series of voting common stock.

                                  WEBMD, INC.

10. SHAREHOLDERS' EQUITY (CONTINUED)

 Stock Warrant

  On August 29, 1997, the Company borrowed $4,000 from Sirrom. In connection with the loan, Sirrom received a warrant to purchase 557,490 shares of the Company's Series D common stock for $0.01 per share. Under the warrant, if any portion of the indebtedness is outstanding on the second anniversary date of the agreement, the number of shares under the warrant is increased by an additional 118,615 shares of the Company's Series D common stock. If any portion of the indebtedness is outstanding on the third anniversary date of the agreement, the number of shares under the warrant is increased by another 121,165 shares of the Company's Series D common stock. If any portion of the indebtedness is outstanding on the fourth anniversary date of the agreement, the number of shares under the warrant is increased by another 123,800 shares of the Company's Series D common stock. None of these additional warrants have been issued; therefore, they are not considered outstanding. Of the $4,000 in borrowings, $1,110 was allocated to the value of the warrant and recorded as a separate component of equity such amount will be adjusted in the future based on its fair value as discussed below. The warrant expires on August 1, 2002. In connection with the warrant, $75 was amortized to interest expense during 1997.

  In addition, for a period of thirty days after the expiration date, Sirrom may require the Company to purchase all, but not less than all, of the common shares underlying the warrant. The put price is calculated as the fair market value of the shares of common stock issuable to Sirrom upon exercise of the warrant and totaled $1,110 at December 31, 1997.

 Stock Option Plan

  Effective January 1, 1997, the Board of Directors and shareholders of the Company adopted the 1997 Stock Incentive Plan (the "1997 Plan"), which provides for issuance of stock options and restricted stock awards to employees, consultants and directors. Options may be granted under the 1997 Plan with an exercise price not less than the fair value of the Company's common stock on the date of the grant, as determined by the Board of Directors or a committee of the Board in the absence of a readily available market for the Company's stock. Options become exercisable and expire as determined by the Board of Directors or a committee of the Board (generally over 2 to 7 years).

  Pro forma information regarding net income and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following weighted average assumptions for 1997: risk-free interest rates of 6.19%; no dividend yield; and an expected life of an option of four years.

  Option valuation models used under SFAS 123 were developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options granted to employees are amortized to expense over the vesting period. The weighted average fair value per option granted in 1997 was $0.44. The Company's pro forma net loss and net loss per share would have been $(4,514) and $(0.54), respectively, for the year ended December 31, 1997.

                                  WEBMD, INC.

10. SHAREHOLDERS' EQUITY (CONTINUED)

 Stock Option Plan (continued)

  The following stock options were outstanding under the 1997 Plan for the year ended December 31, 1997:

                                                     NUMBER   EXERCISE PRICE PER
                                                   OF OPTIONS       SHARE
                                                   ---------- ------------------
   Outstanding at January 1, 1997.................       --           --
   Granted........................................ 1,590,000        $2.00
                                                   ---------
   Balance at December 31, 1997................... 1,590,000        $2.00
                                                   =========
   Exercisable at December 31, 1997...............   247,334        $2.00
                                                   =========

  As discussed above, the Company granted a warrant to purchase 557,490 shares of the Company's Series D common stock for $0.01 per share to Sirrom. The fair value of the warrant has been recorded in equity and is amortized to interest over the life of the debt. The Company granted a warrant to purchase 1,000,000 shares of the Company's Series E common stock for $2.00 per share to Premiere. The warrant was issued in connection with a sale of the Company's Series E common stock and the fair value of the warrant has been recorded as issuance cost. The two warrants described above have not been included in the table below.

  The Company also granted options and warrants to certain outside directors, consultants and certain third parties. These options and warrants are not covered under the incentive and nonqualified stock option plan and are included in the table below:

                                                       NUMBER OF
                                                      OPTIONS AND EXERCISE PRICE
                                                       WARRANTS     PER SHARE
                                                      ----------- --------------
   Outstanding at January 1, 1997....................       --          --
   Granted...........................................   110,000       $2.00
                                                        -------
   Balance at December 31, 1997......................   110,000       $2.00
                                                        =======
   Exercisable at December 31, 1997..................    80,000       $2.00
                                                        =======

  Certain options and warrants were issued with exercise prices below the then fair market value or were issued at fair market value to third parties. In connection with these issuances, the Company recognized $11 in compensation expense during 1997. Certain sales representatives of the Company entered into stock option agreements that do not fix the number of shares until certain sales goals are met. Because the exercise price of these options is fixed but the number of shares is variable, this is a variable stock option plan and, the Company may have to record compensation expense relating to these options to the extent the fair market value of the underlying stock is in excess of the exercise price at the time when the number of shares is determined.

                                  WEBMD, INC.

11. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                 1996    1997
                                                                 -----  -------
   Deferred tax assets:
     Net operating loss carryforward...........................  $ 610  $ 1,966
     Allowance for bad debts...................................    161      456
     Valuation allowance.......................................   (660)  (2,116)
                                                                 -----  -------
                                                                   111      306
   Deferred tax liability:
     Depreciation..............................................    111      306
                                                                 -----  -------
                                                                 $ --   $   --
                                                                 =====  =======

  At December 31, 1997 the Company has total net operating loss carryforwards for federal and state income tax purposes of approximately $5,121 that expire in years 2010 through 2012.

  Utilization of the Company's net operating loss carryforwards may be subject to an annual limitation due to the "change of ownership" provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax assets to zero due to uncertainties with respect to the Company's ability to generate taxable income in the future sufficient to realize the benefit of deferred income tax assets.

  A reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                                                          1995  1996    1997
                                                          ----  -----  -------
   Tax at statutory rate................................. $(13) $(572) $(1,479)
   State taxes, net of federal benefit...................   (2)   (67)    (174)
   Permanent differences.................................    2      8      197
   Valuation allowance...................................   13    631    1,456
                                                          ----  -----  -------
                                                          $--   $ --   $   --
                                                          ====  =====  =======

12. SUBSEQUENT EVENTS--UNAUDITED

 Sale of Common Stock

  On April 29, 1998, Premiere Technologies, Inc. exercised its option to purchase 1,000,000 shares of Series E Common Stock at $2.00 per share.

 Change in capitalization

  On August 3, 1998, the shareholders of the Company voted to change the designation of its Common Stock Series A to Common Stock and increase the number of authorized shares of Common Stock to 75,000,000 shares. The shareholders of the Company also voted to increase the number of authorized shares of Common Stock Series D to 15,000,000 shares and authorized 10,000,000 shares of Preferred Stock.

                                  WEBMD, INC.

12. SUBSEQUENT EVENTS -- UNAUDITED (CONTINUED)

 Sales of Preferred Stock

  In August 1998, the Company sold 667,000 shares of its Series A Preferred Stock to HBO & Company at $15.00 per share. In connection with this sale, the Company also issued HBO & Company warrants to purchase 300,000 shares of the Company's Series A Preferred Stock at $18.00 per share.

  In September 1998, the Company sold 134,000 shares of its Series A Preferred Stock to Matria Healthcare, Inc. at $15.00 per share. In connection with this sale, the Company also issued Matria Healthcare, Inc. warrants to purchase 60,000 shares of the Company's Series A Preferred Stock at $18.00 per share.

  In January 1999, the Company sold 860,000 and 828,750 shares of its Series B and Series C Preferred Stock, respectively, to 20 investors at $20.00 per share.

 Sale of QDS and Telemedics

  Effective July 1, 1998, the Company completed the sale of substantially all of the assets of QDS and Telemedics.

 Note Payable

  On July 8, 1998, the Company borrowed an additional $2,000 from Sirrom. Interest is payable monthly at 13.5% and principal is due in its entirety on August 1, 2002. On July 22, 1998, the Company repaid all outstanding borrowings from Sirrom. In connection with the retirement of these borrowings, the Company recognized an extraordinary loss of $930.

 Product Launch

  During the fourth quarter of 1998, the Company began offering Internet services and recording revenues.

 Recent Acquisitions

  In January 1999, the Company acquired the outstanding stock of Sapient Health Network, Inc and Direct Medical Knowledge, Inc. The consideration was approximately 2.4 million shares of the Company's Series B Preferred Stock. These acquisitions will be accounted for as purchases and the Company expects to record goodwill of approximately $45,900.

 Equity Issued for Services

  In January 1999, the Company issued a warrant to purchase 750,000 shares of its Series D Common Stock with an exercise price of $20.00, in exchange for financial advisory services to be provided over a two year period. The services agreement provides for a monetary penalty of up to $3.4 million and the potential loss of the ability to exercise a portion of the warrants if the financial advisor does not perform under its agreement with the Company. In connection with this agreement, the Company will amortize the value of the warrants issued over the life of the agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Direct Medical Knowledge, Inc.:

  We have audited the accompanying balance sheet of Direct Medical Knowledge, Inc. a development stage company (the Company) as of December 31, 1997, and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended and for the period from May 24, 1995 (date of incorporation) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the period from May 24, 1995 (date of incorporation) to December 31, 1996 were audited by other auditors, whose reports expressed an unqualified opinion on those statements. Our opinion, in so far as it relates to the amounts included for the period from May 24, 1995 (date of incorporation) to December 31, 1996, is based solely on the reports of the other auditors.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

  In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above, after the restatement described in
Note 9, present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., a development stage company, as of December 31, 1997, and the results of its operations and its cash flows for the year then ended and for the period from May 24, 1995 (date of incorporation) to December 31, 1997 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ PricewaterhouseCoopers LLP

San Francisco, California
March 6, 1998, except for Notes 8 and 9, for which the date is January 18,
 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Direct Medical Knowledge, Inc.

  We have audited the accompanying balance sheet of Direct Medical Knowledge, Inc. (the Company) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the management of Direct Medical Knowledge, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

  As discussed in Note 9, the Company previously recorded net deferred tax assets due to net operating loss carryforwards from 1996 and 1995. The Company has restated these financial statements to record a retroactive valuation allowance against its net deferred tax assets.

                                          /s/ Berg & Company

San Francisco, California
February 7, 1997, except for Notes 8 and 9 as to which the date is January 16,
 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Direct Medical Knowledge, Inc.

  We have audited the accompanying balance sheet of Direct Medical Knowledge, Inc., a development stage company (the Company) as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the period from May 24, 1995 (date of incorporation) to December 31, 1995. These financial statements are the responsibility of the management of Direct Medical Knowledge, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Direct Medical Knowledge, Inc., at December 31, 1995, and the results of its operations and its cash flows for the period from May 24, 1995 (date of incorporation) to December 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/  Berg & Company

San Francisco, California
January 16, 1999

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                1997     1996
                                                               -------  ------
ASSETS
Current assets:
  Cash and cash equivalents................................... $ 1,082  $  100
  Accounts receivable, trade..................................       6     --
  Accounts receivable, shareholder............................      69     --
  Prepaid expenses............................................       9       7
                                                               -------  ------
     Total current assets.....................................   1,166     107
Property and equipment, net...................................     709     470
Intangibles, net..............................................      14      19
Content license fees, net.....................................      67      47
Other assets, net.............................................      26      18
                                                               -------  ------
       Total assets........................................... $ 1,982  $  661
                                                               =======  ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................ $   243  $  162
  Accrued expenses............................................      13  $    3
  Deferred revenue............................................      30     125
  Accrued dividends...........................................     --       54
                                                               -------  ------
     Total current liabilities................................     286     344
                                                               -------  ------
Commitments (Note 5)
Shareholders' equity:
  Common stock, no par value; authorized 5,000,000 shares;
    1,048,667 and 1,025,000 shares issued and outstanding at
    December 31, 1997 and 1996, respectively..................       5     --
  Note receivable from shareholder............................    (250)    --
  Convertible preferred stock, no par value; authorized
    2,600,000 shares; 2,536,071 and 975,000 shares issued and
    outstanding; liquidation preference of $4,073 and $1,029
    at December 31, 1997 and 1996, respectively...............   4,098   1,000
  Deficit accumulated during the development stage............  (2,157)   (683)
                                                               -------  ------
     Total shareholders' equity...............................   1,696     317
                                                               -------  ------
       Total liabilities and shareholders' equity............. $ 1,982  $  661
                                                               =======  ======


   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                      MAY 24, 1995      MAY 24, 1995
                           YEAR ENDED   YEAR ENDED      (DATE OF          (DATE OF
                          DECEMBER 31, DECEMBER 31, INCORPORATION) TO INCORPORATION) TO
                              1997         1996     DECEMBER 31, 1995 DECEMBER 31, 1997
                          ------------ ------------ ----------------- -----------------
Revenues, including
  shareholder revenues
  of $424 in 1997, $0 in
  1996 and 1995, and
  $424 from inception to
  December 31, 1997.....    $   592       $ 350           $ --             $   942
                            -------       -----           -----            -------
Operating expenses:
  Cost of revenues......         48          24             --                  72
  Product development
    costs...............        762         340              38              1,140
  General and
    administrative......        699         311             100              1,110
  Depreciation and
    amortization........        337          78               2                417
  Sales and marketing...        221          72              23                316
                            -------       -----           -----            -------
Total operating
  expenses..............      2,067         825             163              3,055
                            -------       -----           -----            -------
Operating loss..........     (1,475)       (475)           (163)            (2,113)
Interest and other
  income (expense),
  net...................         46          12              (1)                57
                            -------       -----           -----            -------
Net loss from continuing
  operations before
  income taxes..........     (1,429)       (463)           (164)            (2,056)
Income tax expense......         (1)         (1)             (1)                (3)
                            -------       -----           -----            -------
Net loss before
  preferred stock
  dividend..............    $(1,430)      $(464)          $(165)           $(2,059)
                            =======       =====           =====            =======
Preferred stock
  dividend..............        (44)        (54)            --                 (98)
                            -------       -----           -----            -------
Net loss attributable to
  common stock..........    $(1,474)      $(518)          $(165)           $(2,157)
                            =======       =====           =====            =======


   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
 FOR THE PERIOD FROM MAY 24, 1995 (DATE OF INCORPORATION) TO DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                             CONVERTIBLE PREFERRED STOCK                   DEFICIT
                                          ----------------------------------             ACCUMULATED
                           COMMON STOCK                                      RECEIVABLE  DURING THE      TOTAL
                         ----------------     SERIES A          SERIES B        FROM     DEVELOPMENT SHAREHOLDERS'
                          SHARES   AMOUNT  SHARES    AMOUNT  SHARES   AMOUNT SHAREHOLDER    STAGE       EQUITY
                         --------- ------ ---------  ------ --------- ------ ----------- ----------- -------------
Balance, May 24, 1995
 (date of
 incorporation).........       --   --          --      --        --     --       --           --           --
 Issuance of common
  stock for cash
  $0.00001 per share in
  October 1995.......... 1,000,000  --                                                                      --
 Issuance of Series A
  convertible preferred
  stock for cash at
  $1.00 per share in
  December 1995.........                    300,000  $  300                                             $   300
 Net loss for the
  period................                                                                   $  (165)        (165)
                         ---------  ---   ---------  ------ --------- ------    -----      -------      -------
Balance, December 31,
 1995................... 1,000,000  --      300,000     300       --     --       --          (165)         135
 Conversion of Series A
  convertible preferred
  stock into common
  stock in January
  1996..................    25,000  --      (25,000)    --                                                  --
 Issuance of Series A
  convertible preferred
  stock for cash at
  $1.00 per share in May
  1996..................                    200,000     200                                                 200
 Issuance of Series A
  convertible preferred
  stock for cash at
  $1.00 per share July
  1996..................                    500,000     500                                                 500
 Declaration of Series A
  convertible preferred
  stock dividends in
  December 1996.........                                                                       (54)         (54)
 Net loss for the year..                                                                      (464)        (464)
                         ---------  ---   ---------  ------ --------- ------    -----      -------      -------
Balance, December 31,
 1996................... 1,025,000  --      975,000   1,000       --     --       --          (683)         317
 Issuance of common
  stock through exercise
  of stock options
  $0.205 per share......    23,667  $ 5                                                                       5
 Declaration of Series A
  convertible preferred
  stock dividends in
  July 1997.............                                                                       (44)         (44)
 Issuance of Series A
  convertible preferred
  stock in lieu of
  dividends payable in
  July 1997.............                     97,658      98                                                  98
 Issuance of Series B
  convertible preferred
  stock for cash and
  note receivable at
  $2.05 per share in
  July 1997.............                                    1,463,413 $3,000    $(750)                    2,250
 Payment on shareholder
  note receivable.......                                                          500                       500
 Net loss for the year..                                                                    (1,430)      (1,430)
                         ---------  ---   ---------  ------ --------- ------    -----      -------      -------
Balance, December 31,
 1997................... 1,048,667  $ 5   1,072,658  $1,098 1,463,413 $3,000    $(250)     $(2,157)     $ 1,696
                         =========  ===   =========  ====== ========= ======    =====      =======      =======

   The accompanying notes are an integral part of these financial statements.

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                     MAY 24, 1995   MAY 24, 1995
                                                       (DATE OF       (DATE OF
                                                    INCORPORATION) INCORPORATION)
                           YEAR ENDED   YEAR ENDED        TO             TO
                          DECEMBER 31, DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                              1997         1996          1995           1997
                          ------------ ------------ -------------- --------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............    $(1,430)      $(464)        $(165)        $(2,059)
                            -------       -----         -----         -------
 Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
  Depreciation and
    amortization of
    property and
    equipment...........        228          64             2             294
  Amortization of
    copyright fees......        104           9           --              113
  Amortization of
    organization
    costs...............          5           5           --               10
  Changes in operating
    assets and
    liabilities:
   Increase in accounts
     receivable,
     trade..............         (6)        --            --               (6)
   Increase in accounts
     receivable,
     shareholder........        (69)        --            --              (69)
   Increase in prepaid
     expenses...........         (1)         (4)           (4)             (9)
   Increase in other
     assets.............         (8)        (15)          (27)            (50)
   Increase in accounts
     payable and
     accrued expenses...         90         135            31             256
   (Decrease) Increase
     in deferred
     revenue............        (95)        125           --               30
                            -------       -----         -----         -------
     Total adjustments..        248         319             2             569
                            -------       -----         -----         -------
     Net cash used in
       operating
       activities.......     (1,182)       (145)         (163)         (1,490)
                            -------       -----         -----         -------
CASH FLOWS FROM
  INVESTING ACTIVITIES:
 Purchase of property
   and equipment........       (468)       (502)          (33)         (1,003)
 Purchase of content
   licenses.............       (123)        (57)          --             (180)
                            -------       -----         -----         -------
     Net cash used in
       investing
       activities.......       (591)       (559)          (33)         (1,183)
                            -------       -----         -----         -------
CASH FLOWS FROM
  FINANCING ACTIVITIES:
 Proceeds from issuance
   of stock.............      2,255         700           300           3,255
 Advances from
   shareholder..........        250         --             44             294
 Repayment of
   shareholder
   advances.............       (250)        (39)           (5)           (294)
 Payments on shareholder
   note receivable......        500         --            --              500
                            -------       -----         -----         -------
     Net cash provided
       by financing
       activities.......      2,755         661           339           3,755
                            -------       -----         -----         -------
      Net increase in
        cash............        982         (43)          143           1,082
Cash and cash
  equivalents, beginning
  of period.............        100         143           --              --
                            -------       -----         -----         -------
Cash and cash
  equivalents, end of
  period................    $ 1,082       $ 100         $ 143         $ 1,082
                            =======       =====         =====         =======
SUPPLEMENTAL CASH FLOW
  INFORMATION AND
  NONCASH ACTIVITIES:
 Declaration of
   dividends payable....    $    44       $  54         $ --          $    98
                            =======       =====         =====         =======
 Issuance of convertible
   preferred stock to
   extinguish dividends
   payable..............    $    98       $ --          $ --          $    98
                            =======       =====         =====         =======
 Issuance of convertible
   preferred stock for
   note receivable......    $   750       $ --          $ --          $   750
                            =======       =====         =====         =======
 Interest paid..........    $     1       $   1         $   1         $     3
                            =======       =====         =====         =======
 Income taxes paid......    $     1       $   1         $   1         $     3
                            =======       =====         =====         =======

   The accompanying notes are an integral part of these financial statements.

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. COMPANY BACKGROUND:

 Description of business:

  Direct Medical Knowledge, Inc. ("the Company") was incorporated on May 24, 1995 to provide individualized, customized medical and health information to individuals through contracts with major health providers. The Company uses web technology, electronic retrieval, and on-line support groups to deliver health information over the internet. Since its incorporation, the Company has focused on developing its products and marketing strategy and recruiting human resources. It has not generated a significant amount of revenue and, accordingly, is a development stage company.

 Basis of presentation:

  The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained recurring losses and negative cash flows from operations. The Company's continued existence is dependent upon its ability to increase operating revenues and/or raise additional equity financing. Management is currently in the process of negotiating additional equity financing with potential investors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Business Risks and Credit Concentrations:

  The Company operates in the internet content industry segment which is new, rapidly evolving and highly competitive. The Company relies on third party suppliers of health information content. There can be no assurance that the Company will be able to complete product development and secure content sufficient to support its operations.

  The Company performs ongoing credit evaluations of its customers' financial condition. It generally requires no collateral and maintains reserves for potential credit losses on customer accounts, when necessary. Management estimates that no such reserves are warranted at December 31, 1997 or December 31, 1996. At December 31, 1997, one shareholder comprises 91% of accounts receivable and, with one other customer, accounted for 100% of revenue for the year then ended.

  Two customers accounted for 100% of revenue for the year ended December 31, 1996, while the shareholder and the other two customers accounted for 100% of revenue for the period from May 24, 1995 (date of incorporation) to December 31, 1997.

 Cash and Cash Equivalents:

  The Company considers all highly liquid monetary instruments with an original maturity of three months or less to be cash equivalents.
Substantially all of the Company's cash is held at one major financial institution.

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

 Content License Fees:

  License fees for website content are capitalized and amortized over the life of the license. During 1997 and 1996, most license agreements covered one year periods with the option to renew annually. Subsequent to year-end, the Company is transitioning to three to five year agreements. Accumulated content license fee amortization totaled $113 and $9, at December 31, 1997 and 1996 respectively.

 Property and Equipment:

  Property and equipment are stated at cost. Maintenance and repairs are charged to operations as incurred. Depreciation and amortization are determined on the straight-line method over the estimated useful lives of the related assets, which range from three to five years. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations in the period realized.

 Revenue Recognition:

  Revenue from report orders is recognized upon delivery of the corresponding report. Support services, including revenue from marketing and distribution agreements with ongoing support requirements, are recognized ratably over the life of the contract. Revenue from website development is recognized using the percentage-of-completion method. Amounts billed in excess of revenue earned and advance payments are deferred and recorded as revenues when earned.

 Content Development:

  The Company expenses content development costs as incurred.

 Income Taxes:

  In accordance with Statement of Financial Accounting Standards No. 109 (SFAS
109), Accounting for Income Taxes, deferred income taxes are recognized for the differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized for deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is comprised of tax payable or refundable for the current period plus the change during the period in deferred tax assets and liabilities.

 Impairment of Long-Lived Assets:

  Statement of Financial Accounting Standards No. 121 (SFAS No. 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets. The Company considers the requirements of SFAS No. 121 on an ongoing basis. No impairment losses have been recognized to date.

 Recently Issued Accounting Pronouncements:

  During 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which supersedes SOP 91-1. This statement is effective for fiscal years beginning after December 15, 1997. The impact of adopting this statement has not been determined at this time.

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

 Recently Issued Accounting Pronouncements (continued):

  During 1997, the Financial Accounting Standards Board issued Statements No. 129, Disclosure of Information About Capital Structure, and No. 130, Reporting Comprehensive Income. These statements establish standards for reporting and disclosing information about an organization's capital structure and comprehensive income. They are effective for fiscal years beginning after December 15, 1997. The impact of adopting these statements has not been determined at this time.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
   Computer equipment and purchased software..........    $  162        $ 54
   Website equipment and software.....................       507         462
   Furniture and fixtures.............................       259           9
   Leasehold improvements.............................        75          10
                                                          ------        ----
                                                           1,003         535
   Accumulated depreciation and amortization..........      (294)        (65)
                                                          ------        ----
   Property and equipment, net........................    $  709        $470
                                                          ======        ====

  Depreciation expense amounted to $198 and $62 for the years ended December 31, 1997 and 1996, respectively, $2 for the period from May 24, 1995 (date of incorporation) to December 31, 1995, and $262 for the period from May 24, 1995 (date of incorporation) to December 31, 1997. Amortization expense for leasehold improvements was $30 and $1 for the years ended December 31, 1997 and 1996, respectively, $1 for the period from May 24, 1995 to December 31, 1995, and $32 for the period from May 24, 1995 (date of incorporation) to December 31, 1997.

4. INCOME TAXES:

  The provision for income taxes are summarized as follows:

                                                    FOR THE YEAR      FOR THE
                                                        ENDED       PERIOD FROM
                                                    DECEMBER 31,     MAY 24 TO
                                                    --------------  DECEMBER 31,
                                                     1997    1996       1995
                                                    ------  ------  ------------
Current tax expense:
  Federal.........................................     --      --
  State...........................................  $    1  $    1      $  1
Deferred tax expense
  Federal.........................................  $ (577)   (164)      (40)
  State...........................................  $  (76)    (44)      (13)
Valuation allowance for deferred tax assets.......     653     208        53
                                                    ------  ------      ----
                                                    $    1       1         1
                                                    ======  ======      ====

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4. INCOME TAXES (CONTINUED):

  The primary components of the net deferred tax asset are:

                                                                   1997   1996
                                                                   -----  -----
     Net operating loss carryforwards............................. $ 910  $ 282
     Other........................................................     4    --
                                                                   -----  -----
                                                                     914    282
     Valuation allowance..........................................  (914)  (262)
                                                                   -----  -----
                                                                     --      20
     Deferred tax liability.......................................   --     (20)
                                                                   -----  -----
     Net deferred tax asset....................................... $ --   $ --
                                                                   =====  =====

  Due to uncertainty surrounding the realization of deferred tax assets, the Company has recorded a valuation allowance against its net deferred tax asset.

  As of December 31, 1997, the Company has net operating loss carryforwards of approximately $2,286 for federal income tax purposes. These carryforwards expire in years 2010 through 2012. In addition, the Company has carryforwards of approximately $2,283 as of December 31, 1997 for California franchise tax purposes, expiring in 2003.

  As a result of changes in the Company's ownership, the amount of loss carryforwards available to offset future federal and state taxable income may be limited by IRS Code Section 382 pursuant to the Tax Reform Act of 1986. The amount of such limitation, if any, has not been determined.

  A reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                                                      FOR THE
                                                    YEAR ENDED      FOR THE
                                                     DECEMBER     PERIOD FROM
                                                        31,        MAY 24 TO
                                                    ------------  DECEMBER 31,
                                                    1997   1996       1995
                                                    -----  -----  ------------
   Provision computed at federal statutory rate.... $(564) $(167)     $(56)
   State taxes, net of federal tax benefit.........   (75)   (43)      (13)
   Change in valuation allowance...................   653    208        53
   Permanent difference............................     1      1         1
   Others..........................................   (14)     2        16
                                                    -----  -----      ----
   Net tax provision............................... $   1  $   1      $  1
                                                    =====  =====      ====

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


5. LEASE OBLIGATIONS:

  The Company leases office facilities under noncancelable operating leases. Minimum future payments under these lease agreements for the years ending December 31 are as follows:

                                                                       OPERATING
                                                                        LEASES
                                                                       ---------
     1998.............................................................   $198
     1999.............................................................    198
     2000.............................................................    198
     2001.............................................................    198
     2002.............................................................    182
                                                                         ----
     Total minimum lease payments.....................................   $974
                                                                         ====

  The Company's rental expense for office facilities was approximately $86, $36 and $16 for the years ended December 31, 1997 and 1996 and for the period from May 24 to December 31, 1995, respectively, and $138 for the period from May 24, 1995 (date of incorporation) to December 31, 1997.

6. CONVERTIBLE PREFERRED STOCK:

  The Company is authorized to issue up to 2,600,000 shares of no par preferred stock in one or more series. The Company has designated 1,100,000 of the preferred shares as Series A and 1,500,000 as Series B.

  Series A and Series B preferred shareholders are entitled to receive, when and if declared by the Board of Directors, out of funds legally available, a preferential, noncumulative annual cash dividend of $0.08 per share and $0.16 per share, respectively. Preferred shareholders are also entitled to participate in cash dividends paid to common shareholders in an amount per share as would be payable on the number of whole shares of common stock into which the preferred shares could be converted. So long as any preferred shares are outstanding, no cash or property dividends may be declared or paid on common stock until all preferred stock dividends have been paid or declared and set apart. Through December 31, 1997, $98 in Series A dividends have been declared, and 97,658 shares of Series A preferred stock have been issued in lieu of cash dividends. Concurrent with the issuance of Series B preferred stock, the Company's Articles of Incorporation were amended to eliminate mandatory dividend provisions on Series A preferred stock.

  Preferred shareholders are entitled to vote together with the holders of common stock. The number of votes equals the number of whole shares of common stock into which each holder's preferred shares could be converted. So long as at least 100,000 shares of Series A remain outstanding, Series A shareholders are collectively entitled to elect one director. So long as at least 100,000 shares of Series B remain outstanding, Series B shareholders are collectively entitled to elect one director. Common shareholders are also collectively entitled to elect one director. All shareholders are collectively entitled to elect the remaining directors. Certain transactions which could affect the relative rights and privileges of preferred shareholders, as defined in the Articles of Incorporation, require majority approval by Series A shareholders and 60% approval by Series B shareholders, respectively. Certain other transactions require approval by not less than two-thirds of Series A shareholders.

  At the option of the shareholder, preferred shares are convertible into common stock at any time on a one-for-one basis, subject to certain adjustments. Series A and Series B preferred shares are automatically converted into common stock on a one-for-one basis, subject to certain adjustments, in the event of a public offering with

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

6. CONVERTIBLE PREFERRED STOCK (CONTINUED):

gross proceeds of at least $15 million and a price of at least $7 per share, subject to certain adjustments, or upon the consent by 50% of Series A shareholders or by 60% of Series B shareholders. Any declared and unpaid dividends must be paid upon automatic conversion. The Company has reserved sufficient common shares for conversion.

  In the event of any liquidation, dissolution or winding up of the Company, preferred shareholders are entitled to receive an amount equal to $1.00 per share of Series A and $2.05 per share of Series B plus all declared and unpaid dividends on a pari passu basis prior and in preference to any distributions to common shareholders. After payment has been made to the preferred shareholders, any remaining assets will be distributed ratably to all shareholders in proportion to the amount of stock owned by each shareholder. If the Company's assets are insufficient to provide for the full preference amount for the preferred stock outstanding, then such assets will be distributed ratably among preferred shareholders in proportion to the amount of such stock owned by each shareholder.

7. STOCK OPTION PLAN:

  The Company has an Stock Option Plan (the Plan) under which the Board of Directors may grant common stock options to employees, directors and consultants. Under the Plan, options generally vest 20% one year from the vesting commencement with an additional 2% vesting each month thereafter. A total of 350,000 shares of the Company's common stock have been reserved for issuance under the Plan. Shares sold under the Plan are subject to various restrictions as to resale and right of repurchase by the Company.

  Options under the Plan may be either "incentive stock options" (ISO) or "nonqualified stock options" (NQSO) as defined under Section 422 of the Internal Revenue Code. Options shall be exercisable within the periods or upon the events determined by the Board of Directors or a committee appointed by the Board of Directors as set forth by a written stock option grant, provided however, that no option shall become exercisable after the expiration of 10 years from the date the option is granted. Additionally, no option granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of stock of the Company shall be exercisable after the expiration of five years from the date the option is granted. Vested options held by individuals upon termination of their relationship with the Company may be exercised no later than three months following the date of termination or twelve months following death or disability until expiration of the option.

  The exercise price of an NQSO shall not be less than 85% of the fair market value of the shares on the date the option is granted. The exercise price of an ISO shall not be less than 100% of the fair market value of the shares on the date the option is granted. The exercise price of any ISO granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company shall not be less than 110% of the fair market value of the shares on the date the option is granted.

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


7. STOCK OPTION PLAN (CONTINUED):

  The following table summarizes activity under the Company's stock option plan for the year ended December 31, 1997. There was no activity under the Plan in prior periods.

                                                                        WEIGHTED
                                                  SHARES     NUMBER OF  AVERAGE
                                                 AVAILABLE    OPTIONS   EXERCISE
                                                 FOR GRANT  OUTSTANDING  PRICE
                                                 ---------  ----------- --------
   Reserved for issuance........................  350,000         --        --
   Granted...................................... (297,600)    297,600    $0.205
   Exercised....................................              (23,667)    0.205
   Cancelled or forfeited.......................   18,833     (18,833)    0.205
                                                 --------     -------    ------
   Balance as of December 31, 1997..............   71,233     255,100    $0.205
                                                 ========     =======    ======

  Of the 23,667 options exercised during the year, 14,251 are unvested and are subject to repurchase by the Company at the exercise price.

  The Company accounts for the plan in accordance with APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. The following information concerning the Company's stock options outstanding as of December 31, 1997 is provided in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123).

                              OPTIONS OUTSTANDING            OPTIONS VESTED
                       ---------------------------------- ---------------------
                          NUMBER      WEIGHTED
                       OUTSTANDING    AVERAGE    WEIGHTED    NUMBER    WEIGHTED
                            AT       REMAINING   AVERAGE   VESTED AT   AVERAGE
     RANGE OF          DECEMBER 31, CONTRACTUAL  EXERCISE DECEMBER 31, EXERCISE
   EXERCISE PRICES         1997     LIFE (YEARS)  PRICE       1997      PRICE
   ---------------     ------------ ------------ -------- ------------ --------
   $0.205.............   255,100        9.55      $0.205     61,136     $0.205

  The fair value of each option has been estimated on the date of grant using the minimum value method with the following assumptions.

       Expected life................................................... 5 years
       Risk-free interest rate.........................................    6.12%
       Expected dividend rate..........................................     --

  Based on this method, the pro forma effects of applying SFAS 123 are determined to be immaterial for the year ended December 31, 1997. Therefore, the application of SFAS 123 would not result in a significant difference from the reported net loss. The weighted average fair value of options granted for the year ended December 31, 1997 was $0.05.

  These pro forma effects may not be representative of the effects on reported results of operations for future years as options vest over several years and additional awards are expected to be made each year.

8. SUBSEQUENT EVENTS:

 Credit facility:

  In February 1998, the Company obtained a $1 million credit facility to finance equipment purchases through December 31, 1998. Borrowings under this facility are executed as 36 month promissory notes collateralized by

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

8. SUBSEQUENT EVENTS (CONTINUED):

the purchased equipment. Interest accrues at an effective rate of 18% per annum, including an additional interest payment of 15% of the original loan amount due at the end of the loan term. Borrowings under this facility were $469 as of December 31, 1998.

 Note and Warrant Purchase Agreement:

  In September 1998, the Company entered into a Note and Warrant Purchase Agreement, (the "Agreement") with a shareholder, whereby the Company may borrow up to a maximum of $500 under Convertible Promissory Notes (the "Notes"). Each of the Notes is non-interest bearing, has a term of six months and, in the event the Company issues shares of its Preferred Stock during the term of the Notes, is convertible into that Preferred Stock at a conversion price equal to the price per share paid by investors purchasing the preferred stock. Warrants to purchase common stock of the Company are attached to each of the Notes. Each of the Warrants allows the holder to purchase one share of common stock for each dollar borrowed at an exercise price of $0.25 per share and is exercisable for a period of five years. As of December 31, 1998, the Company had borrowed $500 and issued warrants to purchase 500,000 shares of common stock under the Agreement.

 Stock options:

  On June 6, 1998, the Company's shareholders approved an increase in the number of shares available under the Company's Stock Option Plan by 400,000 to 750,000. Subsequent to December 31, 1997 options to purchase 534,605 shares of the Company's common stock were granted to employees, directors and consultants under this plan at an exercise price of $0.205 per share.

 Merger:

  In January 1999, the shareholders approved the merger of the Company with a wholly-owned subsidiary of WebMD, Inc. ("WebMD"). Under the terms of the merger agreement, shares of the Company's capital stock will be exchanged for shares of WebMD Series B Preferred Stock as set forth below. Outstanding options and warrants to purchase the Company's common stock will be assumed by WebMD and will be subject to the same terms and conditions, with the exception that they will be exercisable for shares of WebMD Series B Preferred Stock based upon the exchange ratio set forth below for the Company's common stock. The $500 Convertible Promissory Note outstanding as of the date of the merger will be exchanged for 25,000 shares of WebMD Series B Preferred Stock.

  The ratios for the exchange of the Company's capital stock for shares of WebMD Series B Preferred Stock are as follows:

       DIRECT MEDICAL                                       EQUIVALENT SHARE OF
       KNOWLEDGE, INC.                                        WEBMD SERIES B
        CAPITAL STOCK                                         PREFERRED STOCK
       ---------------                                      -------------------
   Common Stock............................................     0.11274380
   Series A Convertible Preferred Stock....................     0.16867768
   Series B Convertible Preferred Stock....................     0.22225378

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


9. RESTATEMENT:

  The Company previously recognized a deferred tax asset as of December 31, 1996. A valuation allowance was recognized against the deferred tax assets as of December 31, 1997. The financial statements as of December 31, 1996, for the years ended December 31, 1997 and 1996, for the period from May 24, 1995 (date of incorporation) to December 31, 1995 and for the period from May 24, 1995 (date of incorporation) to December 31, 1997 were restated to recognize a valuation allowance for these deferred tax assets as of December 31, 1996 and 1995. The effect of the restatement on net earnings is as follows:

                            FOR THE YEAR      FOR THE      FOR THE
                                ENDED       PERIOD FROM  PERIOD FROM
                            DECEMBER 31,     MAY 24 TO    MAY 24 TO
                            --------------  DECEMBER 31, DECEMBER 31,
                             1997    1996       1995         1997
                            -------  -----  ------------ ------------
   Net loss as previously
     reported.............. $(1,691) $(256)    $(112)      $(2,059)
   Net effect of the
     restatement...........     261   (208)      (53)          --
                            -------  -----     -----       -------
   Net loss................ $(1,430) $(464)    $(165)      $(2,059)
                            =======  =====     =====       =======

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

           (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE DATA)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
Revenues, including shareholder revenues of $104 and
  $270, respectively.....................................  $     198  $     434
  Operating expenses:
  Cost of revenues.......................................         41         34
  Product development costs..............................        786        561
  Sales and marketing....................................        305        130
  General and administrative.............................        851        467
  Depreciation and amortization..........................        323        223
                                                           ---------  ---------
Operating Loss...........................................     (2,108)      (981)
  Interest and other income (expense), net...............          8         22
                                                           ---------  ---------
  Net loss from continuing operations before income
    taxes................................................     (2,100)      (959)
Income tax provision (benefit)...........................        --           1
                                                           ---------  ---------
  Net loss before preferred stock dividend...............     (2,100)      (960)
Preferred stock dividend.................................        --          44
                                                           ---------  ---------
  Net loss attributable to common stock..................  $  (2,100) $  (1,004)
                                                           =========  =========
Net loss per common share................................  $   (2.01) $   (0.98)
                                                           =========  =========
  Weight average shares outstanding......................  1,046,047  1,025,167
                                                           =========  =========

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            CONDENSED BALANCE SHEETS

           (IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PER SHARE DATA)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1998          1997
                                                     ------------- ------------
                                                      (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.........................    $     7      $ 1,082
  Accounts receivable, trade........................         25            6
  Accounts receivable, shareholder..................        --            69
  Prepaid expenses and other........................         42            9
                                                        -------      -------
     Total current assets...........................         74        1,166
Property and equipment, net.........................        690          709
Intangibles, net....................................          8           14
Content license fees, net...........................         50           67
Other assets, net...................................         24           26
                                                        -------      -------
     Total assets...................................    $   846      $ 1,982
                                                        =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..................................    $   327      $   243
  Accrued expenses..................................         65           13
  Deferred revenue..................................         38           30
  Convertible promissory note to shareholder........        100          --
  Senior secured promissory note, current portion...        148          --
                                                        -------      -------
     Total current liabilities......................        678          286
Long-term Obligations:
  Senior secured promissory note, less current
    portion.........................................        321          --
Shareholder's equity (deficit):
  Common stock, no par value; authorized 5,000,000
    shares; 1,046,233 and 1,048,667 shares issued
    and outstanding.................................          4            5
  Note receivable from shareholder..................        --          (250)
  Convertible preferred stock, no par value;
    authorized 2,600,000 shares; 2,536,071 shares
    issued and outstanding; liquidation preference
    of $4,072,658 and $4,072,658....................      4,098        4,098
  Warrants for purchase of common stock.............          2          --
  Deficit accumulated during the development
    stage...........................................     (4,257)      (2,157)
                                                        -------      -------
     Total shareholders' equity (deficit)...........       (153)       1,696
                                                        -------      -------
     Total liabilities and shareholders' equity.....    $   846      $ 1,982
                                                        =======      =======

                         DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                              NINE MONTHS
                                                           ENDED SEPTEMBER 30
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................ $  (2,100) $   (960)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
     Depreciation and amortization of property and
       equipment..........................................       236       151
     Amortization.........................................        87        73
     Changes in operating assets and liabilities:.........       166      (102)
                                                           ---------  --------
  Net cash used in operating activities...................    (1,611)     (838)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment......................        (1)     (138)
  Reimbursement of prior years' equip. purchases..........       297       --
  Purchase of content licenses............................       (64)      (65)
                                                           ---------  --------
  Net cash provided by (used in) investing activities.....       232      (203)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of stock.........................       --      2,250
  Repurchase of common stock..............................        (1)      --
  Borrowings under convertible promissory note............       100       --
  Payments on shareholder note receivable.................       250       250
  Borrowings/(Payments) against senior secured promissory
    note..................................................       (45)      --
                                                           ---------  --------
  Net cash provided by financing activities...............       304     2,500
                                                           ---------  --------
Net (decrease) increase in cash...........................    (1,075)    1,459
                                                           ---------  --------
Cash and cash equivalents, beginning of period............     1,082       100
                                                           ---------  --------
Cash and cash equivalents, end of period.................. $       7  $  1,559
                                                           =========  ========

                        DIRECT MEDICAL KNOWLEDGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. For further information, refer to the financial statements and footnotes for the year ended December 31, 1997, included elsewhere herein.

NOTE 2--SUBSEQUENT EVENT

  On January 22, 1999, the shareholders of Direct Medical Knowledge, Inc. sold their shares through a share exchange to WebMD, Inc.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sapient Health Network, Inc.:

  We have audited the accompanying balance sheets of Sapient Health Network, Inc. (the Company) as of September 30, 1997 and 1998, and the related statements of operations, shareholders' deficit, and cash flows for the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sapient Health Network, Inc. as of September 30, 1997 and 1998, and the results of its operations and its cash flows for the period from November 21, 1995 (date of inception) through September 30, 1996 and each of the years in the two-year period ended September 30, 1998 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Sapient Health Network, Inc. will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred losses since inception and has a net capital deficiency; these conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG Peat Marwick LLP

Portland, Oregon
November 18, 1998

                          SAPIENT HEALTH NETWORK, INC.

                                 BALANCE SHEETS

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1997         1998
                                                      ----------  ------------
     ASSETS
Current assets:
 Cash...............................................  $  117,671  $  1,159,659
 Accounts receivable................................       2,113        34,555
 Unbilled revenue...................................          --       536,333
 Prepaid expenses and other current assets..........       6,021        30,981
                                                      ----------  ------------
  Total current assets..............................     125,805     1,761,528
Property and equipment, net.........................     635,569       505,790
Restricted investment...............................     200,000       200,000
Other assets, net...................................      35,681        57,908
Deposits............................................      68,034        68,508
                                                      ----------  ------------
   Total assets.....................................  $1,065,089  $  2,593,734
                                                      ==========  ============
     LIABILITIES, REDEEMABLE PREFERRED STOCK AND
       SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable...................................  $  412,310  $    476,527
 Accrued liabilities................................      59,953        81,087
 Deferred revenue...................................          --       506,333
 Current installments of obligations under capital
   leases...........................................     201,952       214,801
 Convertible promissory notes.......................          --     5,523,795
 Line of credit.....................................     600,000       600,000
                                                      ----------  ------------
  Total current liabilities.........................   1,274,215     7,402,543
Obligations under capital leases, net of current
  installments......................................     298,248       171,024
                                                      ----------  ------------
  Total liabilities.................................   1,572,463     7,573,567
Commitments and contingencies
Redeemable preferred stock; aggregate liquidation
  preference $13,559,467:
 Series C, $.001 par value. Authorized 1,200,000
   shares; no shares issued and outstanding.........          --            --
 Series B, $.001 par value. Authorized 6,000,000
   shares; issued and outstanding 2,811,680 shares
   on September 30, 1997 and 1998, respectively.....   4,649,756     4,994,182
Shareholders' deficit:
 Convertible preferred stock; aggregate liquidation
   preference $850,000:
  Series A, $.001 par value. Authorized, issued and
    outstanding 850,000 shares on September 30, 1997
    and 1998, respectively..........................         850           850
 Common stock, $.001 par value. Authorized
   15,000,000 shares; issued and outstanding
   2,029,100 and 2,133,560 shares on September 30,
   1997 and 1998, respectively......................       2,029         2,134
 Additional paid-in capital.........................     863,482       906,496
 Accumulated deficit................................  (6,023,491)  (10,883,495)
                                                      ----------  ------------
  Total shareholders' deficit.......................  (5,157,130)   (9,974,015)
                                                      ----------  ------------
   Total liabilities, redeemable preferred stock and
     shareholders' deficit..........................  $1,065,089  $  2,593,734
                                                      ==========  ============

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                            STATEMENTS OF OPERATIONS

                                          PERIOD FROM
                                         NOVEMBER 21,
                                         1995 (DATE OF
                                          INCEPTION)    YEARS ENDED SEPTEMBER
                                            THROUGH              30,
                                         SEPTEMBER 30, ------------------------
                                             1996         1997         1998
                                         ------------- -----------  -----------
Revenue:
 Market research.......................   $       --   $       --   $   160,750
 Sponsorship...........................           --        75,418      190,000
 Other revenue.........................           --           762        2,016
                                          -----------  -----------  -----------
  Total revenue........................           --        76,180      352,766
                                          -----------  -----------  -----------
Operating expenses:
 Sales and marketing...................       171,134      562,085      543,449
 Community/content development.........       308,160    1,126,024    1,142,165
 Research and development..............       260,147    1,467,348    1,041,168
 General and administrative............       410,529    1,413,332    1,802,290
                                          -----------  -----------  -----------
  Total operating expenses.............     1,149,970    4,568,789    4,529,072
                                          -----------  -----------  -----------
  Loss from operations.................    (1,149,970)  (4,492,609)  (4,176,306)
Other income (expense):
 Interest income.......................           --        68,887        8,708
 Interest expense......................        18,505      (86,868)    (347,980)
                                          -----------  -----------  -----------
  Net loss before provision for income
    taxes..............................    (1,168,475)  (4,510,590)  (4,515,578)
Provision for income taxes.............           --           --           --
                                          -----------  -----------  -----------
  Net loss.............................    (1,168,475)  (4,510,590)  (4,515,578)
Accretion of Series B preferred stock
  dividends............................           --      (344,426)    (344,426)
                                          -----------  -----------  -----------
  Net loss attributed to common
    shareholders.......................   $(1,168,475) $(4,855,016) $(4,860,004)
                                          ===========  ===========  ===========
Net loss per common share--basic and
  diluted..............................   $     (0.58) $     (2.40) $     (2.35)
Shares used in computing net loss per
  common share--basic and diluted......     2,002,000    2,019,113    2,069,072

                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                            PREFERRED                                     STOCK
                          STOCK SERIES A   COMMON STOCK    ADDITIONAL  SUBSCRIPTION                    TOTAL
                          -------------- -----------------  PAID-IN        NOTE      ACCUMULATED   SHAREHOLDERS'
                          SHARES  AMOUNT  SHARES   AMOUNT   CAPITAL     RECEIVABLE     DEFICIT        DEFICIT
                          ------- ------ --------- ------- ----------  ------------ -------------  -------------
Balance, at November 21,
  1995 (date of
  inception)............      --  $ --         --  $   --  $     --       $  --     $         --   $        --
 Preferred stock--less
   issuance costs.......  850,000   850        --      --    806,647         --               --        807,497
 Common stock issued....      --    --   2,002,000   2,002       --        2,002              --            --
 Consulting expense on
   stock option grants..      --    --         --      --    105,925         --               --        105,925
 Net loss...............      --    --         --      --        --          --        (1,168,475)   (1,168,475)
                          ------- -----  --------- ------- ---------      ------    -------------  ------------
Balance at September 30,
  1996..................  850,000   850  2,002,000   2,002   912,572      (2,002)      (1,168,475)     (255,053)
 Exercise of stock
   options..............      --    --      27,100      27     2,683         --               --          2,710
 Consulting expense on
   stock option grants..      --    --         --      --     42,558         --               --         42,558
 Adjustment to
   consulting expense on
   stock options........      --    --         --      --    (94,331)        --               --        (94,331)
 Repayment of stock
   subscription note
   receivable...........      --    --         --      --        --        2,002              --          2,002
 Accretion of Series B
   preferred stock
   dividends............      --    --         --      --        --          --          (344,426)     (344,426)
 Net loss...............      --    --         --      --        --          --        (4,510,590)   (4,510,590)
                          ------- -----  --------- ------- ---------      ------    -------------  ------------
Balance at September 30,
  1997..................  850,000   850  2,029,100   2,029   863,482         --        (6,023,491)   (5,157,130)
 Exercise of stock
   options..............      --    --     104,460     105    14,032         --               --         14,137
 Issuance of stock
   warrants.............      --    --         --      --     21,876         --               --         21,876
 Consulting expense on
   stock option grants..      --    --         --      --      7,106         --               --          7,106
 Accretion of Series B
   preferred stock
   dividends............      --    --         --      --        --          --          (344,426)     (344,426)
 Net loss...............      --    --         --      --        --          --        (4,515,578)   (4,515,578)
                          ------- -----  --------- ------- ---------      ------    -------------  ------------
Balance at September 30,
  1998..................  850,000 $ 850  2,133,560 $ 2,134 $ 906,496      $  --     $ (10,883,495) $ (9,974,015)
                          ======= =====  ========= ======= =========      ======    =============  ============



                See accompanying notes to financial statements.

                          SAPIENT HEALTH NETWORK, INC.

                            STATEMENTS OF CASH FLOWS

                                    PERIOD FROM
                                    NOVEMBER 21,
                                   1995 (DATE OF    YEARS ENDED SEPTEMBER 30,
                                 INCEPTION) THROUGH --------------------------
                                 SEPTEMBER 30, 1996     1997          1998
                                 ------------------ ------------  ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
 Net loss.......................    $(1,168,475)    $ (4,510,590) $ (4,515,578)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
   amortization.................         43,936          204,105       326,058
  Loss on disposal of property
   and equipment................            --             1,659           --
  Non-cash consulting expense
   for stock option grants......        105,925          (51,773)        7,106
  Change in assets and
   liabilities:
   Accounts receivable..........            --            (2,113)      (32,442)
   Unbilled revenue.............            --               --       (536,333)
   Prepaid expenses and other
    current assets..............        (31,166)           4,396       (24,960)
   Deposits.....................        (64,321)          (3,713)         (474)
   Restricted investment........            --          (200,000)          --
   Accounts payable.............        209,283          203,027        64,217
   Accrued liabilities..........         22,537           37,416        21,134
   Deferred revenue.............            --               --        506,333
                                    -----------     ------------  ------------
 Net cash used in operating
  activities....................       (882,281)      (4,317,586)   (4,184,939)
                                    -----------     ------------  ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
 Acquisitions of property and
  equipment.....................        (47,384)        (169,958)      (74,290)
 Increase in other assets
  related to patents............            --           (25,997)       (5,089)
                                    -----------     ------------  ------------
 Net cash used in investing
  activities....................        (47,384)        (195,955)      (79,379)
                                    -----------     ------------  ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
 Repayment of stock subscription
  note receivable...............            --             2,002           --
 Borrowings under bank line of
  credit........................            --           600,000           --
 Principal payments on capital
  leases........................        (28,256)        (128,406)     (225,415)
 Proceeds from preferred and
  common stock offerings........        807,497            2,710        14,137
 Proceeds from redeemable
  preferred stock offering......        165,000        4,140,330           --
 Borrowings under convertible
  promissory notes..............            --               --      5,523,795
 Proceeds from issuance of
  warrants......................            --               --         21,876
 Increase in other assets
  related to financing costs....            --               --        (28,087)
                                    -----------     ------------  ------------
 Net cash provided by financing
  activities....................        944,241        4,616,636     5,306,306
                                    -----------     ------------  ------------
 Net increase in cash...........         14,576          103,095     1,041,988
 Cash at beginning of year......            --            14,576       117,671
                                    -----------     ------------  ------------
 Cash at end of year............    $    14,576     $    117,671  $  1,159,659
                                    ===========     ============  ============
SUPPLEMENTAL DISCLOSURES:
 Cash paid during year for
  interest......................    $    18,505     $     86,868  $    114,907
                                    ===========     ============  ============
 Non-cash investing and
  financing activities:
  Equipment acquired under
   capital lease obligations....    $   321,603     $    335,259  $    111,040
                                    ===========     ============  ============
  Accretion of redemption
   preference...................    $       --      $    344,426  $    344,426
                                    ===========     ============  ============

                See accompanying notes to financial statements.

                         SAPIENT HEALTH NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1997 AND 1998

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Sapient Health Network, Inc. (the Company), an Oregon Corporation, was founded in November 1995 and creates online disease specific patient communities on the World Wide Web, through which it brings members personalized, condition-specific information and interactive community features. The Company provides members with an extensive reference library, in-depth reports on current topics and daily news articles from Reuters Medical News. Through message boards and live chat rooms, members can share personal experiences and coping strategies and provide each other emotional support. The Company currently hosts ten online communities for patients interested in asthma, breast cancer, cardiovascular disease, depression, diabetes, fibromyalagia (FMS) chronic fatigue immune dysfunction syndrome, hepatitis C, prostate cancer, obesity, women's health and kidney failure.

  For the period November 31, 1995 (date of inception) through September 30, 1996 and the year ended September 30, 1997, the Company was a development stage enterprise.

 Revenue Recognition

  Revenue from market research contracts is recognized upon delivery and acceptance of the product by the customer. The amount of revenue for specific projects is determined by market pricing models or associated direct costs of the delivered and accepted product.

  Revenue from sponsorship contracts for Web development and related activities is recognized in time milestones, usually prorated over the length of the agreement. Revenue from additional specified projects within the sponsorship contract is determined by precedent pricing models or associated direct costs of the project, and recognized when delivered and accepted by the customer.

  Deferred revenue and unbilled revenue represent amounts to be recognized and billed upon project completion or upon achievement of project milestones. Contracts may have termination and refund provisions that require payment for all work completed through date of termination notice. Contracts may have nonrefundable fees due upon signing associated with upfront set up costs that are not related to project milestones or product deliverables. These fees are recognized upon signing.

  All of the Company's revenues for the years ended September 30, 1997 and 1998 were from sales in the U.S.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful life of the assets, generally three years. Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated useful life of the assets, generally three years.

  Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated.

 Restricted Investment

  The Company has a certificate of deposit held by a bank as collateral for a $200,000 standby letter of credit for costs incurred by the landlord, for the Company's office space remodeling.

                         SAPIENT HEALTH NETWORK, INC.

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Other Assets

  Other assets consist primarily of patents and legal costs to obtain financing. Patents are amortized using the straight-line method over the estimated future economic benefit, which is generally three years. Financing costs are amortized over the life of the loan unless conversion is expected within a twelve month period, in which case they are netted against the proceeds upon conversion. Amortization expense for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998 was $3,029, $8,036 and $10,949,
respectively. Accumulated amortization at September 30, 1997 and 1998 was $11,065 and $22,014, respectively.

 Research and Development Expenditures

  The Company incurs research and development expenses relating to the development of its product. All research and development costs are expensed as incurred.

 Capitalized Software

  Under Statement of Financial Accounting Standards No. 86, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. The establishment of technological feasibility of the Company's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

 Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Estimates and assumptions are also used in the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

 Stock-Based Compensation

  The Company accounts for stock-based compensation using Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion
25) intrinsic-value-based method adding pro-forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial

                         SAPIENT HEALTH NETWORK, INC.

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro-forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

 Net Loss Per Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary and fully diluted earnings per share, outstanding nonvested shares are not included in the computations of basic and diluted earnings per share until the time-based vesting restriction has lapsed. Basic earnings per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

 Fair Value of Financial Instruments

  The Company's financial instruments consist of cash, accounts receivable, accounts payable, capital leases, convertible promissory notes and the line of credit. At September 30, 1997 and 1998, the fair value of the Company's receivables, payables, line of credit, capital lease obligations and convertible promissory notes approximated fair value.

 Advertising

  The Company expenses the costs of advertising when the costs are incurred. Advertising expense was approximately $2,000, $229,000 and $519,000 for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, respectively.

 Reclassifications

  Certain amounts for 1996 and 1997 have been reclassified to conform to the presentation for 1998. Such reclassifications have no effect on previously reported results of operations.

 Effect of Recent Accounting Pronouncements

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes requirements for disclosure of comprehensive income. The objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of earlier financial statements for comparative purposes is required. The Company does not expect implementation to have a significant impact on its financial statements.

  Also in June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS 131 requires public companies to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the company's products and services, its activities in different geographic areas and its reliance on major customers. The basis for determining the company's operating segments is the manner in which management operates the business. SFAS 131, is effective for fiscal years beginning after December 15, 1997. The Company does not expect implementation to have a significant impact on its financial statements.

                         SAPIENT HEALTH NETWORK, INC.

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides guidance on applying generally accepted accounting principles in recognizing revenue of software transactions. The Company adopted SOP 97-2 on January 1, 1998. The impact to the Company's financial statements was not material.

  Related to the SOP 97-2, the AICPA issued SOP 98-4 Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition. SOP 98-4 defers for the one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence of the fair value of various elements in a multiple element arrangement. The impact on the Company's financial statements is not expected to be material.

  In April 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. The SOP requires that costs incurred during start-up activities, including organizational costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Restatement of previously issued financial statements is not permitted. The Company does not expect implementation to have a significant impact on its financial statements.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in the results of operations unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not expect SFAS 133 to have a material impact on its financial statements.

(2) LIQUIDITY

  To meet the cash flow needs of the Company in fiscal 1999, the Company will need to issue additional equity securities, borrow additional funds, or obtain other financing. The Company has no commitments for additional financing and there can be no assurance that such financing will be available on satisfactory terms, if at all. The accompanying financial statements have been prepared on the basis that the Company will be able to meet its cash needs and continue as a going concern. See note 15.

(3) PROPERTY AND EQUIPMENT

  Property and equipment at September 30, consists of the following:

                                                            1997        1998
                                                          ---------  ----------
     Computers and related equipment..................... $ 814,260  $  998,368
     Furniture and office equipment......................    21,690      15,532
     Leasehold improvements..............................    36,595      43,975
                                                          ---------  ----------
                                                            872,545   1,057,875
     Less accumulated depreciation and amortization......  (236,976)   (552,085)
                                                          ---------  ----------
                                                          $ 635,569  $  505,790
                                                          =========  ==========

  Depreciation and amortization expense on property and equipment was $40,907, $196,069 and $315,109 for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, respectively.

                         SAPIENT HEALTH NETWORK, INC.

(4) CAPITAL LEASES

  The Company is obligated for equipment under various capital leases that expire at various dates through 2001. These leases are secured by the related equipment. At September 30, 1997 and 1998, the gross amount of the equipment acquired under capital leases was $656,862 and $774,386, respectively, and related accumulated amortization was $187,466 and $472,564, respectively.

  Amortization of assets held under capital leases is included with depreciation and amortization expense in the accompanying financial statements.

  Future minimum capital lease payments are as follows:

     YEAR ENDING SEPTEMBER 30:
      1999........................................................  $ 241,978
      2000........................................................    142,396
      2001........................................................     39,077
                                                                    ---------
      Total minimum lease payments................................    423,451
      Less amount representing interest...........................    (37,626)
                                                                    ---------
       Present value of net minimum capital lease payments........    385,825
      Less current installments of obligations under capital
        leases....................................................   (214,801)
                                                                    ---------
       Obligations under capital leases, net of current
         installments.............................................  $ 171,024
                                                                    =========

(5) LINE OF CREDIT

  The Company utilizes a $600,000 revolving line of credit agreement with a bank at an annual interest rate of prime plus 1% (9.5% at September 30, 1998). Amounts outstanding under the line of credit were $600,000 at September 30, 1997 and 1998, respectively. The bank holds a security interest in the Company's assets throughout the term of this loan, due October 1, 1998. The line was renewed subsequent to year end, as discussed in note 14.

(6)  CONVERTIBLE PROMISSORY NOTES

  The Company issued the following convertible promissory notes in fiscal
1998:

  . In October 1997, $1,020,000 at 10% interest per annum, principal and interest converted to Series B Preferred Stock in October 1998. (See note 14)

  . In March 1998, $2,000,000 in senior debt at 8% interest per annum, with the lender having the option to convert principal amount into equivalent equity securities at due date in March 1999.

  . In July 1998, $2,275,400 at 8% per annum, principal and interest to convert to equivalent equity securities in January 1999.

  The outstanding balance at September 30, 1998 includes accrued interest payable on these notes.

(7) INCOME TAXES

  Due to the Company's losses before income taxes in each period since inception there has been no provision for federal and state income taxes for the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998.

                         SAPIENT HEALTH NETWORK, INC.

(7) INCOME TAXES--(CONTINUED)

  The reconciliation of the statutory federal income tax rates to the Company's effective income tax rate is as follows:

                                             THE PERIOD FROM   YEARS ENDED
                                            NOVEMBER 21, 1995   SEPTEMBER
                                                 (DATE OF          30,
                                            INCEPTION) THROUGH -------------
                                            SEPTEMBER 30, 1996 1997    1998
                                            ------------------ -----   -----
     Federal statutory rate................       (34.0)%      (34.0)% (34.0)%
     State income taxes, net of federal
       benefit.............................        (4.4)        (4.4)   (4.4)
     Change in valuation allowance.........        38.5         39.3    39.2
     Other, net............................        (0.1)        (0.9)   (0.8)
                                                  -----        -----   -----
                                                    --  %        --  %   --  %
                                                  =====        =====   =====

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax assets as of September 30 are as follows:

                                                          1997         1998
                                                       -----------  -----------
     DEFERRED TAX ASSETS:
      Net operating loss carryforwards...............  $ 1,840,300  $ 3,653,900
      Option compensation............................       57,000       31,000
      Amortization of startup and organizational
        costs........................................      278,300      210,000
      Research and experimentation credits...........       56,000       87,800
      Other..........................................       15,800       13,900
                                                       -----------  -----------
                                                         2,247,400    3,996,600
      Valuation allowance............................   (2,222,800)  (3,992,700)
                                                       -----------  -----------
       Net deferred tax assets.......................       24,600        3,900
     DEFERRED TAX LIABILITIES:
      Depreciation and amortization..................      (24,600)      (3,900)
                                                       -----------  -----------
       Net deferred tax assets.......................  $       --   $       --
                                                       ===========  ===========

  The valuation allowance for deferred tax assets as of September 30, 1997 and 1998, was $2,222,800 and $3,992,700, respectively. The net change in the total valuation allowance for the period November 21, 1995 (date of inception) through September 30, 1996 and the years ended September 30, 1997 and 1998, was an increase of $450,000, $1,772,800 and $1,769,900, respectively.

  At September 30, 1998, the Company has net operating loss carryforwards of approximately $9,526,000 and research and experimentation credit carryforwards of $87,800 to offset future federal taxable income and income taxes, if any, through 2017. As defined in Internal Revenue Section 382, the utilization of a portion of the net operating loss and credit carryforwards may be limited due to a change in ownership caused by additional investors, occurring on November 1, 1996. The Company believes no additional ownership changes have occurred, however a formal analysis has not been completed.

                         SAPIENT HEALTH NETWORK, INC.

(8) STOCK OPTION PLAN

  Effective January 30, 1996, the Company adopted a Stock Option Plan (the
Plan) which provides for the granting of stock options to employees, directors and consultants within the meaning of Section 442 of the Internal Revenue Code, and non-statutory stock options. The right to exercise these options vests from zero to forty-eight months. The Company has reserved 1,500,000 shares of common stock for issuance upon exercise of options granted under the Plan.

  As of September 30, 1998, 1,097,409 options remain outstanding pursuant to the Plan. The per share weighted-average fair value of stock options granted during the period from November 21, 1995 (date of inception) through September 30, 1996 and the years ended 1997 and 1998 were $.10, $.16 and $.27, respectively, on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                THE PERIOD
                                                   FROM
                                               NOVEMBER 21,
                                               1995 (DATE OF
                                                INCEPTION)      YEARS ENDED
                                                  THROUGH      SEPTEMBER 30,
                                               SEPTEMBER 30, ------------------
                                                   1996        1997      1998
                                               ------------- --------  --------
   Dividend yield.............................        --          --        --
   Expected volatility........................        100%        100%      100%
   Risk-free interest rate....................        5.7%          6%      6.5%
   Expected life..............................   10 years    10 years  10 years

  The total value of options granted during the period September 21, 1995 (date of inception) through September 30, 1996 and for the years ended September 30, 1997 and 1998 were $18,281, $36,691 and $35,681, respectively, which would be amortized on a straight-line basis over the vesting period of the options (typically four years).

  The Company applies Accounting Principle Bulletin Opinion No. 25 in accounting for stock options issued to employees and directors under the Plan, accordingly, no compensation cost has been recognized for these stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123 the Company's net loss would have been increased to the pro forma amounts indicated below:

                                          THE PERIOD
                                         FROM NOVEMBER
                                           21, 1995
                                           (DATE OF
                                          INCEPTION)         YEARS ENDED
                                            THROUGH         SEPTEMBER 30,
                                         SEPTEMBER 30, ------------------------
                                             1996         1997         1998
                                         ------------- -----------  -----------
   Net loss:
    As reported.........................  $(1,168,475) $(4,510,590) $(4,515,578)
    Pro forma...........................  $(1,169,822) $(4,518,701) $(4,530,958)

                         SAPIENT HEALTH NETWORK, INC.

(8) STOCK OPTION PLAN (CONTINUED)

  Activity under the Plan is as follows:

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                            NUMBER OF  EXERCISE
                                                             SHARES      PRICE
                                                            ---------  ---------
   Options outstanding at January 30, 1996
     (date of the Plan adoption)...........................       --     $--
   Granted.................................................   396,125     .10
   Exercised...............................................       --      --
   Canceled................................................       --      --
                                                            ---------    ----
   Options outstanding at September 30, 1996...............   396,125     .10
   Granted.................................................   652,239     .16
   Exercised...............................................   (27,100)    .10
   Canceled................................................   (68,246)    .10
                                                            ---------    ----
   Options outstanding at September 30, 1997...............   953,018     .14
   Granted.................................................   379,375     .27
   Exercised...............................................  (104,460)    .14
   Canceled................................................  (130,524)    .12
                                                            ---------    ----
   Options outstanding at September 30, 1998............... 1,097,409    $.19
                                                            =========    ====

  At September 30, 1998, the weighted-average exercise price and weighted-average remaining contractual life of outstanding options was $.19 and nine years, respectively.

  At September 30, 1998, 603,282 outstanding options were currently exercisable, and the weighted-average exercise price of these options was $.14.

(9) REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT

 Preferred Stock

  The Company is authorized to issue up to 10,000,000 shares of preferred stock. During fiscal 1998, the Company amended its articles of incorporation to designate a new series of preferred stock, designated as Series C preferred stock, and to amend certain terms of the rights, privileges and preferences of its Series B preferred stock. Following such amendment, the Company had three series of convertible preferred stock, designated as Series A, B and C preferred stock. The Company's Series B and C preferred stock is redeemable as described more fully below. The material rights, preferences, privileges and restrictions for each series of preferred stock are summarized below:

 Dividends

  Holders of the Series B and C preferred stock shall be entitled to receive cumulative dividends of eight percent (8%) of the original issue per share price of each such series per share per annum prior and in preference to the holders of any other stock of the Company. Such cumulative dividends shall cease to accrue when the balance of such cumulative dividends, whether paid or unpaid, equals, in the aggregate, two times the respective original issue price of the Series B and C preferred stock. The holders of the Series B and C preferred stock are also entitled to receive an amount equal per share to any dividend declared and paid to holders of the Company's common stock. The holders of the Series A preferred stock are entitled to receive an amount equal per share to any dividend declared and paid to holders of the Company's common stock.

                         SAPIENT HEALTH NETWORK, INC.

(9) REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT--(CONTINUED)

 Liquidation Preferences

  Upon the occurrence of a liquidation event, such as a dissolution of the Company or a merger or sale of assets, the holders of Series C preferred stock shall be entitled to receive in preference to holders of Series A and B preferred stock and common stock an amount equal to the proportion that the Series C preferred stock represents to the fully diluted capital stock of the Company, the holders of Series B preferred stock shall be entitled to receive in preference to holders of Series A preferred stock and common stock an amount equal to the original issue price of the Series B preferred stock, the holders of Series A preferred stock shall be entitled to receive in preference to holders of common stock an amount equal to up to the original issue price of the Series A preferred stock, the holders of Series B preferred stock shall be entitled to then receive in preference to the holders of common stock up to an amount equal to two times the original issue price of the Series B preferred stock, and thereafter, the holders of Series A, B and C preferred stock shall share any remaining proceeds on a pro rata basis with the holders of common stock based on the number of shares of common stock held by each, assuming full conversion of the Series A, B and C preferred stock.

 Conversion

  Holders of the Series A, B and C preferred stock may convert all or part of their shares at any time after the date of issuance into such number of common stock as is determined by multiplying such number of shares by the series conversion rate in effect at the time. Conversion is automatic upon the closing of an IPO of the Company's common stock at a price of not less than $6.16 per share and with aggregate gross proceeds of not less than $20,000,000 or by written consent or agreement of the holders of two-thirds of the outstanding shares of Series A, B and C preferred stock voting together as a single class.

 Redemption

  The Company shall redeem the Series B and C preferred stock at the option of the holders of such preferred stock after September 30, 2001 and before September 30, 2004, subject to reasonable financial stability considerations, payable in eight equal quarterly installments. The holders of the Series B and C preferred stock shall be entitled to a redemption price per share equal to the original issuance price, plus accrued and unpaid dividends with respect to such shares.

 Common Stock

  The Company is authorized to issue up to 15,000,000 shares of common stock. The common stock shareholders have voting rights and, subject to any preferential rights granted to any series of preferred shareholders, are entitled to receive distributions legally payable to shareholders upon liquidation of the Company.

 Warrants

  During fiscal 1997, the Company issued warrants to investors. Each warrant permits the holder to purchase one share of the Company's common stock. At September 30, 1998 warrants to purchase 67,788 shares and 34,016 shares at exercise prices of $2.25 and $0.16, respectively were outstanding. Each of the warrants are exerciseable within five years from the date of purchase.

  During fiscal 1998, in connection with the convertible promissory note financing, the Company issued 871,226 warrants to purchase Series B Preferred Stock to investors. The warrants are exercisable at a price of $1.54 per share within ten years from date of issuance.

                         SAPIENT HEALTH NETWORK, INC.

(9) REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT--(CONTINUED)

  The holders/subscribers of shares of stock and stock warrants are subject to the restrictions set forth in Shareholder Agreements/Subscription Agreements. The terms of these agreements primarily relate to the right of first refusal. Before any common shareholder may sell or otherwise transfer any share of common stock, such shares shall first be offered to the Company.

(10) RETIREMENT BENEFIT PLAN

  The Company sponsors a defined contribution 401(k) plan (the Retirement
Plan). Employees who are at least 21 years old are eligible to participate in the Retirement Plan beginning the month subsequent to employment. Participants may defer up to 15% of eligible compensation. Currently, the Company does not provide matching contributions for the Retirement Plan.

(11) COMMITMENTS AND CONTINGENCIES

 Leases

  The company leases office space under a non-cancelable operating leases which expire at various times through May 2004.

  Future minimum lease payments under the operating lease is as follows:

   YEAR ENDING SEPTEMBER 30:
    1999........................................................... $  264,212
    2000...........................................................    273,012
    2001...........................................................    273,012
    2002...........................................................    273,012
    2003...........................................................    273,012
    Thereafter.....................................................    182,008
                                                                    ----------
                                                                    $1,538,268
                                                                    ==========

  Total rent expense under operating leases was $18,284, $93,011 and $230,182 for the period from November 21, 1995 (date of inception) through September 30, 1996 and for the years ended September 30, 1997 and 1998, respectively.

 Litigation

  From time to time the Company may be involved in various legal actions in the normal course of business. Management is of the opinion that the outcome of such actions will not have a material adverse effect on the Company's financial condition.

(12) CUSTOMER INFORMATION

  The Company had one customer that accounted for approximately 25% and 59% in 1997 and 1998, respectively, of the Company's revenues.

                         SAPIENT HEALTH NETWORK, INC.

(13) RISK OF TECHNOLOGICAL CHANGE

 Contingencies and Factors that Could Affect Future Results

  A substantial portion of the Company's revenues each year are generated from the development of websites and market research performed over the Internet. In the extremely competitive industry environment in which the Company operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of demand as well as successful management of various development risks inherent to the Internet. In light of these dependencies, it is possible that failure to successfully manage future changes in technology with respect to the Internet could have long-term impact on the Company's growth and results of operations.

(14) SUBSEQUENT EVENTS

  The convertible promissory notes issued October 1997 were converted on October 9, 1998 to 732,895 shares of Series B Preferred Stock at $1.54 per share.

  The $600,000 bank line of credit, due October 1998, was subsequently amended. The new Agreement reduced the line to $500,000 and extends maturity through December 31, 1998. A warrant to purchase 16,234 shares of Series B Preferred Stock was granted in consideration for this Amendment.

(15) UNAUDITED RECENT DEVELOPMENT

  On January 4, 1999, the Company entered into a merger agreement with WebMD. Pursuant to the merger agreement, among other things, all issued and outstanding shares of the Company's common and preferred stock will be converted into the right to receive shares of preferred series B stock of WebMD,

  The acquisition is expected to provide the Company with the additional financial resources to continue operations. If the acquisition is not completed, the Company would have to find alternative financing sources to continue operations.

                       [LOGO OF WEBMD, INC. APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses in connection with the Offering described in the Registration Statement. All amounts are estimates except the SEC Registration Fee and the NASD fees:

   SEC Registration Fee............................................. $   15,290
   NASD fees........................................................      6,000
   Nasdaq fees......................................................     95,000
   Blue Sky Fees and Expenses.......................................      5,000
   Printing and Engraving...........................................    200,000
   Legal Fees and Expenses..........................................    750,000
   Accounting Fees and Expenses.....................................    500,000
   Transfer Agent Fees..............................................     10,000
   Miscellaneous Expenses...........................................     16,710
                                                                     ----------
     Total.......................................................... $1,598,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Georgia Business Corporation Code, as amended (the "Georgia Law"), permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director for: (i) an appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) unlawful corporate distributions; or (iv) any transaction from which the director received an improper personal benefit. This provision relates only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia Law (and not for violation of other laws, such as the federal securities laws). The Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), exonerate the Company's directors from monetary liability to the extent described above.

  In addition to such rights as may be provided by law, the Company's Amended and Restated Bylaws (the "Bylaws") provide broad indemnification rights to the Company's directors and such officers, employees and agents as may be selected by such directors, with respect to various civil and criminal liabilities and losses which may be incurred by such director, officer, agent or employee pursuant to any pending or threatened litigation or other proceedings, except that such indemnification does not apply in the same situations described above with respect to the exculpation from liability of the Company's directors. The Company is also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by such person in defending against any such liabilities and losses, as long as such person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to the Company any advances made under the Bylaws. Any amendment or other modification to the Bylaws which limits or otherwise adversely affects the rights to indemnification currently provided therein shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice thereof to the indemnified parties.

  The Company has entered into separate indemnification agreements with each of its directors and certain of its officers, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements may not be abrogated by action of the shareholders. In addition, the Company holds an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Company for a wrongful act that they may become legally obligated to pay or for which the Company is required to indemnify the directors or officers.

  The Company believes that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

  Reference is hereby made to Section   of the Underwriting Agreement, the
form of which is filed as Exhibit 1.1 hereto, in which the Underwriters agree to indemnify the directors and officers of the Company and certain other persons against certain civil liabilities.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The share numbers presented below are provided with respect to the shares of Common Stock, Series B Common Stock, Series C Common Stock, Series D Common Stock, Series E Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and reflect the recapitalization on a share for share basis into Common Stock which will occur upon the completion of the offering.

  In January 1997, the Company sold an aggregate of 3,450,000 shares of Common Stock to four investors at a price of $0.002 per share as the initial issuances of stock in the Company. Each of the investors was an accredited investor.

  In December 1996, the Company entered into a $500,000 convertible promissory note with an accredited investor. In April 1997, the investor converted the outstanding principal amount and promissory note and accrued interest thereon into 509,305 shares of Common Stock at a price of $1.00 per share.

  In March 1997, the Company issued 3,450,000 shares of Common Stock in exchange for 3,450,000 shares of common stock of Endeavor to four investors pursuant to an agreement of merger. Each of the investors were accredited.

  From February 1997 to July 1998, the Company sold 2,797,500 shares of Common Stock to 35 accredited investors at a price of $2.00 per share.

  In August 1996, Endeavor borrowed $200,000 from an accredited investor. In March 1998, the Company converted the debt into 100,000 shares of Common Stock at a price of $2.00 per share.

  In August 1997, the Company borrowed $4.0 million from Sirrom Investments, Inc. ("Sirrom"). In connection with this loan, the Company issued Sirrom warrants to purchase 557,490 shares of Common Stock at $0.01 per share.

  In December 1997, the Company sold 1.1 million shares of Common Stock to Premiere Technologies, Inc. ("Premiere Technologies") at a price of $2.00 per share and issued a warrant to purchase an additional 1.0 million shares of Common Stock at an exercise price of $2.00 per share. In April 1998, Premiere Technologies exercised the outstanding warrant in full.

  From January 1997 to August 1998, the Company granted options to purchase 2,101,422 shares of Common Stock at an exercise price of $2.00 per share to directors, executive officers, employees, independent sales representatives and consultants and options to purchase 28,114 shares of Common Stock at an exercise price of $4.00 per share to employees and independent sales representatives. From November 1998 to December 1998, the Company granted options to purchase 1,950,000 shares of Common Stock at an exercise price of $15.00 per share to certain executive officers. From December 1998 to January 1999, the Company granted options to purchase 827,000 shares of Common Stock at an exercise price of $20.00 per share to employees. As of September 16, 1998, options to purchase 120,000 shares at an exercise price of $2.00 had been exercised.

  In July 1998, the Company issued to Matria Healthcare, Inc. ("Matria") a warrant to purchase 80,000 shares of Common Stock at an exercise price equal to the price offered to the public hereby.

  In August 1998, the Company sold 667,000 shares of Common Stock to HBO & Company of Georgia ("HBOC") at a price of $15.00 per share. In connection with the sale of stock to HBOC, the Company issued to HBOC a warrant to purchase 300,000 shares of Common Stock at $18.00 per share.

  In September 1998, the Company sold 134,000 shares of Common Stock to Matria at a price of $15.00 per share. In connection with the sale of stock to Matria, the Company issued to Matria a warrant to purchase 60,000 shares of Common Stock at $18.00 per share.

  In October 1998, the Company issued 30,000 shares of restricted stock in exchange for corporate communications services.

  In December 1998, the Company issued 50,000 shares of Common Stock to certifiedemail.com, Inc. in exchange for all of its assets. The exchange price per share was equal to $20.00.

  In January 1999, the Company issued 1,750,000 shares of Common Stock to SHN in exchange for all of the outstanding stock, options and warrants and certain convertible debt of Sapient Health Network, Inc. The exchange prices per share was equal to $20.00.

  In January 1999, the Company issued 625,000 shares of Common Stock in exchange for all of the outstanding stock, options and warrants and certain convertible debt of Direct Medical Knowledge, Inc. The exchange prices per share was equal to $20.00.

  In January 1999, the Company sold 1,698,750 shares of Common Stock to 21 holders at a price of $20.00 per share.

  In January 1999, the Company issued warrants to purchase an aggregate of 900,000 shares of Common Stock at an exercise price of $20.00 per share.

  In January 1999, the Company issued 180,000 shares of Common Stock in exchange for life sciences content.

  In January 1999, the Company issued 100,000 shares of Common Stock to Nationwide Medical Services, Inc. in exchange for a 30% interest in such Company.

  Each issuance of securities described above was made in reliance on one or more of the exemptions from registration provided by Sections 3(a)(11), 4(2) and 4(6) of the Securities Act, Regulation D and Rule 701, as promulgated by the Commission pursuant to the Securities Act. Recipients of securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients of these securities had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a) Exhibits

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  1.1*       Form of Underwriting Agreement.
  2.1        Asset Purchase Agreement between Matria Healthcare, Inc., Quality
              Diagnostic Services, Inc., Telemedics, Inc. and the Company dated
              July 21, 1998, but effective as of July 1, 1998.+**
  2.2        Asset Purchase Agreement between certifiedemail.com, Inc., Gary B.
              "Court" Coursey, Jr. and the Company dated December 31, 1998.+**
  2.3        Agreement and Plan of Merger dated as of January 4, 1999 between the Company, SHN Merger Corp. and Sapient Health Network, Inc.+
  2.4        Agreement and Plan of Merger dated as of January 12, 1999 by and among the Company, SHN Merger Corp., Direct Medical Knowledge,
              Inc., the shareholders of Direct Medical Knowledge, Inc. and Kemp
              Battle, the indemnitor representative.+
  2.5        Amendment to Agreement and Plan of Merger dated as of January 15,
              1999 by and among the Company, Direct Medical Knowledge, Inc.,
              SHN Merger Corp., the shareholders of Direct Medical Knowledge,
              Inc. and Kemp Battle, the indemnitor representative.+
  2.6        Stock Purchase Agreement dated as of January 28, 1999 between the
              Company and Nationwide Medical Services, Inc.+
             Amended and Restated Articles of Incorporation dated August 12,
  3.1         1998.**
  3.2        Articles of Amendment to the Amended and Restated Articles of
              Incorporation dated August 17, 1998.**
  3.3        Articles of Amendment to the Amended and Restated Articles of
              Incorporation dated August 24, 1998.**
  3.4        Articles of Amendment to the Amended and Restated Articles of
              Incorporation dated January 22, 1999.**
  3.5        Articles of Amendment to the Amended and Restated Articles of
              Incorporation dated January 26, 1999.**
  3.6        Amended and Restated Bylaws.**
  4.1        See Exhibits 3.1 through 3.6 for provisions of the Amended and
              Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws defining the rights of the holders of Common
              Stock of the Company.**
  4.2*       Specimen Common Stock Certificate.
  5.1*       Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
  9.1        Voting Agreement dated on or about January 14, 1999 between the
              Company and certain shareholders.
 10.1        Stock Purchase Warrant between Sirrom Capital Corporation and the
              Company dated August 29, 1997 (as assigned to Sirrom Investments,
              Inc.).**
 10.2        Escrow Agreement dated as of January 28, 1999 by and among the
              Company, Nationwide Medical Services, Inc. and SunTrust Bank,
              Atlanta, as escrow agent.
 10.3        Registration Rights Agreement between Premiere Technologies, Inc.
              and the Company dated December 15, 1997.**
 10.4        Sublease Agreement between Premiere Technologies, Inc. and the
              Company dated December 15, 1997.**
 10.5        Equipment Lease between Premiere Technologies, Inc. and the
              Company dated December 15, 1997.**
 10.6        Co-Marketing and Integration Agreement between Premiere
              Communications, Inc. and the Company dated December 15, 1997.***
 10.7        Amendment 2 to the Co-Marketing & Integration Agreement dated
              February 17, 1999 between the Company and Premiere
              Communications, Inc.***
 10.8        Escrow Agreement between certifiedemail.com, Inc., SunTrust Bank,
              Atlanta and the Company dated December 31, 1998.**
 10.9        Stock Purchase Warrant between Matria Healthcare, Inc. and the
              Company dated July 21, 1998.**
 10.10       Noncompetition Agreement between Quality Diagnostic Services,
              Inc., Telemedics, Inc., Matria Healthcare, Inc. and the Company
              dated July 21, 1998, but effective as of July 1, 1998.**

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10.11       Management Services Agreement between Matria Healthcare, Inc. and the Company dated July 1, 1998.**
 10.12       Licensed Premises Agreement between Matria Healthcare, Inc. and the Company dated July 21, 1998.**
 10.13       Escrow Agreement dated January 22, 1999 among the Company,
              SunTrust Bank, Atlanta, as escrow agent, the shareholders of
              Direct Medical Knowledge, Inc. and Kemp Battle, as indemnitor representative.
 10.14       Noncompetition Agreement between Jeffrey T. Arnold, Matria
              Healthcare, Inc. and the Company dated July 21, 1998.**
 10.15       Form of Noncompetition Agreement between certain employees of the
              Company, Matria Healthcare, Inc. and the Company dated July 21,
              1998. (Certain employees include Rick Anderson, Jeff M. Brown and
              Stuart Gurr).**
 10.16       Noncompetition Agreement between Blake Whitney, Matria Healthcare,
              Inc. and the Company dated July 21, 1998.**
 10.17       Investment Agreement between HBO & Company of Georgia and the
              Company dated August 24, 1998 as amended by Amendment to
              Investment Agreement dated October 23, 1998.**/***
 10.18       Amendment to Investment Agreement dated as of October 23, 1998 between the Company and HBO & Company of Georgia.**/***
 10.19       Warrant between HBO & Company of Georgia and the Company dated
              August 24, 1998.**
 10.20       Investment Agreement between Matria Healthcare, Inc. and the
              Company dated September 1, 1998.**
 10.21       Warrant between Matria Healthcare, Inc. and the Company dated
              September 1, 1998.**
 10.22       Procurement and Trafficking Agreement between DoubleClick Inc. and the Company dated June 16, 1998.**/***
 10.23       Strategic Alliance Agreement between ENVOY Corporation and the
              Company dated June 15, 1998.**/***
 10.24       First Amended and Restated Siteman Interactive and Support
              Services Agreement (including Non-Exclusive License) between iXL,
              Inc. and the Company dated June 17, 1998.**/***
 10.25       iLearn Development and Interactive Services Agreement between iXL,
              Inc. and the Company dated June 17, 1998.**/***
 10.26       License Agreement between Network Computer, Inc. and the Company dated May 29, 1998.**/***
 10.27       Amendment No. 1 to the License Agreement between Network Computer,
              Inc. and the Company dated as of November 11, 1998.**/***
 10.28       Physician Service License and Service Agreement between Thomson
              Healthcare Information Company, Inc. and the Company dated July
              15, 1998.**/***
 10.29       Virtual Internet Provider (VIP) Agreement between UUNET
              Technologies, Inc. and the Company dated September 11,
              1998.**/***
 10.30       Lease Agreement between Quality Diagnostic Cardiac Services, Inc.
              and Pavilion Partners, L.P. dated September 16, 1996.**
 10.31       Sublease Agreement between Quality Diagnostic Services, Inc. and
              CardGuard USA, Inc. dated March 30, 1998.**
             Employment Agreement between Jeffrey T. Arnold and the Company
 10.32        dated September 30, 1998.**
 10.33       Employment Agreement between W. Michael Heekin and the Company dated July 11, 1997.**
             Employment Agreement between K. Robert Draughon and the Company
 10.34        dated February 1, 1998.**
 10.35       Memorandum of Understanding between William P. Payne, Premiere
              Technologies, Inc. and the Company dated July 6, 1998.**
 10.36       Amended and Restated 1997 Stock Incentive Plan.**
 10.37       Escrow Agreement dated January 25, 1999 by and among the Company,
              SunTrust Bank, Atlanta, as escrow agent, and Philippe Chambon, as the shareholder representative of the shareholders of Sapient
              Health Network, Inc.
 10.38       WebMD, Inc. Director Stock Option Plan.**
 10.39       Form of Director's and Officer's Indemnification Agreement.**
 10.40       Co-Marketing Agreement between E*TRADE Group, Inc. and the Company dated October 20, 1998.**/***

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
 10.41       License and Service Agreement between Delmar Publishers and the
              Company dated December 22, 1998.**/***
 10.42       Memorandum of Understanding between CNN Interactive, a division of
              Cable News Network, Inc., and the Company dated December 16,
              1998.**/***
 10.43       Strategic Distribution Alliance Agreement between HBO & Company of
              Georgia and the Company dated October 23, 1998.**/***
 10.44       Addendum to Strategic Distribution Alliance Agreement dated
              November 3, 1998 between the Company and HBO & Company of
              Georgia.**/***
 10.45       Internet Customization and Access Services Agreement between
              CompuServe Interactive Services, Inc. and the Company dated
              December 18, 1998.**/***
 10.46       Letter Agreement dated as of January 20, 1999 between the Company and McKesson HBOC, Inc.***
 10.47       Restated Shareholders Agreement between certain shareholders and the Company dated October 18, 1996.**
 10.48       First Amendment to Restated Shareholders Agreement between certain shareholders and the Company dated December 15, 1997.**
 10.49       Second Amendment to Restated Shareholders Agreement between certain shareholders and the Company dated August 24, 1998.**
 10.50       Third Amendment to Restated Shareholders Agreement between certain shareholders and the Company dated September 1, 1998.**
 10.51       Fourth Amendment to Restated Shareholders Agreement between certain shareholders and the Company dated January 21, 1999.**
 10.52       Shareholders Agreement between certain shareholders and the
             Company dated August 24, 1998.**
 10.53       First Amendment dated January 28, 1999 to Shareholders Agreement dated as of August 24, 1998 between the Company and certain shareholders.
 10.54       Letter Agreement and Related Documents dated December 31, 1998 between the Company and HBO & Company of Georgia.***
 10.55       Data License and Product Remarketer Agreement dated December 31,
              1998 by and between MediRisk, Inc. and the Company.***
 10.56       Content License Agreement dated as of December 31, 1998 between
              InteliHealth, Inc. and the Company.***
 10.57       Letter Agreement dated as of January 15, 1999 between the Company and Transcriptions, Ltd.***
 10.58       Registration Rights Agreement (the "1999 Registration Rights
              Agreement") dated as of January 13, 1999 among the Company and
              KEP VI, LLC, Hall Family Investments, L.P. and Holcombe T. Green,
              Jr.
 10.59       First Amendment dated as of January 22, 1999 between the Company and Croft & Bender, LLC. to the 1999 Registration Rights
              Agreement.
 10.60       Second Amendment dated as of January 25, 1999 between the Company and KEP VI, LLC, Hall Family Investments, L.P. and Holcombe T.
              Green, Jr. to the 1999 Registration Rights Agreement.
 10.61       Third Amendment dated as of January 27, 1999 between the Company and certain principals of Gleacher NatWest Inc. and Tenet
              Healthcare Corporation to the 1999 Registration Rights Agreement.
 10.62       Fourth Amendment dated as of January 28, 1999 between the Company and Trigon Healthcare, Inc. to the 1999 Registration Rights
              Agreement.
 10.63       Investment Agreement dated as of January 28, 1999 between the
              Company and Premier Purchasing Partners, L.P.
 10.64       Amendment dated January 27, 1999 to the Investment Agreement dated
              August 24, 1998 between the Company and HBO & Company of Georgia.
 10.65       Investment Warrant between Premier Purchasing Partners, L.P. and the Company dated January 28, 1999.
 10.66       Performance-based Warrant between Premier Purchasing Partners,
              L.P. and the Company dated January 28, 1999.
 10.67       Letter Agreement dated January 27, 1999 between the Company and
              Gleacher NatWest Inc.

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
 10.68       Warrant between Gleacher NatWest Inc. and the Company dated
              January 27, 1999.
 10.69       Letter Agreement dated January 28, 1999 between E. I. du Pont de
              Nemours and Company and the Company.***
 10.70       Stock Purchase Agreement dated January 28, 1999 between the
              Company and E. I. du Pont de Nemours and Company.
 10.71       Warrant between Nationwide Medical Services, Inc. and the Company dated January 28, 1999.
 10.72       License Agreement dated February 16, 1999 between American Health
             Consultants, Inc. and the Company.***
 21.1        Subsidiaries of the Company.**
 23.1*       Consent of Nelson Mullins Riley & Scarborough, L.L.P.
 23.2        Consent of Ernst & Young LLP.**
 23.3        Consent of KPMG Peat Marwick LLP.**
 23.4        Consent of PricewaterhouseCoopers LLP.**
 23.5        Consent of Berg & Company.**
 24.1        Power of Attorney (included on signature pages hereto).**
 27.1        Financial Data Schedule.**

--------
*  To be filed by amendment.

** Previously filed.

*** Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.
+ The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.

(b) Financial Statement Schedules

   Valuation and Qualifying Accounts Schedule

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Company hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 23rd day of February, 1999.

                                          WEBMD, INC.

                                                   /s/ Jeffrey T. Arnold
                                          By __________________________________
                                              JEFFREY T. ARNOLD CHAIRMAN AND
                                                  CHIEF EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed and on the dates indicated.

             SIGNATURES                        TITLE
                                                                     DATE

        /s/ Jeffrey T. Arnold          Chairman of the           February 23,
-------------------------------------   Board and Chief              1999
          JEFFREY T. ARNOLD             Executive Officer
                                        (Principal
                                        Executive Officer)

       /s/ K. Robert Draughon          Chief Financial           February 23,
-------------------------------------   Officer (Principal           1999
         K. ROBERT DRAUGHON             Financial and
                                        Accounting Officer)

                  *                    Vice Chairman of the      February 23,
-------------------------------------   Board                        1999
          WILLIAM P. PAYNE

              SIGNATURE                         TITLE
                                                                     DATE

                  *                     President, Chief         February 23,
-------------------------------------    Operating Officer           1999
          JAY P. GILBERTSON              and Director

                  *                     Executive Vice           February 23,
-------------------------------------    President, General          1999
          W. MICHAEL HEEKIN              Counsel, Secretary
                                         and Director

                  *                     Director                 February 23,
-------------------------------------                                1999
         ALBERT J. BERGONZI

                  *                     Director                 February 23,
-------------------------------------                                1999
        LUCIUS E. BURCH, III

                  *                     Director                 February 23,
-------------------------------------                                1999
        U. BERTRAM ELLIS, JR.

                  *                     Director                 February 23,
-------------------------------------                                1999
            J. REX FUQUA

                  *                     Director                 February 23,
-------------------------------------                                1999
          S. TAYLOR GLOVER

                  *                     Director                 February 23,
-------------------------------------                                1999
           BOLAND T. JONES

                  *                     Director                 February 23,
-------------------------------------                                1999
          JOUKO J. RISSANEN

                  *                     Director                 February 23,
-------------------------------------                                1999
           GLENN W. STURM

           /s/ Jeffrey T. Arnold
*By: ______________________________________
             JEFFREY T. ARNOLD

  ATTORNEY-IN-FACT PURSUANT TO
  POWER OF ATTORNEY GRANTED IN
  REGISTRATION STATEMENT (NO. 333-
  71359) AS FILED ON JANUARY 28,
  1999